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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          UNITED WATER RESOURCES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         Common Stock, No Par Value, Series A Cumulative Convertible Preference Stock, No par Value
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

         27,199,081
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         Merger Consideration of $35.00 per share
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         $983,564,824
     -------------------------------------------------------------------------


     (5) Total fee paid:

         $196,712.96
     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

         UNITED WATER RESOURCES INC.
     -------------------------------------------------------------------------


     (4) Date Filed:

         December 10, 1999
     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                     [LOGO]

                                                               December 10, 1999

Dear United Water Resources Inc. Stockholder:

   The board of directors of UWR has entered into a merger agreement to merge our company with a subsidiary of Lyonnaise American Holding, Inc., thereby causing our company to become a wholly-owned subsidiary of LAH. LAH currently holds approximately 30.1% of the outstanding shares of UWR common stock and is a wholly-owned subsidiary of Suez Lyonnaise des Eaux.

   We have scheduled a special meeting of the holders of the common stock and 5% series A cumulative convertible preference stock of United Water Resources, Inc. to approve the merger agreement. This special meeting will be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on Thursday, January 20, 2000, at 9:30 a.m.

   At this important meeting, you will be asked to approve the acquisition by Lyonnaise American Holding, Inc. of the shares of UWR common stock (approximately 70%) which it does not already own through the merger of UWR into a wholly-owned subsidiary of LAH. If the merger is completed, you will receive

  .  $35.00 for each share of UWR common stock you own and

  . $29.17 for each share of UWR series A preference stock you own immediately prior to the effective date of the merger.

In addition, under the merger agreement your board of directors has the right and intends to increase the regular quarterly dividend payable on UWR common stock above its customary dividend rate by an aggregate of $0.48 during the period between December 1, 1999 and the completion of the merger. (Holders of UWR series A preference stock will not receive this increased dividend.) As a result of the merger and the increased special dividend during this period, you will receive as consideration for the merger a total of $35.48 for each share of UWR common stock that you own. The proposed consideration payable per share of UWR common stock, $35.00 (which does not take into account the $0.48 increase in dividends that shareholders will receive prior to the date that the merger becomes effective), represents a premium of 52.3% over the $22.98 per share average closing price of UWR common stock for the 30 trading days immediately preceding UWR's announcement on August 18, 1999 that it was engaged in merger negotiations. During this trading period, UWR common stock closed at a low of $21.37 per share and a high of $24.53 per share.

   The board of directors of UWR unanimously approved the merger and has determined that the merger is advisable for, fair to, and in the best interests of, the UWR stockholders not affiliated with LAH. Your board of directors unanimously recommends that you vote "FOR" this transaction.

   We cannot complete the merger without the approval of each of (i) two-thirds of all of the outstanding shares of common stock of UWR not owned by Lyonnaise American Holding, Inc., (ii) two-thirds of all of the outstanding shares of UWR Series A Cumulative Convertible Preference Stock, and (iii) a majority of the shares of common stock voting at the special meeting. As a result, your vote is very important. Even if you plan to attend the special meeting, we urge you to mark, sign and date the enclosed proxy and return it promptly. You may also vote by telephone by calling the toll-free number on your proxy card. You have the option of revoking the proxy at any time or to vote your shares personally on request if you attend the meeting.

   If you do not return the proxy card or vote by telephone and do not vote at the meeting, it will have the same effect as if you voted AGAINST the transaction. Your vote is important no matter how many shares you hold.

                                        Yours very truly,

                                        /s/ Donald L. Correll___________________
                                        Donald L. Correll
                                        Chairman and Chief Executive Officer

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                  [LOGO]

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON JANUARY 20, 2000

                               ----------------

To the holders of the common stock and Series A Cumulative
Convertible Preference Stock of UNITED WATER RESOURCES INC.:

   NOTICE IS HEREBY GIVEN that a special meeting of the holders of the common stock and series A cumulative convertible preference stock of United Water Resources Inc., a New Jersey corporation ("UWR"), will be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on Thursday, January 20, 2000, at 9:30 a.m. for the following purpose, which is more fully described in the accompanying proxy statement:

  At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 20, 1999 (the "Merger Agreement"), by and among UWR, Lyonnaise American Holding, Inc. ("LAH"), LAH Acquisition Co., ("LAH Acquisition") and Suez Lyonnaise des Eaux ("SLDE"). If the stockholders of UWR adopt the Merger Agreement and the merger is completed, LAH Acquisition Co. will be merged with and into UWR, with
  (i) each outstanding share of UWR common stock being converted into the right to receive $35.00 in cash, without interest, and
  (ii) each outstanding share of series A preference stock being automatically converted into the right to receive $29.17 in cash, without interest.

   Adoption of the Merger Agreement requires the affirmative vote of each of
(i) two-thirds of all of the outstanding shares of UWR common stock not owned by LAH or certain affiliates of LAH, (ii) two-thirds of all of the outstanding shares of UWR's series A cumulative convertible preference stock, and (iii) a majority of the shares of common stock voting at the special meeting.

   Only holders of record of shares of common stock and series A preference stock at the close of business on December 9, 1999 are entitled to notice of, and to vote at, the special meeting. A complete list of stockholders entitled to vote at the special meeting will be available for examination, for proper purposes, during ordinary business hours at UWR's corporate offices, 200 Old Hook Road, Harrington Park, New Jersey 07640, during the 10 days prior to the special meeting.

   Under New Jersey law, stockholders of UWR do not have appraisal rights. Therefore, if you vote against the merger, but the merger is eventually approved, you will receive the $35.00 per share cash consideration payable in the merger rather than an appraised value of the shares you hold.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Douglas W. Hawes____________
                                          Douglas W. Hawes
                                          Secretary

December 10, 1999

                      WHERE YOU CAN FIND MORE INFORMATION

   UWR files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the following regional offices of the SEC: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this information can also be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates or on the SEC's web site (http://www.sec.gov).

   In addition, materials and information concerning UWR may also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005.

   The SEC allows UWR to "incorporate by reference" information into this proxy statement, which means that UWR can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that were previously filed with the SEC by UWR (SEC File No. 1-8586):

  .  UWR's Annual Report on Form 10-K for the fiscal year ended December 31,
     1998.

  . UWR's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999.

  . UWR's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.

  .  UWR's Current Report on Form 8-K dated August 27, 1999.

  .  UWR's Current Report on Form 8-A dated August 27, 1999.

  . the Prospectus Supplement dated August 31, 1999 filed pursuant to Rule 424 supplementing the Prospectus dated May 18, 1999 relating to UWR's Dividend Reinvestment and Stock Purchase Plan.

These documents contain important information about UWR and its financial condition. We also incorporate by reference any filing we will make with the SEC under Section 13(a), 13(c), 13(e), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this proxy statement and the date the special meeting is held. These other documents will be deemed to be incorporated by reference in this proxy statement and to be a part of it from the date they are filed with the SEC and will update and supersede any information previously disclosed.

   You should rely only on the information contained in or incorporated by reference in this proxy statement in deciding how to vote on the Merger Agreement. No person is authorized to give any information or to make any representations in connection with the merger other than those contained in this proxy statement and you should not rely on any such information or representations given or made as having been authorized by UWR. The delivery of this proxy statement does not imply under any circumstances that the affairs of UWR or the information set forth herein are unchanged since the date of this proxy statement.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

   UWR has made forward-looking statements in this document (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of UWR. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of UWR and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. The factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: preliminary information that may be subject to further and/or continuing review and adjustment; regulatory issues; changes in the economy; the impact of competition from other water services companies; the management of UWR's operations; variations in prices of materials used in the water services industry; growth opportunities for the companies' regulated and non-regulated businesses; conditions of the capital and equity markets; changes in the companies' accounting policies; abnormal weather conditions; inflation; exposure to environmental issues and liabilities; changes in environmental regulations; successful correction of any material Year 2000 problem or, alternatively, successful implementation of a contingency plan by the companies and any critical third party suppliers; and the other risks and uncertainties described from time to time in the companies' periodic reports filed with the SEC. UWR disclaims any obligation to update any forward-looking statement.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why did the UWR board of directors decide to accept LAH's offer to acquire the rest of UWR's stock?

  Your board of directors decided to accept LAH's offer because LAH offered a price for those shares which your board of directors believes represents significantly higher value for your shares than that which could be achieved at this time through other strategies.

Q: Why did the UWR board of directors decide that merging with LAH was the best method for maximizing stockholder value now?

  The water industry in the United States is going through a period of rapid consolidation. Your board of directors determined that because of UWR's size and limited capital resources, it could not easily take advantage of growth opportunities through acquisitions of significant water utilities or services companies at the premiums that UWR would have to pay to grow through acquisitions and, as a result, might not remain competitive in the industry. In addition, your board determined that it may not be able to participate in public private partnerships that UWR may pursue in the future that require significant amounts of capital to be contributed by the private party. Your board determined that UWR stockholders could best benefit from the industry consolidation through a sale of UWR to, or a business combination of UWR with, a larger industry leader. In reviewing its alternatives, your board determined that LAH was willing to pay more for the remaining approximately 70% of the UWR shares it did not own than UWR was likely to receive in an auction or other sale of the company.

Q. What effect will the merger have on UWR's customers and employees?

  Your board of directors believes that the merger will help position UWR to become one of the world's premier water services companies by providing strategic growth opportunities and access to cutting-edge technologies that will benefit the company and its customers and employees in a manner that UWR could not achieve on its own.

Q. What will I receive in the merger?

   Holders of Common Stock

  You will receive $35.00 in cash for each whole share of common stock held by you. In addition, under the merger agreement your board of directors has the right and intends to increase the quarterly dividend on UWR common stock above its customary dividend rate by up to $0.06 per share per quarter for each of the three fiscal quarters beginning December 1, 1999, and pay a special dividend immediately prior to the merger in an amount equal to the difference between $0.48 and the aggregate amount of the additional quarterly dividends. When combined, the increased regular quarterly dividends and special dividend will result in an aggregate dividend increase of $0.48 per share that is held throughout this period. Therefore, the total cash consideration you will receive for each share of common stock, including the increased dividend, is $35.48 (fractional shares of common stock will be paid a proportional amount). The proposed consideration payable per share of UWR common stock, $35.00 (which does not take into account the $0.48 increase in dividends that stockholders will receive prior to the date that the merger becomes effective), represents a premium of 52.3% over the $22.98 per share average closing price of UWR common stock for the 30 trading days immediately preceding UWR's announcement on August 18, 1999 that it was engaged in merger negotiations. During this trading period, UWR common stock closed at a low of $21.37 per share and a high of $24.53 per share.

   Holders of Series A Preference Stock

  For each share of series A preference stock held by you, you will receive an amount in cash equal to $29.17. (This amount is equal to $35.00 multiplied by the .83333 shares of common stock into which each share of series A preference stock is convertible.) Holders of series A preference stock will not receive any additional dividend in connection with the merger.

Q: Does the merger have to be approved by the UWR stockholders?

  Yes, the merger must be approved by each of (i) two-thirds of all of the outstanding common shares of UWR not owned by LAH, (ii) two-thirds of all of the outstanding shares of UWR series A preference stock, and (iii) a majority of the shares of common stock voting at the special meeting. These approvals will be sought at the special stockholders meeting to be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on Thursday, January 20, 2000, at 9:30 a.m.

Q: Will I still be a stockholder of UWR following the merger?

  No. In the merger, you will receive cash in exchange for your UWR shares. Following the merger, UWR will be a wholly-owned subsidiary of LAH and its shares will be delisted from the New York Stock Exchange.

Q. What do I need to do now?

  Just mark, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. That way, your shares can be represented at the UWR special meeting. You may also vote by telephone by calling the toll-free number on your proxy card. If your shares are held in your broker's street name, then follow the instructions they will provide. If you intend to vote by telephone, do not return the proxy card.

  The merger cannot be completed unless (i) two-thirds of all of the outstanding common shares of UWR not owned by LAH, (ii) two-thirds of all of the outstanding shares of UWR series A preference stock, and (iii) a majority of the shares of common stock voting at the special meeting approve the Merger Agreement. Failure to vote your shares will have the same effect as a vote "AGAINST" the merger. Your vote is very important.

  The board of directors of UWR recommends voting "FOR" approval of the Merger Agreement.

Q: Should I send in my stock certificates now?

  No. Do not send in your stock certificates now. If the merger is completed, you will receive written instructions on how to exchange them.

Q. Will my broker vote my shares if my shares are held in my broker's street name?

  No. Your broker will not be able to vote your shares without instructions from you. Therefore, you need to tell your broker how to vote your shares by following the instructions provided by your broker.

  If you do not instruct your broker on how to vote, it will have the same effect as a vote "AGAINST" the merger.

Q. Can I change my vote after I have mailed in my signed and dated proxy card or voted by telephone?

  Yes. You may revoke your proxy at any time before your shares are voted (i) by attending the special meeting and voting in person or (ii) by delivering a duly executed proxy, dated later than the proxy previously delivered, to the Secretary of UWR, 200 Old Hook Road, Harrington Park, New Jersey, 07640 or (iii) by telephone if you have previously voted by telephone. Unless revoked in a manner set forth above, proxies in the form enclosed will be voted at the special meeting in accordance with your instructions.

Q. What are the federal income tax consequences of the merger?

  You will be taxed on your receipt of the cash given to you for your shares to the extent that the amount you receive exceeds your tax basis in your UWR stock. Please read the more detailed description of the federal income tax consequences of the merger on page 34.

Q. Do I have appraisal rights for my shares if the merger is completed?

  No. An appraisal right permits stockholders to receive payment for their shares in an amount determined by an independent appraisal rather than the consideration which they otherwise would receive in the transaction. Under New Jersey state law, UWR stockholders do not have appraisal rights in the merger. Therefore, if you vote against the merger but the merger is nonetheless approved by the requisite votes of the stockholders, you will still receive the

  $35.00 per share cash consideration payable for common stock or $29.17 payable for series A preference stock rather than an appraised value of the shares you hold.

Q. What regulatory approvals are needed for the merger?

  The merger must be approved by the public utility commissions (or similar regulators) in a number of the states in which UWR operates. Clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is also necessary.

Q. What other matters will be voted on at the special meeting?

  We do not expect any matters other than the approval of the merger to be presented to stockholders for vote at the special meeting.

Q. When is the merger expected to be completed?

  We are working to complete all aspects of the merger as quickly as possible. We currently expect to complete the merger during the first half of the year 2000.

Q. When will I receive my cash proceeds if the merger is approved and completed?

  After the effective time of the merger, instructions and forms will be forwarded to you explaining how and when to tender your shares. The exchange agent will remit your cash proceeds upon verification of this documentation and receipt of your share certificates. No action is required on your part to tender shares held in the UWR common stock plans such as the Dividend Reinvestment and Stock Purchase Plans. Shares held in these plans are in book entry form. The exchange agent will distribute to you the cash proceeds for the book entry form shares based on your account balance at the effective time of the merger without any further action by you.

Q. Whom should I call if I have any additional questions?

  UWR stockholders may call Investor Relations at (800) 422-9817.

                                    SUMMARY

   The following is a summary of selected information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire proxy statement and the other documents to which we have referred you. See "Where You Can Find More Information" on p.1 of this proxy statement. For a review of the actual terms of the merger, the Merger Agreement is attached to this proxy statement as Annex A. In this document, the term UWR refers to either UWR before the completion of the merger or UWR as the surviving corporation in the merger, whichever the context requires. In addition, the term "stockholder" of UWR refers to holders of UWR common stock and/or UWR series A preference stock, whichever the context requires. We have included page references parenthetically referring you to more complete descriptions of the topics presented in the summary.

The Companies (Pages 45-48)

United Water Resources Inc. (UWR)
200 Old Hook Road
Harrington Park, New Jersey 07640
(201) 784-9434

   UWR is a holding company primarily engaged in water-related businesses. As the second largest investor-owned water services company in the United States, UWR provides water and wastewater services through its regulated utilities and nonregulated contract operations (some of which are owned jointly with LAH) to over 7.5 million people in more than 400 communities in 19 states. UWR also has investments in joint venture companies providing water services in Canada and Mexico, in which LAH is a majority owner, and has an investment in a water services company in the United Kingdom made in partnership with SLDE. In addition, the company owns and manages real estate investments through a wholly-owned subsidiary. UWR has been listed on the New York Stock Exchange since 1889 and has paid cash dividends on its common stock continuously since 1886.

Suez Lyonnaise des Eaux (SLDE)
1, rue d'Astorg
75008 Paris
France

   SLDE, a societe anonyme organized and existing under the laws of the Republic of France, operates private infrastructure services in more than 120 countries, providing electricity and natural gas, waste services, communications services, and water services and maintains interests in construction and capital investments. SLDE was formed from the 1997 merger of Compagnie de Suez (builder of the Suez Canal) and Lyonnaise des Eaux. SLDE's registered office is located at 72 Avenue de la Liberte, 92022 Nanterre Cedex, France, and the principal address of SLDE's water division is 18 Square Edouard VII, 75316 Paris Cedex 09, France.

Lyonnaise American Holding, Inc. (LAH)
2000 First State Boulevard
Wilmington, Delaware 19804-0507
(201)767-2851

   LAH is a Delaware corporation with its principal business as a holding company of (i) its ownership interest in UWR, (ii) 50% of the voting interest in United Water Services LLC, a Delaware limited liability company which provides services in the water and wastewater industries to municipalities in the United States, (iii) majority interests in United Water Services Canada L.P., an Ontario, Canada limited partnership, and United Water Services Mexico LLC, a Delaware limited liability company, which provide services in the water and wastewater industries to municipalities in Canada and Mexico, respectively, and (iv) a 49% interest in Technologia y Servicios De Agua, S.A., a Mexican company which provides certain water services to the city of Mexico City, Mexico. All of the issued and outstanding shares of capital stock of LAH are owned beneficially and of record by SLDE. The principal business mailing address of LAH is c/o United Water Services LLC, 200 Old Hook Road, Harrington Park, New Jersey 07640, and the address of its principal office is 2000 First State Boulevard, Wilmington, Delaware 19804-0508.

LAH Acquisition Co. (LAH Acquisition)
c/o United Water Services LLC
200 Old Hook Road
Harrington Park, New Jersey 07640

   LAH Acquisition is a wholly-owned special purpose subsidiary of LAH, formed under the laws of the State of New Jersey solely for the purpose of the merger. LAH Acquisition has not conducted any business other than in connection with the Merger Agreement. All of the issued and outstanding shares of capital stock of LAH Acquisition are owned beneficially and of record by LAH. The principal business mailing address of LAH Acquisition Co. is c/o United Water Services LLC, 200 Old Hook Road, Harrington Park, New Jersey 07640, and the address of its principal office is 1013 Centre Road, Wilmington, Delaware 19805-1297.

The UWR Special Meeting (Pages 13-14)

   Date, Time and Place. The special meeting of the holders of UWR common stock and the UWR series A preference stock will be held together at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on Thursday, January 20, 2000, at 9:30 a.m.

   Purpose of the Special Meetings. The purpose of the special meetings is to consider and vote on adoption of the Merger Agreement, pursuant to which, among other things, UWR will become a wholly-owned subsidiary of LAH and the stockholders of UWR will receive the cash consideration described in this summary on page 34.

   Voting Rights. The board of directors of UWR has fixed the close of business on December 9, 1999 as the record date for the determination of UWR stockholders entitled to notice of, and to vote at, the special meeting. As of November 30, 1999, UWR had 38,899,805 shares of common stock outstanding and 1,955,984 shares of series A preference stock outstanding. Holders of shares of common stock and series A preference stock are entitled to one vote for each share of stock held of record at the close of business on December 9, 1999. See "THE SPECIAL MEETING--Voting Rights."

   Vote Required. The adoption of the Merger Agreement will require the approval of each of (i) two-thirds of all of the outstanding shares of common stock not owned by LAH or its affiliates, (ii) two-thirds of all of the outstanding shares of series A preference stock, and (iii) a majority of the shares of common stock voting at the special meeting. See "THE SPECIAL MEETING--Vote Required" and "THE MERGER--Interests of Certain Persons in the Merger."

   The UWR board of directors Unanimously Recommends that UWR Stockholders Vote "For" Approval of the Merger Agreement.

   Stock Ownership of Management. On November 30, 1999, the directors and executive officers of UWR and their affiliates beneficially owned 260,399 shares of common stock (excluding unexercised options), or approximately 1.0% of the voting power of the common stock outstanding. It is expected that all current directors and executive officers of UWR will vote the shares of common stock beneficially owned by them FOR the merger.

   Stock Ownership of LAH. On November 30, 1999, LAH and its affiliates beneficially owned 11,687,024 shares of common stock, or approximately 30.1% of the voting power of the common stock outstanding, and

1,919,210 shares of series A preference stock, or approximately 98.1% of the voting power of the series A preference stock outstanding. It is expected that LAH and its affiliates will vote the shares of common stock and series A preference stock owned by them FOR the merger. However, because in addition to the approval of a majority of the shares of common stock voting at the special meeting, the merger must be approved by two-thirds of the outstanding shares of common stock not owned by LAH or its affiliates, the vote by LAH of its common stock of UWR will not be sufficient to determine the outcome at the special meeting of common stockholders. Because LAH and its affiliates own more than two-thirds of the outstanding series A preference stock, the vote by LAH and its affiliates of their series A preference shares in favor of the merger will be sufficient to provide the requisite vote at the special meeting of LAH's series A preference stock.

   Voting of Proxies. All shares of common stock and series A preference stock represented by a properly executed proxy received in time for the special meeting will be voted in the manner specified in the proxy. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in accordance with the recommendation of the board of directors. See "THE SPECIAL MEETING--Voting and Revocation of Proxies."

   It is not expected that any matter other than that referred to herein will be brought before the stockholders at the special meeting. If, however, other matters are properly presented, the persons named as proxies will use their best judgment in voting on these matters.

   Adjournments; Revocability of Proxies. If the special meeting is adjourned, approval of the Merger Agreement will be considered and voted upon by stockholders at the reconvened meeting, if any.

   You may revoke your proxy at any time before your shares are voted (i) by attending the special meeting and voting in person or (ii) by delivering a signed proxy relating to the merger, dated later than the proxy previously delivered, to the Secretary of UWR, 200 Old Hook Road, Harrington Park, New Jersey 07640 or (iii) by telephone if you have previously voted by telephone.

   Solicitation of Proxies. The cost of soliciting proxies will be paid by UWR. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of common stock. UWR has retained Georgeson and Company Inc. to assist in the solicitation of proxies. See "THE SPECIAL MEETING--Solicitation of Proxies."

           Do not send your stock certificates with your proxy cards.

The Merger (Pages 15-35)

   Overview. At the effective time of the merger, LAH Acquisition will be merged with and into UWR and UWR will continue as the surviving corporation. In the merger, all shares of UWR common stock and all shares of UWR series A preference stock owned by UWR, LAH or any of their respective wholly-owned subsidiaries will be canceled without consideration. All shares of UWR common stock and UWR series A preference stock not owned by UWR, LAH or any of their wholly-owned subsidiaries will be converted to the right to receive cash as follows:

  . Each share of UWR common stock will be converted into the right to receive $35.00

  . Each share of UWR series A preference stock will be converted into the right to receive $29.17.

   As a result of the merger, UWR will become a wholly-owned subsidiary of LAH.

 Background of, and Reasons for, the Merger.

   You should review the factors considered by UWR's board of directors when deciding whether to approve the merger set out on pages 15 through 35.

   Recommendation of the UWR Board of Directors. Your board of directors, with its LAH-affiliated members first abstaining and then joining in the vote, has unanimously approved the merger and recommends that the stockholders of UWR vote "FOR" the adoption of the Merger Agreement. For a discussion of the factors considered by your board in reaching its decision, see "THE MERGER-- Background of the Merger" and "THE MERGER--Reasons for the Merger."

   Opinion of UWR's Financial Advisor. Morgan Stanley & Co. Incorporated, UWR's financial advisor, has delivered written opinions to your board that as of August 20, 1999 and again on the date of this proxy statement, the merger consideration is fair, from a financial point of view, to the holders of UWR common stock, other than LAH. These opinions are not intended to be recommendations to any UWR stockholder as to how to vote. We have attached a copy of Morgan Stanley's opinion dated the date of this proxy statement as Annex B to this proxy statement. You should read this opinion carefully in its entirety. See "THE MERGER--Opinions of UWR's Financial Advisor."

   Interests of Certain Persons in the Merger. In considering the recommendation of your board of directors with respect to the merger, you should be aware that certain directors and executive officers of UWR have interests that may conflict with the interests of other stockholders in the merger. Your board was aware of these potential conflicts and considered them along with other matters in recommending that you vote to approve the merger.

   Federal Income Tax Consequences. A portion of the amounts received by UWR stockholders in exchange for their shares of UWR common stock and series A preference stock will be taxable for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. Stockholders are urged to consult their own tax advisers to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income or other tax laws) resulting from the merger.

   Regulatory Matters. In order to complete the merger, we must receive certain federal clearances and state regulatory approvals. While there is no guarantee as to when, or whether, these regulatory approvals will be obtained, it is expected that the necessary approvals will be obtained during the first half of the year 2000.

   Absence of Appraisal Rights. Stockholders of UWR do not have the right under New Jersey law to obtain an appraised value for their shares in place of the $35.00 per share cash payment for common stock or $29.17 payable for series A preference stock provided in the Merger Agreement.

The Merger Agreement (Pages 36-44)

   Effective Time and Effects of the Merger. The merger will take place as soon as practicable, but in any event not later than the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement, unless another date is agreed to by UWR and LAH. See "THE MERGER AGREEMENT-- Effective Time of the Merger" and "Effects of the Merger."

   Merger Consideration. At the effective time of the merger, each issued and outstanding share of UWR common stock (other than shares owned by UWR as treasury stock or shares owned, directly or indirectly, by UWR, LAH or any of their respective wholly-owned subsidiaries) shall be converted into the right to receive $35.00, without interest.

   As of the effective time of the merger, each issued and outstanding share of series A preference stock (other than shares owned, directly or indirectly, by UWR, LAH or any of their respective wholly-owned subsidiaries) will be converted into the right to receive $29.17 in cash, without interest. (This amount is equal to $35.00 multiplied by the .83333 shares of common stock into which each share of series A preference stock is convertible.)

   Increased Dividends. Under the Merger Agreement, the UWR board has the right and intends to increase the regular quarterly dividends payable on UWR common stock for each of the three fiscal quarters beginning December 1, 1999 by up to $0.06 per share. This would increase the regular quarterly dividend from $0.24 per quarter to up to $0.30 per quarter. In addition, and assuming that the merger will be completed, the UWR board intends to pay a special dividend immediately prior to the effective time of the merger equal to the difference between $0.48 and the aggregate amount of additional quarterly dividends paid.

   Representations and Warranties. The Merger Agreement contains representations and warranties by UWR and LAH that are customary for a merger of this kind. See "THE MERGER AGREEMENT--Representations and Warranties."

   Conduct of Business Prior to the Effective Time. UWR has agreed that until the merger is completed, it will carry on its businesses (including the businesses of its subsidiaries) in substantially the same manner as previously conducted. UWR has also agreed that, among other things, it will terminate the issuance or distribution of shares under the UWR Dividend Reinvestment and Stock Purchase Plan at the earliest possible date, limit its acquisitions of other businesses, limit the sale of certain assets, continue current accounting and tax practices and refrain from taking certain specified actions out of the ordinary course of business without the consent of LAH. See "THE MERGER AGREEMENT--Certain Pre-Closing Covenants."

   Conditions to Closing. The obligations of UWR, LAH and LAH Acquisition to consummate the merger are subject to a number of conditions, including obtaining the required UWR stockholder approvals, obtaining the required regulatory approvals and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the merger. See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger."

   Termination. The Merger Agreement may be terminated by UWR or LAH prior to the merger becoming effective under certain circumstances, some of which would require UWR to pay LAH a termination fee of $42 million. See "THE MERGER AGREEMENT--Termination" and "THE MERGER AGREEMENT--Termination Fees and Expenses."

   Amendment. The Merger Agreement may be amended in writing by the parties at any time before or after the UWR stockholders approve the merger and prior to the effective time of the merger. However, after stockholder approval, no amendment may be made which would alter or change the rights of UWR stockholders, except for alterations or changes that could otherwise be adopted by the board of directors without the further approval of UWR stockholders.

                   Selected Historical Financial Information

   The following table sets forth selected consolidated historical financial data of UWR and has been derived from and should be read in conjunction with the audited consolidated financial statements of UWR for each of the five years ended December 31, 1998 and the unaudited interim consolidated financial statements of UWR for the nine months ended September 30, 1999 and 1998, including the respective notes thereto. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation have been included in the unaudited interim data. Interim results for the nine months ended September 30, 1999 are not necessarily indicative of results which may be expected for future periods, including the year ended December 31, 1999.

                            Nine months ended
                              September 30,                    Year ended December 31,
                          --------------------- --------------------------------------------------------
                             1999       1998       1998       1997       1996        1995        1994
                          ---------- ---------- ---------- ---------- ----------  ----------  ----------
                                             (In thousands, except per share data)
Consolidated Income
 Statement Data:
Operating revenues from
 continuing operations..  $  278,431 $  270,409 $  356,210 $  351,409 $  332,045  $  319,536  $  284,767
Operating income........      61,496     75,473     97,600     95,644     95,699      82,183      83,847
Income from continuing
 operations.............      30,073     36,764     47,987     33,676     43,020      24,760      31,611
Preferred and preference
 stock dividends........       2,319      3,088      4,058      4,345      4,613       4,795       3,454
Net income from
 continuing operations..      27,754     33,676     43,929     29,331     38,407      19,965      28,157
Loss from discontinued
 operations.............         --         --         --         --      (4,397)     (2,622)       (270)
Net income..............  $   27,754 $   33,676 $   43,929 $   29,331 $   34,010  $   17,343  $   27,887
Basic earnings/(loss)
 per share
 From continuing
  operations............  $     0.72 $     0.91 $     1.19 $     0.83 $     1.14  $     0.62  $     1.02
 From discontinued
  operations............         --         --         --         --       (0.05)      (0.08)      (0.01)
 From disposal of
  discontinued
  operations............         --         --         --         --       (0.08)        --          --
 Basic earnings/(loss)
  per share.............  $     0.72 $     0.91 $     1.19 $     0.83 $     1.01  $     0.54  $     1.01
 Weighted average common
  shares outstanding....      38,420     36,848     37,028     35,492     33,707      31,995      27,524
Diluted earnings/(loss)
 per share
 From continuing
  operations............  $     0.72 $     0.90 $     1.17 $     0.83 $     1.12  $     0.62  $     1.02
 From discontinued
  operations............         --         --         --         --       (0.04)      (0.08)      (0.01)
 From disposal of
  discontinued
  operations............         --         --         --         --       (0.08)        --          --
 Diluted earnings/(loss)
  per share.............  $     0.72 $     0.90 $     1.17 $     0.83 $     1.00  $     0.54  $     1.01
 Weighted average common
  shares outstanding....      40,422     39,023     39,192     37,838     36,218      31,995      27,524
Dividends declared per
 common share...........        0.72       0.69       0.93       0.92       0.92        0.92        0.92
Balance Sheet Data: (at
 end of period)
 Total assets...........   1,818,672  1,719,857  1,769,122  1,658,342  1,582,097   1,516,708   1,457,427
 Long-term obligations..     663,791    618,714    652,969    622,737    558,093     558,658     505,204
 Stockholders' equity...     533,002    537,072    545,311    514,180    493,751     465,393     457,668
Book value per common
 share..................       12.25      11.95      12.05      11.53      11.33       10.90       11.20

                    Price of UWR Common Stock and Dividends

   UWR's common stock is traded on the New York Stock Exchange under the symbol "UWR." The high and low sales prices per quarter for UWR's common stock through the third quarter of 1999, and for the years of 1998, 1997 and 1996 and the dividends paid on the common stock in each quarter, were as follows:

                                                          STOCK PRICE   DIVIDEND
                                                        --------------- --------
   QUARTER                                               HIGH     LOW
   -------                                              ------- -------
   1999
     Fourth through December 7, 1999................... $33.875 $32.625   $.30
     Third.............................................  32.938  20.750    .24
     Second............................................  23.688  20.000    .24
     First.............................................  24.062  18.438    .24
   1998
     Fourth............................................ $25.000 $16.500   $.24
     Third.............................................  19.250  16.375    .23
     Second............................................  18.438  15.750    .23
     First.............................................  19.875  17.500    .23
   1997
     Fourth............................................ $19.750 $16.000   $.23
     Third.............................................  19.813  17.000    .23
     Second............................................  19.375  16.375    .23
     First.............................................  18.500  15.000    .23
   1996
     Fourth............................................ $16.625 $14.625   $.23
     Third.............................................  17.500  12.750    .23
     Second............................................  13.500  12.000    .23
     First.............................................  13.240  12.000    .23

   On August 17, 1999, the last trading day before public announcement that UWR was engaged in merger negotiations, the last sale price of UWR common stock on the New York Stock Exchange Composite Transactions Tape was $24.53 per share.

   On December 7, 1999, the most recent practicable date prior to the printing of this proxy statement, the last sale price of common stock as reported on the New York Stock Exchange Composite Transactions Tape was $33.375 per share.

                              THE SPECIAL MEETING

Date, Time and Place

   The special meetings of the holders of UWR common stock and series A preference stock to vote on adoption of the Merger Agreement will be held together at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on Thursday, January 20, 2000, at 9:30 a.m.

Purpose of the Special Meeting

   The purpose of the special meeting of UWR common stockholders and holders of series A preference stock is to consider and vote upon a proposal to adopt the Merger Agreement entered into among UWR, LAH, SLDE and LAH Acquisition, a wholly-owned subsidiary of LAH.

Record Date; Voting Rights

   The board of directors of UWR has fixed the close of business on December 9, 1999 as the record date to determine who receives notice of and who may vote at the special meeting. Only holders of record of shares of common stock and series A preference stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

   As of November 30, 1999, UWR had 38,899,805 shares of common stock outstanding, which were held by 17,002 holders of record, and 1,955,984 shares of series A preference stock outstanding, which were held by 26 holders of record. Holders of shares of common stock are entitled to one vote for each share of common stock held of record at the close of business on the record date. Holders of shares of series A preference stock are entitled to one vote for each share of series A preference stock held of record at the close of business on the record date. The presence, in person or by valid proxy, of the holders of a majority of all shares entitled to vote at the special meeting of the common stockholders of UWR is necessary to constitute a quorum at the special meeting of the common stockholders. The presence, in person or by valid proxy, of the holders of a majority of all shares entitled to vote at the special meeting of the series A preference stockholders of UWR is necessary to constitute a quorum at the special meeting of the series A preference stockholders. For purposes of determining the presence of a quorum, abstentions and shares represented by a proxy from a broker or nominee indicating that no instructions have been received from the beneficial owner or other person entitled to vote the shares ("broker non-votes") will be counted as shares present for quorum purposes. However, neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the Merger Agreement has received sufficient votes for approval and, therefore, will have the effect of a vote against the proposal that stockholders adopt the Merger Agreement.

   If UWR does not receive by the time scheduled for the special meeting a sufficient number of signed proxies to enable adoption of the Merger Agreement, it may propose one or more adjournments or postponements of the special meeting to permit continued solicitation of proxies. Adjournment or postponement of the special meeting will be proposed only if the UWR board of directors believes that additional time to solicit proxies may permit the receipt of sufficient votes to adopt the Merger Agreement. Although UWR does not believe an adjournment will be necessary, it is anticipated that any such adjournment or postponement will be for a short period of time, but in no event for more than 30 days. Any stockholder may revoke his or her proxy during any period of adjournment or postponement in the manner described below. If the special meeting is adjourned for any purpose, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn), even though they may have been voted on the same or any other matter at a previous meeting.

Vote Required

   The affirmative vote of the holders of each of (i) two-thirds of all of the outstanding shares of UWR common stock not owned by LAH or certain affiliates of LAH, (ii) two-thirds of all of the outstanding shares of series A preference stock, and (iii) a majority of the shares of common stock voting at the special meeting is required to adopt the Merger Agreement. As of November 30, 1999, directors and executive officers of UWR and their affiliates, as a group, beneficially held 260,399 shares of common stock (excluding unexercised options), representing less than 1.0% of the voting power of the common stock outstanding. The directors and executive officers of UWR have indicated that they intend to vote such shares of common stock in favor of the proposal that the stockholders of UWR adopt the Merger Agreement.

   On November 30, 1999, LAH and its affiliates beneficially owned 11,687,024 shares of common stock, or approximately 30.1% of the voting power of the common stock outstanding, and 1,919,210 shares of series A preference stock, or approximately 98.1% of the voting power of the series A preference stock outstanding. It is expected that LAH and its affiliates will vote the shares of common stock and series A preference stock owned by them FOR the merger. However, because, in addition to the approval of a majority of the shares of common stock voting at the special meeting, the merger must be approved by two-thirds of the outstanding shares of common stock not owned by LAH or its affiliates, the vote by LAH of its common stock of UWR will not be sufficient to determine the outcome at the special meeting of common stockholders. Because LAH owns more than two-thirds of the outstanding series A preference stock, a vote by LAH in favor of the merger, will be sufficient to provide the requisite vote at the special meeting of LAH's series A preference stock. LAH's sole stockholder has already approved the Merger Agreement.

Voting and Revocation of Proxies

   Proxies in the form accompanying this proxy statement are solicited by UWR's board of directors. Shares of common stock and series A preference stock represented by valid proxies, which have not been revoked, will be voted at the special meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" adoption of the Merger Agreement.

   The UWR board of directors is not aware of any matters other than those specifically stated in this proxy statement that are to be presented for action at the special meeting. If any other matters are properly presented at the special meeting for action, including the adjournment of the special meeting, the persons named in the proxies will have discretion to vote on those matters in accordance with their best judgment. Any adjournment of the special meeting of the holders of UWR common stock will require the affirmative vote of the holders of a majority of the shares of common stock represented at the special meeting and any adjournment of the special meeting of the holders of UWR series A preference stock will require the affirmative vote of the holders of a majority of the shares of series A preference stock represented at the special meeting (regardless of whether those shares of common stock or series A preference stock constitute a quorum).

   If you execute a proxy you have the power to revoke it at any time before it is voted. You may revoke your proxy (i) by attending the special meeting and voting in person or (ii) by delivering a new proxy dated later than your earlier proxy, to the Secretary of UWR, 200 Old Hook Road, Harrington Park, New Jersey 07640 or (iii) by telephone if you previously voted by telephone.

Cost of Solicitation of Proxies

   UWR will bear the cost of the solicitation of proxies and the cost of printing and mailing this proxy statement. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares held of record by such persons at UWR's expense. In addition, UWR has retained Georgeson and Company Inc. to assist in the solicitation of proxies for a fee of $8,000 and reimbursement for out-of-pocket expenses.

   Holders of UWR stock should not send their stock certificates with their proxy cards. If the merger is consummated, we will inform you of the procedures for the exchange of your UWR stock certificates for the cash consideration to which you will be entitled. See "THE MERGER AGREEMENT--Exchange of Certificates."

                                   THE MERGER

   This section of the proxy statement, as well as the next section entitled "The Merger Agreement," describes certain aspects of the merger. These sections highlight key information about the merger and the Merger Agreement but they may not include all the information that you would like to know. The Merger Agreement is attached as Annex A to this proxy statement. We urge you to read the Merger Agreement in its entirety.

Overview

   On August 20, 1999, UWR, LAH, LAH Acquisition and SLDE entered into an Agreement and Plan of Merger. This agreement is referred to in this proxy statement as the "Merger Agreement." The Merger Agreement contemplates a merger in which LAH Acquisition, a wholly-owned subsidiary of LAH, will merge into UWR, with UWR as the surviving corporation. After the merger, UWR would continue to conduct its businesses as a wholly-owned subsidiary of LAH.

   The merger is subject to the approval of UWR stockholders. The affirmative vote of each of two-thirds of all of the outstanding shares of UWR common stock (other than shares owned by LAH or certain affiliates of LAH), (ii) and two-thirds of all of the outstanding shares of series A preference stock, and (iii) a majority of the shares of common stock voting at the special meeting is required in order to consummate the merger. In addition, completion of the merger is subject to obtaining approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval from a number of state utility commissions.

   In this proxy statement, we refer to the time when the merger is completed as the "effective time" of the merger.

   At the effective time of the merger, each issued and outstanding share of UWR common stock (other than shares owned, directly or indirectly, by UWR, LAH or any of their respective wholly-owned subsidiaries) will be converted into the right to receive $35.00, without interest.

   At the effective time of the merger, each issued and outstanding share of series A preference stock (other than shares owned, directly or indirectly, by UWR, LAH or any of their respective wholly-owned subsidiaries) will be converted into the right to receive $29.17 in cash, without interest. (This amount is equal to $35.00 multiplied by the .83333 shares of common stock into which each share of series A preference stock is convertible.)

Certain Effects of the Merger

   If the merger is consummated, the interest of LAH in UWR's net book value and net earnings will equal 100% and LAH will be entitled to all benefits resulting from such interest, including all income generated by UWR's operations and any future increase in UWR's value. Similarly, LAH will also bear the risk of losses generated by UWR's operations and any future decrease in the value of UWR after the merger. From the effective time of the merger, current stockholders of UWR will cease to have any equity interest in UWR, will not have the opportunity to participate in the earnings and growth of UWR after the merger and will not have any right to vote on corporate matters. Similarly, stockholders will not face the risk of losses generated by UWR's operations or decline in the value of UWR after the merger.

   It is currently expected that, following the merger, the business and operations of UWR will generally continue as they are currently being conducted. LAH currently intends to cause UWR's operations to continue to be run and managed by, among others, UWR's existing executive officers, and expects that certain of the directors of UWR will continue to serve on the board of directors of UWR, although LAH intends to review the composition of the boards of directors (or similar governing bodies) of UWR and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives. LAH will continue to evaluate all aspects of the business, operations, capitalization and management of UWR prior to and after the consummation of the merger and will take such further actions as it deems appropriate under the circumstances then existing.

  LAH is preparing a draft employment agreement designed to retain the services of Donald L. Correll as Chairman and Chief Executive Officer of UWR after the merger. LAH intends to cause UWR to offer an employment agreement to Mr. Correll on substantially the same terms as Mr. Correll's current employment agreement with the addition of new forms of incentive compensation based on UWR's performance after the merger and additional compensation representing a substantial portion of the amount to which Mr. Correll would have been entitled under the change of control provisions contained in his current employment agreement as described in the section of this proxy statement entitled "THE MERGER--Potential Conflicts of Interest of Certain Persons in the Merger." The new employment agreement would take effect only upon consummation of the merger. Although LAH believes that it will be successful in reaching agreement with Mr. Correll, there can be no assurance that such an agreement will be reached.

  In addition to the discussions with Mr. Correll, LAH is evaluating potential acquisitions of other water and/or wastewater services businesses, with the participation of UWR where permitted by applicable confidentiality agreements and the Merger Agreement. These evaluations may lead to an extraordinary corporate transaction. However, there can be no assurance that any such transactions or acquisitions will occur.

   Shares of UWR common stock are currently traded on the New York Stock Exchange. Following the consummation of the merger, UWR common stock will no longer be quoted on the New York Stock Exchange, and the registration of UWR common stock under the Exchange Act will be terminated. Accordingly, after the merger there will be no publicly traded equity securities of UWR outstanding, and UWR will no longer be required to file periodic reports with the Securities and Exchange Commission.

   Following the merger, LAH expects that UWR's board of directors will review UWR's policy of declaring regular quarterly dividends and may modify the amount or the frequency of the dividends.

   Following the merger, SLDE and LAH also expect to review the effect of the merger on the ownership structure of UWR, LAH and their affiliates and may simplify or otherwise modify the ownership of entities within the group.

   Except as otherwise discussed in this proxy statement, LAH has no present plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation involving UWR or any of its subsidiaries, or sale or transfer of a material amount of assets of UWR or any of its subsidiaries or in any other material changes to UWR's capitalization, dividend policy, corporate structure, business or composition of the board of directors or the management of UWR.

   However, none of the above will affect existing non-LAH stockholders as they will no longer hold an equity interest in UWR after the effective time of the merger.

Background of the Merger

   During the last several years, the UWR board explored the possibility of participating in the general consolidation in the United States water industry through a business combination with a similar sized water company or the acquisition of a smaller water company. The board also considered making acquisitions jointly with LAH. In both cases, the UWR board determined that the premium UWR would have to pay would make a significant transaction dilutive to its stockholders and would depress, rather than enhance, short and intermediate term stockholder value.

   At the end of the second quarter of 1999, in light of recent water service industry business combinations and their potential impact on UWR, the UWR board began to consider, among other strategic alternatives, enhancing stockholder value through a business combination of its own with, or a sale to, a larger company. The board considered pursuing a sale to LAH, which already owned approximately 30% of UWR's shares, as well as a sale of UWR to, or a business combination with, other companies.

   On June 10, 1999, Donald L. Correll, UWR's chairman and chief executive officer, met informally with certain UWR board members (specifically, Douglas
W. Hawes, Jon F. Hanson and Lawrence R. Codey) without the board's LAH-affiliated members (specifically, Thierry Bourbie, Charles Chaumin and George

Keane) to discuss both the option of a sale to LAH and alternatives to such a transaction. In order to explore such a path more fully, the board members present and Mr. Correll determined to hire a financial advisor and agreed that Mr. Correll would research and recommend a financial advisor to the board.

   The members of the board present at the June 10, 1999 informal meeting and Mr. Correll agreed that Mr. Correll should meet with LAH and SLDE to inform LAH and SLDE of UWR's interest in pursuing opportunities for a business combination with LAH or other industry leaders. On June 21, 1999, Mr. Correll met with Gerard Mestrallet, President of the Executive Board and Chief Executive Officer of SLDE; Francois Jaclot, Executive Vice President and member of the Executive Board of SLDE; Philippe Brongniart, member of the Executive Board of SLDE and President of LAH; and Gerard Payen, Executive Vice President of the Water Division of SLDE, to inform them of UWR's interest.

   The UWR board met on July 8, 1999. At that meeting, Mr. Correll recommended that the board retain Morgan Stanley & Co. Incorporated as its financial advisor because of its general reputation and recent water services industry experience conducting the auction of Aquarion Water Company, a water services utility. The LAH-affiliated members of the board were then excused and the remaining members of the board received a presentation from Morgan Stanley regarding the potential value to UWR stockholders of a business combination with, or a sale to, a larger industry participant, including a sale to LAH. During its presentation, Morgan Stanley described its preliminary valuation analysis of UWR to the board. As part of its preliminary valuation analysis, Morgan Stanley performed a preliminary discounted cash flow analysis of UWR's core utility business and real estate operations and separate multiple analyses for UWR's interests in the water services business and the Northumbrian Partnership and estimated the mid-point of the per share value for UWR at $34.06. The valuation methodology employed by Morgan Stanley in performing this preliminary analysis was similar to the methodology used in its discounted cash flow analysis in connection with its August 20, 1999 opinion. Such valuation methodology is described in greater detail below under "Opinion of UWR's Financial Advisor." The valuation analysis performed by Morgan Stanley and presented to the board at the meeting on July 8, 1999 was preliminary in nature and was based on preliminary due diligence of UWR. The preliminary valuation analysis performed by Morgan Stanley also assumed, based on information provided by UWR, that the total number of issued and outstanding shares of UWR on a fully diluted basis was 38.5 million. At the July 8th meeting, the board, without its LAH-affiliated members, also received a presentation from its legal advisors, LeBoeuf, Lamb, Greene & MacRae, L.L.P. regarding the board's legal obligations in merger and acquisition transactions. The LAH-affiliated board members then re-joined the meeting and the entire board ratified the engagement of Morgan Stanley. The terms of Morgan Stanley's engagement were set out in a letter dated as of July 2, 1999.

   In addition, during the July 8, 1999 board meeting, Mr. Correll and certain UWR directors without the board's LAH-affiliated members discussed with Morgan Stanley and UWR's legal advisors the desirability of pursuing a business combination with industry leaders other than LAH. Mr. Correll, the members of the UWR board present, Morgan Stanley and UWR's legal advisors discussed the procedures that the company could follow in an auction of the company. They also discussed the possibility that an auction might result in a lower price for UWR stockholders than the price that might possibly be obtained in a negotiated transaction with LAH. This discussion focused on the possibility that the interest of third parties seeking to purchase UWR might be adversely affected by a combination of factors such as LAH's 30% ownership interest in UWR, LAH's rights under the Governance Agreement between LAH and UWR and LAH's (or its affiliates') interest in the joint ventures between UWR and LAH (or their affiliates). The board recognized that each of these factors represented a complexity that potentially could have an adverse effect on any attempt to auction UWR to third parties.

   Before the conclusion of the July 8 board meeting, the directors present instructed Mr. Correll to commence discussions with LAH to determine whether it would be possible to negotiate a transaction with LAH that was at least as favorable to UWR and its stockholders as could be expected to be achieved with an independent third party. The directors also indicated to Mr. Correll that if a satisfactory transaction could not be negotiated with LAH, they would consider the possibility of commencing negotiations with third parties through an auction or otherwise.

   On July 12, 1999, Gerard Payen and Charles Chaumin, Senior Vice President for North America of the Water Division of SLDE, met with Mr. Correll, Michael C.J. Fallon, Vice President of United Water Management and Services Inc., and certain UWR directors to discuss the procedure for determining whether, among other strategic alternatives, a sale to LAH would be advantageous to both sides. Those present at the meeting determined that financial advisors for both companies should meet separately with each other. UWR's and LAH's financial advisors met on July 27, 1999 to discuss, among other possibilities, the terms of a possible transaction between UWR and LAH. This meeting was followed by a meeting of the executives of the two companies on July 28, 1999 to discuss the results of the meeting between the financial advisors. At each of these meetings, LAH was informed that if it appeared that satisfactory terms for a transaction could not be reached with LAH, UWR intended to consider the possibility of commencing discussions with other parties about a possible transaction.

   On several occasions during the month of July, UWR proposed revisions to the Governance Agreement that would have made it easier to conduct an auction of UWR to third parties. UWR and LAH discussed the proposals but could not reach agreement on any such revisions.

   On August 2, 1999 the board of UWR met again and reviewed the status of discussions between UWR and LAH. The LAH-affiliated board members were then excused and the remaining board members discussed whether it would be desirable to commence a formal auction of the company or approach other parties individually in order to obtain the best the price for the company's stockholders in a potential sale or business combination. During this meeting Morgan Stanley presented a further preliminary valuation analysis of UWR to the board. This preliminary valuation analysis had been amended from the July 8, 1999 presentation to reflect the fact that the total number of issued and outstanding shares of UWR on a fully diluted basis was 41 million and not 38.5 million, as had been previously advised, and to reflect information relating to the announcement by OFWAT (UK water regulator) of its Draft Determinations (including its recommendation for water rates over the next five years) on July 27, 1999 and UWR management's assessment of the impact that such determinations could likely have on the future earnings of Northumbrian. Again, as part of its preliminary valuation analysis, Morgan Stanley performed a preliminary discounted cash flow analysis of UWR's core utility business and real estate operations and separate multiple analyses for UWR's interests in the water services business and the Northumbrian Partnership and estimated per share values for UWR ranging from $26.42 to $36.44. Morgan Stanley also performed a preliminary comparable companies valuation analysis of UWR, and based upon this analysis Morgan Stanley estimated the mid-point of the per share value for UWR at $26.79, or $31.00 assuming a control premium of 40%. As part of its preliminary valuation analysis, Morgan Stanley also compared publicly available information of selected precedent transactions and based upon this analysis, estimated per share values for UWR ranging from $21.29 to $32.41. The precedent transactions selected by Morgan Stanley were the same transactions reviewed in connection with its August 20, 1999 opinion. The valuation methodologies employed by Morgan Stanley in performing its preliminary discounted cash flow analysis, comparable companies valuation analysis and preliminary precedent transaction analysis were similar to the methodologies used it its discounted cash flow analysis, companies valuation analysis and preliminary precedent transactions in connection with its August 20, 1999 opinion. Such valuation methodologies are described in greater detail below under "Opinion of UWR's Financial Advisor." The UWR board members present concluded that because of the complexities presented by an auction, including the complexities discussed above which result from LAH's existing ownership interest and the Governance Agreement, an auction would not be in the best interests of the UWR stockholders if a transaction could be negotiated with LAH that resulted in stockholders receiving a price at least as high as the high-end of the range of potential prices that UWR's financial advisors believed could be achieved in an auction. The UWR board, with the LAH-affiliated board members abstaining, authorized management to continue discussions with LAH and also authorized management to commence discussions with parties other than LAH regarding possible strategic alternatives for UWR when, and as, management deemed appropriate.

   Discussions between UWR and LAH continued throughout the first three weeks of August 1999. On August 18, 1999 in response to a significant increase in the trading values and volume of UWR stock, UWR announced that it was engaged in discussions regarding a possible business combination but did not name

LAH. On August 18, 1999, SLDE released a statement indicating that its subsidiary, LAH, was discussing a possible business combination with UWR. Final agreement on the terms of a sale to LAH was reached on August 20, 1999.

   At a special meeting held on August 20, 1999 the board of directors of UWR, without the participation of its LAH-affiliated members, reviewed and considered LAH's proposal. At this meeting, Morgan Stanley noted that, based on all measures that it believed relevant, the LAH offer provided more value, from a financial point of view, to UWR stockholders than any other recent, publicly announced transaction for acquisition of a comparable water services company. UWR's legal advisors also updated the UWR board on the terms of the proposed merger agreement with LAH and discussed other legal matters relating to the transaction.

   Following the board's review of the LAH proposal, the LAH-affiliated members of the UWR board were invited to join the meeting. The offer by LAH to acquire the company was then approved by the unanimous vote of the UWR board with the LAH members abstaining and then by a second unanimous vote with the LAH members voting in favor of the transaction.

Reasons for the Merger and Recommendation of the UWR Board of Directors

   For the reasons discussed in more detail below, UWR believes that the consideration to be paid in the merger exceeds the value for its stockholders that UWR would be able to achieve in the foreseeable future if UWR remained an independent company and exceeds the value that UWR stockholders would receive if UWR were able to sell to, or do a business combination with, a company other than LAH. As a result, the UWR board has unanimously (with its LAH-affiliated members first abstaining and then joining in that approval) approved the Merger Agreement and determined that the merger is advisable for, fair to and in the best interests of UWR stockholders other than LAH. The UWR board unanimously (with its LAH-affiliated members first abstaining and then joining in the recommendation) recommends that the stockholders of UWR vote FOR adoption of the Merger Agreement.

   In determining that the merger maximizes stockholder value, the UWR board consulted with UWR's legal and financial advisors and considered a number of factors, including the following:

  . The board's conclusion that UWR would not be able to achieve stockholder value equal to the purchase price being paid by LAH either through its current operations or through a business combination with a similar sized water company or acquisitions of smaller water companies. The UWR board believes that UWR is a well run company, and therefore, there is limited opportunity to greatly enhance stockholder value through simply continuing to operate its current businesses more efficiently or effectively. In light of the premiums being paid for acquisitions in the water industry, and UWR's experience through participation as a bidder in auctions of other water companies, the UWR board believes that the premium it would be required to pay to expand UWR through acquisitions would be dilutive to its stockholders and would depress stockholder value in the short and intermediate term. Furthermore, the UWR board is not convinced that in the long term, the strategy of acquisitions would necessarily result in a stock price that exceeds the price which could be achieved now through sale of the company to LAH.

  . Based on advice from Morgan Stanley, UWR's own experience in participation in water company auctions and the consideration paid in publicly announced transactions involving water companies, the board's conclusion that, despite the fact that no auction had actually been conducted, the price to be paid by LAH in the merger likely exceeds the consideration that UWR stockholders could reasonably expect to receive in a transaction with another party.

  . LAH's and SLDE's commitment to the United States water services business, as evidenced by SLDE's recent agreements to acquire Nalco Chemical Company and Calgon Corporation and the success of the United Water Services joint ventures with LAH, made it likely that LAH would pay as much or more for UWR than any other buyer.

  . The uncertainty as to the effect that LAH's ownership of approximately 30% of UWR's shares of common stock and LAH's rights under its Governance Agreement with UWR and other agreements between LAH and UWR would have on the price a third party would be willing to bid for UWR. Pursuant to the terms of the Governance Agreement, UWR is required to provide LAH with 30 days' prior notice before it agrees to enter into a business combination with a third party. During that 30 day period, LAH has the right to make an offer to UWR for acquisition of UWR and the right to acquire additional UWR shares in the open market. The UWR board believes, after consultation with its financial and legal advisors, that LAH's share ownership in UWR and UWR's rights and obligations under the Governance Agreement and other agreements with LAH and its affiliates, such as the North American Rights Agreement between LAH, UWR and other parties, the partnership agreement relating to UWR's investment in the United Kingdom and agreements to provide water services in Canada, Mexico and the United States through joint venture companies in which LAH is part owner, could adversely affect the price that a third party bidder would be willing to pay for UWR.

  . The written opinion of Morgan Stanley dated August 20, 1999 to the effect that, subject to, and based on, certain factors in its letter, the consideration to be paid to UWR stockholders in the merger was fair, from a financial point of view, to UWR stockholders not affiliated with LAH and its affiliates. The board adopted the analyses and findings of Morgan Stanley in making their determination that the merger was fair to UWR's stockholders not affiliated with LAH and its affiliates. In adopting Morgan Stanley's analysis the board relied on Morgan Stanley's general reputation and recent water services industry experience and also on the fact that the financial information Morgan Stanley used in preparing its analysis was provided to Morgan Stanley by UWR's management. For these reasons, the board concluded that it was appropriate to rely on and consequently adopted Morgan Stanley's analysis.

  . Discussions with Morgan Stanley at the August 20, 1999 board meeting that, based on relevant measures, the LAH offer exceeded the consideration paid in recent comparable transactions.

  . The fact that the price of $35.00 per common share being paid by LAH, without regard to the increase in regular quarterly dividends which the UWR board has the right to and intends to pay in contemplation of the merger, represents a premium of approximately 52.3% over the $22.98 per share average closing price of UWR common stock for the 30 trading days immediately preceding UWR's announcement on August 18, 1999 that it was engaged in merger negotiations.

  . The UWR board's assessment that LAH has the financial capability to consummate the merger and the agreement by SLDE to stand behind LAH's financial obligations under the Merger Agreement.

  . The fact that the Merger Agreement requires the approval of two-thirds of UWR's common stockholders other than LAH, which allows for an informed vote of UWR's public stockholders on the transaction.

  . The terms and conditions of the Merger Agreement, including those relating to the ability of the UWR board to consider unsolicited offers from third parties prior to approval of the Merger Agreement by UWR stockholders.

   The UWR board of directors has also considered (1) the risk that the benefits sought in the merger would not be obtained, (2) the risk that the merger would not be consummated, (3) the effect of the public announcement of the merger on UWR's sales, customer and supplier relationships, operating results and ability to retain employees, and on the trading price of UWR common stock, (4) the substantial management time and effort that will be required to consummate the merger, (5) the impact of the merger on UWR employees, (6) the possibility that certain provisions of the Merger Agreement might have the effect of discouraging other persons potentially interested in a combination with UWR from pursuing such an opportunity and (7) other matters, including those described under "Forward Looking Statements". In the judgment of the UWR board of directors, the potential benefits of the merger outweigh these considerations.

   In considering the fairness of the merger, the board did not consider the liquidation value of UWR as a relevant factor because liquidation of the assets of UWR would result in UWR paying taxes on the gain from the sale of its assets. Therefore, the net proceeds from the sale of its assets would be reduced by taxes and transaction costs before any distribution could be made to UWR stockholders.

   The board believes the merger is fair to the UWR stockholders not affiliated with LAH notwithstanding the fact that the price of $35.00 per common share being paid by LAH is near, but does not exceed, the high end of the range of discounted cash flow values calculated by Morgan Stanley. This is because the board recognized that the $35.00 price per common share considerably exceeds all other valuation methods used by Morgan Stanley.

   The board believes the merger is procedurally fair to the UWR stockholders not affiliated with LAH because (i) the merger must be approved by at least two-thirds of the outstanding shares of UWR common stock not owned by LAH or its affiliates, (ii) the merger was vigorously negotiated on an arms-length basis by those directors not affiliated with LAH, and (iii) the board retained Morgan Stanley as an independent financial advisor to assist it in evaluating the merger.

   The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors. In the course of its deliberations, the board of directors did not establish a range of values for UWR; however, based on the factors outlined above, the board of directors, by a unanimous vote, with its LAH-affiliated members first abstaining and then joining in the vote, determined that the Merger Agreement and the merger are advisable for, fair to, and in the best interest of, UWR and its stockholders not affiliated with LAH.

Opinion of UWR's Financial Advisor

   On July 2, 1999, Morgan Stanley was engaged by UWR to provide financial advisory services and a financial fairness opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the holders of shares of UWR common stock other than LAH and its affiliates. Morgan Stanley was selected by UWR's board of directors to act as UWR's financial advisor based on Morgan Stanley's general qualifications, expertise, reputation and its knowledge of the business and affairs of the water and wastewater services industry. At a meeting of UWR's board of directors on August 20, 1999, Morgan Stanley rendered its opinion, subsequently confirmed in writing, that as of August 20, 1999, and based upon and subject to the various considerations noted in the opinion, the consideration to be received by the holders of shares of UWR common stock pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of UWR common stock other than LAH and its affiliates. Morgan Stanley subsequently confirmed its opinion by delivering an opinion dated the date of this proxy statement.

   The opinion of Morgan Stanley dated the date of this proxy statement, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion is attached as Annex B to this proxy statement. UWR stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinions are directed to UWR's board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of UWR common stock other than LAH and its affiliates pursuant to the Merger Agreement, as of the date of the opinion. Morgan Stanley's opinions do not address any other aspect of the merger and do not constitute a recommendation to any holder of UWR common stock as to how to vote at the UWR special meeting. The summary of the opinion of Morgan Stanley, which is set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

   For purposes of its opinions, Morgan Stanley:

  . reviewed certain publicly available financial statements and other information of UWR;

  . reviewed certain internal financial statements and other financial and operating data concerning UWR prepared by the management of UWR;

  . reviewed certain financial projections prepared by the management of UWR;

  . discussed the past and current operations and financial condition and the prospects of UWR with senior executives of UWR;

  . reviewed the pro forma impact of the merger on SLDE's earnings per share, consolidated capitalization and financial ratios;

  .  reviewed the reported prices and trading activity for UWR common stock;

  . compared the financial performance of UWR and the prices and trading activity of UWR common stock with that of certain other comparable publicly-traded companies and their securities;

  . reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  . participated in discussions and negotiations among representatives of UWR, LAH and SLDE and their financial and legal advisors;

  .  reviewed certain material agreements between UWR and LAH;

  .  reviewed the Merger Agreement and certain related documents; and

  . performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

   In rendering its opinions, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinions. With respect to the internal financial statements and other financial and operating data, including financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of UWR. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the Merger Agreement. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of UWR. Morgan Stanley's opinions are necessarily based on financial, economic, market and other conditions as in effect on and the information made available to it as of the dates of its opinions.

   The following is a brief summary of certain analyses performed by Morgan Stanley in connection with its opinion dated August 20, 1999. Certain of these summaries of financial analyses include information presented in a tabular format. In order fully to understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   Comparative Stock Price Performance. Morgan Stanley reviewed the recent stock price performance of UWR and compared such performance with that of the following indices:

  .  U.S. regulated water company index which included eight companies:
     American Water Works Company, Inc., Philadelphia Suburban Corporation, E'town Corporation, California Water Service Group, American States Water Company, SJW Corp., Connecticut Water Service, Inc. and Middlesex Water Company; and

  .  Standard & Poor's 500 Index.

   The following table presents the change in the stock prices for these groups, as compared to the change in the stock prices of UWR common stock over the period from August 18, 1998 to August 18, 1999 and the period from May 18, 1999 to August 18, 1999.

                                           Percentage Change Percentage Change
                                            for the Period    for the Period
                                              8/18/98 to        5/18/99 to
                                                8/18/99           8/18/99
                                           ----------------- -----------------
   U.S. regulated water company index.....       21.7%             17.4%
   Standard & Poor's 500 Index............       21.0%              0.0%
   UWR....................................       57.9%             32.3%

   Comparable Public Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of UWR with that of a group of publicly-traded regulated water companies, (collectively, the "UWR Comparable Companies"). The comparable companies selected for UWR were as follows:

   UWR Comparable Companies

     American States Water Company
     American Water Works Company, Inc.
     California Water Service Group
     Connecticut Water Service, Inc.
     E'town Corporation
     Middlesex Water Company
     Philadelphia Suburban Corporation
     SJW Corp.

   The table below presents, as of August 18, 1999, the representative range for each of the ratios of price to forecasted fiscal 1999 and 2000 earnings, stock price to tangible book value (value of UWR's equity plus the face amount of outstanding debt and preferred stock) as of June 30, 1999, and price to the latest twelve-month ("LTM") operating cash flow multiple, and the aggregate value to LTM EBITDA multiple and the aggregate value to LTM EBIT multiple. The earnings projections were based on earnings projections as reported by I/B/E/S International Inc., a provider of financial information, as of August 18, 1999. In the table below "LTM" means "lastest twelve-months", "EBITDA" means "earnings before interest, tax, depreciation and amortization" and "EBIT" means "earnings before interest and tax".

                          Price to    Price to   Price to
                         Forecasted  Forecasted  Tangible   Price to    Aggregate   Aggregate
                            1999        2000       Book     Operating   Value to    Value to
                          Earnings    Earnings     Value    Cash Flow  LTM EBITDA   LTM EBIT
                         ----------- ----------- --------- ----------- ----------- -----------
UWR Comparable
 Companies.............. 18.0 - 19.0 17.5 - 18.5 1.8 - 2.0 10.5 - 11.5 10.0 - 11.0 13.0 - 14.0
UWR.....................        18.0        17.1       2.2        11.1        11.1        15.4

   No company utilized in the comparable public company analysis as a comparison is identical to UWR. In evaluating the companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of UWR, such as the impact of competition on the business of UWR and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of UWR or the industry or in the financial markets in general. Mathematical analysis (such as determining an average or a median) is not in itself a meaningful method of using comparable public company data. Based on this analysis, Morgan Stanley calculated per share values for UWR common stock ranging from $20.45 to $23.08. This range was also multiplied by a 40% control premium to determine a valuation range. Based on this premium, Morgan Stanley calculated per share equity values for UWR ranging from $28.64 to $32.32. Morgan Stanley noted that the unaffected closing per share price of UWR common stock on August 12, 1999 was $23.06.

   Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis of UWR's core utility business and real estate operations and multiple analyses for its stakes in the water services business and the Northumbrian Partnership. For UWR's core utility and real estate operations, Morgan Stanley's discounted cash flow analysis was based on certain financial projections provided by UWR's management for the period 1999 through 2009. Unlevered free cash flow was calculated as net income available to common stockholders plus the aggregate of preferred stock dividends, depreciation and amortization, deferred taxes, and other noncash expenses and after-tax net interest expense, less the sum of capital expenditures and investment in noncash working capital. Morgan Stanley calculated terminal values by applying a range of perpetual growth rate multiples to the unlevered free cash flow in fiscal 2009 and the cash-flow streams and terminal values were then discounted to the present using a range of discount rates representing an estimated range of the weighted average cost of capital for UWR. The range of discount rates utilized for the valuation of the core business was 5.50%-7.00%. The range of perpetual growth rates applied for this exercise was 1.0% to 2.0%.

   For UWR's stake in the water services business, Morgan Stanley applied revenue multiples of 1.0x-2.0x to projected 1999 operating revenues of $154.3MM. For UWR's stake in the Northumbrian Partnership, Morgan Stanley examined a group of U.K. publicly-traded regulated water companies, (collectively, the "UK Comparable Companies"). The comparable companies selected for the Northumbrian Partnership were as follows:

  UK Comparable Companies

     Anglian Water plc
     Thames Water plc
     Kelda Group plc
     Severn Trent plc
     Pennon Group plc

   The table below presents, as of August 18, 1999, the representative range for each of the ratios of price to tangible book value multiple as of March 31, 1998, and stock price to LTM operating cash flow multiple, and the aggregate value to LTM EBITDA and LTM EBIT multiples.

                                       Price to            Aggregate
                                       Tangible  Price to  Value to   Aggregate
                                         Book    Operating    LTM     Value to
                                         Value   Cash Flow  EBITDA    LTM EBIT
                                       --------- --------- --------- -----------
   UK Comparable Companies............ 1.1 - 1.3 5.0 - 6.0 7.5 - 8.5 10.5 - 11.5

Based on these analyses, Morgan Stanley calculated per share values for UWR ranging from $26.04 to $35.88.

   Analysis of Selected Precedent Transactions. Using publicly available information, Morgan Stanley considered six announced or completed transactions in the regulated water industry, which were deemed to be comparable to the merger. These transactions included:

  .  Yorkshire Water plc's acquisition of Aquarion Company

  .  California Water Service Group's acquisition of Dominguez Services
     Corporation

  .  American Water Works Company Inc.'s acquisition of National Enterprises

  .  Enron Corp.'s acquisition of Wessex Water plc

  .  Philadelphia Suburban Corporation's acquisition of Consumers Water
     Company

  .  Nipsco Industries Inc.'s acquisition of IWC Resources Corp.

   Morgan Stanley compared certain publicly available financial and market statistics of the above precedent transactions to the merger. The table below presents, as of August 18, 1999, the representative range for each of the ratios of price to those implied by LTM earnings multiple, and price to tangible book value multiple as of June 30, 1999, and the aggregate value to LTM EBITDA and LTM EBIT multiples.

                                 Price to    Price to   Aggregate   Aggregate
                                    LTM      Tangible   Value to    Value to
                                 Earnings   Book Value LTM EBITDA   LTM EBIT
                                ----------- ---------- ----------- -----------
   Precedent Transactions...... 23.0 - 34.0 2.4 - 3.2  10.0 - 13.0 13.5 - 18.5

Based on this analysis, Morgan Stanley calculated per share values for UWR ranging from $21.18 to $32.79.

   No transaction utilized as a comparison in the analysis of the above selected precedent transactions is identical to the merger, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of UWR and other factors that would affect the acquisition value of the companies to which it is being compared. In evaluating the above precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of UWR, such as the impact of competition on UWR and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of UWR or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using precedent transactions data.

   Pro Forma Analysis of the Merger. Morgan Stanley reviewed the pro forma impact of the merger on SLDE's earnings per share ("EPS") for the fiscal years ended 2000 through 2004. The analysis was performed assuming completion of the merger at the beginning of this period, utilizing stand-alone I/B/E/S earnings estimated for the fiscal years ended 2000 through 2004 for UWR and SLDE prior to the inclusion of any synergies. Based on such analysis on an EPS basis, the merger would be dilutive post-goodwill to SLDE for the period 2000 through 2004 and accretive pre-goodwill in 2000, dilutive in 2001 and accretive for the period 2002 through 2004.

   In connection with its opinion dated the date of this proxy statement, Morgan Stanley reviewed its analysis used to render its August 20, 1999 opinion by performing procedures to update certain analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection with the August 20, 1999 opinion.

   In connection with the review of the merger by UWR's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of giving its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinions, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinions. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of UWR.

   In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of UWR and SLDE. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were performed solely as part of Morgan Stanley's analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of shares of UWR common stock, other than LAH and its affiliates, pursuant to the Merger Agreement and were conducted in connection with the delivery of the Morgan Stanley opinions dated August 20, 1999 and dated the date of this proxy statement to UWR's board of directors. The analyses do not purport to be appraisals or to reflect the prices at which UWR common stock might actually trade. The consideration pursuant to the Merger Agreement and other terms of the Merger Agreement were determined through arm's length negotiations between UWR and SLDE and were approved by UWR's board of directors. Morgan Stanley provided advice to UWR during such negotiations; however, Morgan Stanley did not recommend any specific consideration to UWR or that any specific consideration constituted the only appropriate consideration for the merger. In arriving at its opinions, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of UWR or any of its assets, nor did Morgan Stanley negotiate with any parties, other than LAH and SLDE. Morgan Stanley's opinion dated August 20, 1999 was one of many factors taken into consideration by UWR's board of directors in making its decision to approve the Merger Agreement and the transactions contemplated by it. Consequently, the Morgan Stanley analyses described above should not be viewed as determinate of the opinion of UWR's board of directors with respect to the value of UWR or to whether or not the UWR board of directors would have been willing to agree to a different consideration.

   UWR's board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously involved in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions for its own account or for the account of customers in the equity or debt securities of UWR or SLDE.

   Morgan Stanley has been retained by UWR to act as financial advisor to UWR with respect to the merger. Pursuant to a letter agreement dated July 2, 1999 between UWR and Morgan Stanley, Morgan Stanley is entitled to (i) an advisory fee of approximately $50,000 to $100,000 which is payable in the event the transaction is not consummated and (ii) a transaction fee equal to approximately $6,000,000, which is payable as follows: one-third upon announcement of the transaction, one-third upon approval of the transaction by UWR stockholders and one-third upon closing of the transaction. Any amounts paid or payable to Morgan Stanley as advisory or announcement fees will be credited against the transaction fee. UWR has also agreed to reimburse Morgan Stanley for its expenses in performing its services. In addition, UWR has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for SLDE and have received fees for the rendering of these services.

Financial Projections of UWR

   Following are certain financial projections provided by UWR management to its board of directors including its LAH-affiliated members at its July 8, 1999 meeting. The projections were subsequently provided to Rothschild Inc. and Morgan Stanley. The projected results for fiscal year 1999 set forth in the projections were based upon actual results through March 1999 and management forecasts for the remainder of fiscal 1999.

                      UWR Consolidated Statement of Income

                       Years Ended December 31, 1998-2003
                             (thousands of dollars)

                           Actual                   Projected
                          -------- --------------------------------------------
                            1998     1999     2000     2001     2002     2003
                          -------- -------- -------- -------- -------- --------
Operating revenues....... $356,210 $367,040 $364,503 $379,361 $396,693 $408,516
                          -------- -------- -------- -------- -------- --------
Operating expenses and
 taxes
  Operations.............  147,090  153,322  139,909  145,087  150,153  153,099
  Maintenance............   21,297   22,538   22,476   22,487   22,463   22,403
  Depreciation...........   39,950   44,491   41,771   43,367   44,539   45,502
  General taxes..........   50,273   54,784   53,541   54,707   56,188   57,644
                          -------- -------- -------- -------- -------- --------
    Total operating
     expenses and taxes..  258,610  275,135  257,697  265,647  273,343  278,649
                          -------- -------- -------- -------- -------- --------
Operating income.........   97,600   91,905  106,806  113,714  123,350  129,867
Other income
  Investments,
   acquisitions &
   divestments (net of
   tax)..................      --     5,894    8,255    9,165    9,263    8,645
  AFUDC..................    4,567    2,289    3,142    1,950    1,733    1,722
  Other, (net)...........    1,959    7,962      366       51        2       21
  Equity earnings (net of
   interest expense).....    6,491    6,940    3,228    5,012    5,077    8,920
                          -------- -------- -------- -------- -------- --------
  Total other income.....   13,017   23,085   14,990   16,178   16,075   19,308
                          -------- -------- -------- -------- -------- --------
Gross Income.............  110,617  114,990  121,796  129,892  139,424  149,175
                          -------- -------- -------- -------- -------- --------
Interest and other
 charges
  Interest on long-term
   debt & amortization...   36,036   39,521   35,223   35,547   36,113   36,037
  Other interest
   expense...............    4,921    4,749    5,935    6,405    6,537    6,248
                          -------- -------- -------- -------- -------- --------
  Total interest & other
   charges...............   40,957   44,270   41,158   41,953   42,649   42,285
                          -------- -------- -------- -------- -------- --------
Profit before taxes &
 preferred dividends.....   69,660   70,720   80,638   87,939   96,775  106,890
Provision for income
 taxes...................   19,450   18,799   23,502   26,251   29,918   33,683
                          -------- -------- -------- -------- -------- --------
Net Income...............   50,210   51,921   57,136   61,688   66,857   73,207
                          -------- -------- -------- -------- -------- --------
Preferred and preference
 stock dividends.........    6,281    4,886    2,867    2,143    1,841    1,537
                          -------- -------- -------- -------- -------- --------
Net income applied to
 common stock............ $ 43,929 $ 47,035 $ 54,269 $ 59,545 $ 65,016 $ 71,670
                          ======== ======== ======== ======== ======== ========
Average shares
 outstanding.............   37,028   38,578   39,331   39,854   40,379   41,178
Earnings per share.......    $1.19    $1.22    $1.38    $1.49    $1.61    $1.74

   UWR does not, as a matter of course, make public its forecasts or projections as to the future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. The above summary of these projections is included in this proxy statement solely because the projections were made available to LAH and its affiliates and Morgan Stanley. The projections do not reflect any of the effects of the merger or other future adjustments that may be appropriate concerning UWR and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing.

   During the period from July 8 through August 20, 1999, Morgan Stanley conducted diligence on UWR and its affiliates and discussed various aspects of UWR's business with its management. Based on these discussions, an adjusted set of projections was prepared. For UWR's core utility business and real estate operations, Morgan Stanley's discounted cash flow analysis was based on the adjusted projections. These adjusted projections differed from those dated as of July 8, 1999, generally, in that the adjusted projections were extended through the year 2009, they included updated information regarding projected operating revenues and operating income (which did not differ materially from the amounts included in the projections dated as of July 8, 1999) and they eliminated anticipated income from investments, acquisitions and divestments that was considered speculative.

   Other than as described above, UWR has not updated the projections to reflect changes that have occurred since their preparation. UWR believes the assumptions were reasonable at the time the projections were prepared, given the information known by its management at such time.

   UWR did not prepare the projections with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding forward looking information or generally accepted accounting principles. UWR's independent auditors, have not, and other independent accountants have not, compiled, examined or performed any procedure with respect to the prospective financial information contained in the projections, and they have not expressed any opinion or given any form of assurance on the projections or their achievability, and assume no responsibility for and disclaim any association with, such prospective information. Furthermore the projections necessarily make numerous assumptions, many of which are beyond the control of UWR and may not prove to have been and may no longer be accurate. Additionally, this information does not reflect revised prospects for UWR's businesses, changes in the general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared. Accordingly, the projections are not necessarily indicative of current value or future performance, which may be significantly more favorable or less favorable than described below, and should not be regarded as a representation that they will be achieved.

   THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS OF UWR AND UWR'S VALUE MAY MATERIALLY DIFFER FROM THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND UWR'S ABILITY TO CONTROL OR PREDICT. HOLDERS OF THE COMMON STOCK ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED OR THAT UWR'S FUTURE FINANCIAL RESULTS WILL NOT MATERIALLY VARY FROM THE PROJECTIONS. UWR DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

SLDE's and LAH's Purpose for Engaging in the Merger and Belief That The Merger is Fair To UWR's Unaffiliated Stockholders

   SLDE's and LAH's purpose for engaging in the merger is to acquire 100% beneficial ownership of UWR. Prompted by the current trend of rapid consolidation in the U.S. regulated water industry, SLDE, LAH and UWR sought to participate in the consolidation and maintain their market position through joint acquisitions of unaffiliated water companies. During the course of the parties' discussions, however, it became evident that UWR's size and limited capital resources would likely prevent UWR from taking advantage of growth opportunities presented by the acquisition of significant water utilities or services companies at the requisite purchase prices. In addition, SLDE and LAH were concerned that UWR's inability to participate in public/private partnerships that require significant amounts of capital to be contributed by the private party would disadvantage United Water Services in its pursuit of future non-regulated business opportunities. Since UWR's continued competitiveness in the industry appeared to be at risk, and in order to protect their existing strategic and financial interests in UWR, SLDE and LAH determined that an appropriate course of action would be to acquire the remaining UWR shares that they did not own.

   Each of SLDE, LAH and LAH Acquisition reasonably believes that the merger is procedurally fair to UWR's unaffiliated stockholders for the reasons disclosed by UWR and is fair, from a financial point of view, to UWR's unaffiliated stockholders. This belief is based on, among other things, SLDE's and LAH's experience in owning, managing, operating and divesting water companies, including water companies in the United States, and on its experience as a stockholder of UWR and as a joint venture partner with UWR in United Water Services. This view is also based on the fact that the terms and conditions of the merger, including the amount of the consideration to be paid to UWR's unaffiliated stockholders, were arrived at through arm's length negotiations between LAH and independent representatives of UWR. This belief is further supported by the understanding of SLDE, LAH and LAH Acquisition, based on discussions with and advice from their financial advisor, Rothschild Inc., as well as other publicly available information, that the consideration that the unaffiliated UWR stockholders will receive in the merger is at least equivalent to the consideration paid by the acquirers in other recent acquisitions of United States water companies, measured by relevant valuation methods, and represents a substantial premium over the market price of their shares prior to the announcement of the merger discussions between UWR and LAH.

   A rapid consolidation of the U.S. market is underway which has resulted in the payment of prices for water companies reflecting premiums above their stock market prices and at multiples of their book value. In this environment, SLDE, LAH and LAH Acquisition believe that the value of UWR as a going concern is considerably higher than the liquidation value of UWR's assets, and, accordingly, SLDE, LAH and LAH Acquisition believe that a consideration of the liquidation value of UWR's assets would not be material to a determination of the fairness of the merger to UWR's unaffiliated stockholders. Similarly, SLDE, LAH and LAH Acquisition believe that the fairness of the merger consideration in relation to UWR's book value and going concern value must be examined in light of the current industry consolidation. The comparable companies, discounted cash flow, selected precedent transactions and "sum of the parts" analyses conducted by Rothschild Inc. included, among other things, consideration of UWR's book value and going concern value in this industry context. Because SLDE, LAH and LAH Acquisition believe that, in a rapidly consolidating industry, the valuation methodologies undertaken by Rothschild Inc. are the most relevant, their belief that the merger is fair, from a financial point of view, to UWR's unaffiliated stockholders is not affected by the fact that they did not consider the value of UWR based strictly on net book value, going concern value or liquidation value. Further, based on the assumptions and subject to the qualifications identified by Rothschild Inc. in giving its advice, SLDE, LAH and LAH Acquisition have adopted the Rothschild Inc. analyses in forming their belief that the merger is fair to UWR's unaffiliated stockholders. In this regard, SLDE, LAH and LAH Acquisition note that the $35.48 cash (inclusive of the increased dividends) to be received by UWR's unaffiliated stockholders in the merger represents a value of the UWR shares that (i) exceeds the highest per share value estimated by Rothschild Inc. in the selected precedent transaction analysis and the average acquisition premium analysis, (ii) falls within the high end of the range of per share values estimated by Rothschild Inc. in the comparable companies analysis and the "sum of the parts" analysis, and (iii) falls within the range of per share values estimated by Rothschild Inc. in the discounted cash flow analysis. Because the $35.48 per share to be received by UWR's unaffiliated stockholders falls within the applicable ranges of values based on all of the analyses undertaken by Rothschild Inc., and falls in the high end of or above the range of per share values estimated by Rothschild Inc. in most of the analyses, SLDE, LAH and LAH Acquisition believe that the Rothschild Inc. analyses support SLDE's, LAH's and LAH Acquisition's belief that the merger is fair, from a financial point of view, to UWR's unaffiliated stockholders.

   Because of Rothschild Inc.'s experience and expertise in the valuation of businesses and securities in connection with mergers and acquisitions, SLDE and LAH have placed particular weight on the advice of Rothschild Inc. in forming their belief that the merger is fair, from a financial point of view, to UWR's unaffiliated stockholders, but neither SLDE nor LAH found it practicable to assign, nor did they assign, relative weights to any specific indicators of value nor to the other factors considered in reaching their conclusion as to fairness.

   No director of SLDE, LAH or LAH Acquisition dissented to or abstained from voting on the merger.

Rothschild as Financial Advisor to SLDE and LAH

   Rothschild Inc. has served as financial advisor to SLDE and its wholly-owned subsidiary LAH with respect to certain strategic alternatives regarding LAH's investment in UWR. SLDE did not request that Rothschild provide any opinion as to the fairness of the consideration to be received by holders of shares of UWR common stock pursuant to the Merger Agreement. In addition, although Rothschild, as financial advisor to SLDE and LAH, provided SLDE and LAH with advice as to the amount of consideration to be paid by LAH in the merger, SLDE did not request that Rothschild make any recommendation to the supervisory board of SLDE in this regard, the amount of consideration to be paid by LAH in the merger having been determined by SLDE's and LAH's senior management, in consultation with Rothschild, through active negotiations with UWR.

   In connection with its role as financial advisor, Rothschild, among other things: (i) analyzed certain publicly available historical financial statements and other historical information concerning UWR prepared by UWR; (ii) reviewed the recent reported prices and trading activity for the common stock of UWR;
(iii) compared the financial performance of UWR and the prices and trading activity of the common stock of UWR with that of certain other comparable publicly traded companies and their securities; (iv) reviewed certain financial projections for UWR that were based on both publicly available information and confidential information prepared by UWR for its board, which includes certain LAH-affiliated members, and which UWR made available to Rothschild, including details of estimated and forecasted operating and financial performance of UWR;
(v) reviewed the terms of precedent transactions deemed relevant by Rothschild, to the extent publicly available; (vi) reviewed the Merger Agreement, and certain related documents; and (vii) conducted such other studies and analyses as it deemed appropriate. Rothschild did not assume any responsibility for conducting a physical inspection of the properties or facilities of UWR or for making or obtaining any independent valuation or appraisal of the assets or liabilities of UWR nor was Rothschild furnished with any such appraisals.

   The following is a brief summary of the material financial and comparative analyses Rothschild performed in connection with its advice to SLDE and LAH.

   Comparable Publicly Traded Companies Analysis of UWR. Rothschild reviewed and compared certain actual and projected financial, operating and stock market information of companies in lines of business Rothschild believed to be comparable to those of UWR. While there were no public companies with precisely the same mix of business and financial condition as UWR, Rothschild believed the most relevant comparable companies to UWR to be American Water Works Corporation, Inc., Philadelphia Suburban Corporation, E' Town Company, Middlesex Water Company and Connecticut Water Services, Inc. (for the purpose of this section, the "Comparable Companies"). The results of Rothschild's analysis are set forth below. For the purposes of this section, Enterprise Value means equity market value (based on the closing market prices of the Comparable Companies for the 12 months ending on August 17, 1999) plus net debt. EBITDA means earnings before interest, taxes, depreciation and interest. EBIT means earnings before interest and taxes; and LTM means latest twelve-months.

                    Summary of Comparable Companies Analysis

                             Multiple                                  Range
                             --------                              -------------
Enterprise Value as a multiple of LTM revenues.................... 4.42x - 5.34x
Enterprise Value as a multiple of LTM EBITDA......................  9.7x - 12.6x
Enterprise Value as a multiple of LTM EBIT........................ 13.1x - 16.6x
Market value as a multiple of LTM net income...................... 16.8x - 25.0x
Price as a multiple of estimated 1999 earnings per share.......... 17.6x - 21.5x
Price as a multiple of estimated 2000 earnings per share.......... 16.7x - 18.4x
Market value as a multiple of book value.......................... 1.84x - 2.53x

   Based on the foregoing data, other data deemed relevant for the Comparable Companies and the projections for UWR prepared by the management of UWR for its board, Rothschild performed a public market valuation analysis. Assuming a 30% change of control premium, this analysis indicated equity value reference ranges of approximately $31.19 to $35.87 for each share of UWR common stock. As noted above, no company used in the public market valuation analysis is comparable to UWR. Accordingly, any analysis of the value of the shares of UWR common stock based on the Comparable Companies involves complex considerations and judgments concerning differences in potential financial and operating characteristics of the Comparable Companies and other factors in relation to the trading and acquisition values of the Comparable Companies.

   Selected Precedent Transaction Analysis. Rothschild reviewed and analyzed publicly available financial information relating to selected announced or completed merger and acquisition transactions in the regulated water industry between September 1996 and June 1999 (for the purposes of this section, the "Water Industry Transactions"). Rothschild believes that the reasons for, and the circumstances surrounding, each of the transactions analyzed were diverse and the characteristics of such transactions involved were not directly comparable to the merger or to UWR and that the merger and acquisition transactions environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations.

   Based on the Water Industry Transactions and the operating projections for UWR prepared by the management of UWR for its board, this analysis indicated implied equity value reference ranges of approximately $32.39 to $35.39 per share of UWR common stock. As noted above, no transaction reviewed was identical to the merger and, accordingly, an assessment of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of UWR and other factors that would effect the acquisition value of the companies to which UWR was compared.

   Discounted Cash Flow Analysis of UWR. Based upon the projections for UWR prepared by the management of UWR for its board, Rothschild considered that the net present value of UWR's future consolidated cash flows and the present value of the implied terminal value less net UWR debt indicated net present values per share of UWR common stock ranging from approximately $33.02 to $38.95 on the basis of mid-range assumptions of discount rates of 6.75% to 7.25% and a 2008 perpetuity growth rate of 3%.

   Average Acquisition Premium Analysis. Rothschild analyzed the implied consideration per share of UWR common stock based on the levels of premiums paid in selected acquisition transactions (for purposes of this section, the "Selected Transactions"). Rothschild believes that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and the characteristics of such transactions and the companies involved were not directly comparable to the merger or to UWR. Based on average premiums in Selected Transactions ranging from 25% to 40%, in each case in relation to trading prices on the trading day immediately prior to the respective public announcements of such selected transactions, this analysis indicated a value per share of UWR common stock ranging from $28.72 to $32.15 based on a 30 day average closing price of $22.98 for the UWR common stock as of the date prior to the announcement by UWR that it was considering strategic alternatives.

   "Sum-of-the-Parts" Analysis for UWR. Rothschild also considered a pre-tax "sum-of-the-parts" analysis for each segment of UWR. The segments analyzed were as follows:

   .  UWR's water utility business

   .  UWR's equity investment in the Northumbrian Partnership

   .  UWR's equity investment in the United Water Services joint ventures

   .  UWR's real estate operations and other investments

                      Summary of Sum-of-the-Parts Analysis

                                                                  Per Share
                                                                    Value
                                                                --------------
                                                                 Low     High
                                                                ------  ------
Water Utility Business......................................... $30.20  $32.96
Investment in Northumbrian Partnership......................... $ 2.83  $ 3.27
Investment in United Water Services............................ $ 1.68  $ 2.16
Real Estate and Other Investments.............................. $ 2.16  $ 2.40
Less UWR debt.................................................. $(3.69) $(3.69)
Sum-of-the-Parts Value......................................... $33.18  $37.10

   In connection with its role as financial advisor to SLDE, Rothschild analyzed various other strategic options available with respect to LAH's stake in UWR, including the sale of its stake to a strategic buyer, renegotiating the agreements that govern the relationship between UWR and LAH and SLDE, and maintaining the status quo.

   Rothschild's analyses were based on information then available and the best economic assumptions available to it at that time and various other factors. Rothschild's views do not constitute an opinion as to a fair valuation of UWR or the shares of UWR common stock, or the optimum price to be achieved by the stockholders of UWR, nor do Rothschild's analyses purport to be a comprehensive review of all options available to UWR. Since Rothschild's views described above are inherently subject to uncertainty, none of SLDE, LAH, Rothschild or any other person assumes responsibility for their accuracy or for reliance by any stockholder of UWR upon them.

   SLDE retained Rothschild to act as its advisor based upon Rothschild's qualifications, experience and expertise. Rothschild is an internationally recognized investment banking firm and, as a part of its investment banking business, is engaged in the rendering of merger and acquisition advice, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes.

   Except as described herein, neither SLDE nor LAH has obtained, or sought to obtain, any report, opinion or appraisal from an outside party.

Potential Conflicts of Interest of Certain Persons in the Merger

   In considering the recommendation of UWR's board of directors with respect to the Merger Agreement, stockholders should be aware that certain directors and executive officers of UWR have interests that may present them with potential conflicts of interest in connection with the merger. UWR's board of directors is aware of the conflicts described below and (except for the terms proposed for continuation of Mr. Correll's employment after the merger) considered them along with other matters in recommending that UWR stockholders vote to approve the Merger Agreement.

   UWR has issued to certain of its directors and executive officers options to purchase shares of UWR common stock under its Management Incentive Plan and shares of restricted common stock under its Directors' Restricted Stock Plans. At the effective time of the merger, all holders of options to purchase UWR common stock, will receive in exchange for the cancellation of their options a cash payment per share equal to the excess of $35.00 over the applicable exercise price. In addition, each outstanding share of restricted common stock issued under the Directors' Restricted Stock Plans will become fully vested at the effective time of the merger and will be simultaneously converted into the right to receive a cash payment of $35.00 per share.

   Approval of the merger by shareholders of UWR will constitute a change of control of UWR under the employment agreements between UWR and several UWR executive officers, including Messrs. Correll, Simunovich, DeMicco, McGlynn, and Fallon. The exact terms of the employment agreements vary. Generally, however, the agreements entitle the executives to severance payments and benefits if, following a change of control, UWR terminates the executive's employment for other than cause or if the executive terminates employment for good reason. Cause is generally defined in the agreements to include actions, such as the executive's failure to perform his or her duties, the willful engaging of the executive in misconduct, or the executive's conviction of a felony, if such actions would cause material injury to UWR. Good reason is defined in the agreements to include, among other things, a reduction in the executive's base salary, an adverse change in the executive's duties or responsibilities, and, in all but one of the agreements, a change of the executive's place of employment to one that is more than 50 miles from where the executive is currently working. Additionally, Mr. Correll's agreement provides that severance payments and benefits will be paid following a termination or resignation for any reason during the six month period following the consummation of a transaction that constitutes a change of control and the agreements of Messrs. Simunovich, DeMicco and Fallon provide that severance payments and benefits will be paid following a termination or resignation for any reason during the thirteenth month following the consummation of a transaction that constitutes a change of control. Severance benefits provided under the agreements include the following:

  . a payment equal to two or three hundred percent of the executive's annual base salary and annual target bonus;

  . continued participation for 18 or 24 months in employee benefit plans in which the executive is entitled to participate, or the cash equivalent if continued participation is not possible; and

  . payment of the executive's nonqualified supplemental retirement plan benefit, assuming for purposes of determining the benefit that it is fully vested, and that the executive has attained at least age 55 with at least 10 years of service under the plan.

   The agreements also provide for an additional payment, if required, to make the executives whole for any excise tax imposed by Section 4999 of the Internal Revenue Code.

   It is presently estimated that the value of the severance payments and benefits, including the excise tax gross-up payments, to which the named executive officers would become entitled under their employment agreements, assuming for this purpose that each executive's employment was terminated for one of the reasons set forth above following UWR shareholder approval of the merger, would be as follows: Mr. Correll, $4,343,000; Mr. Simunovich, $2,120,000; Mr. DeMicco, $1,880,000; Mr. McGlynn, $700,000; and Mr. Fallon,
$1,880,000.

   In addition, since the signing of the Merger Agreement, LAH has formulated a proposal to retain the services of Donald L. Correll with UWR after the merger, and accordingly has offered to cause UWR to enter into a new executive employment agreement with Mr. Correll which would replace his current employment agreement, and which would take effect only upon consummation of the merger. See "THE MERGER--Certain Effects of the Merger."

Indemnification and Insurance

   The Merger Agreement provides that after the effective time of the merger, LAH, and UWR will, to the fullest extent permitted by applicable law, indemnify each of the past and present officers and directors of the parties and their subsidiaries, as well as anyone who becomes an officer or director after the date of the Merger Agreement but prior to the effective time, against:

  . liabilities and expenses (including attorneys' fees) arising out of actions or omissions by such person at or prior to the effective time of the merger and based on the fact that such person is or was a director or officer of a party to the Merger Agreement or one of their subsidiaries; and

  .  all such liabilities to the extent they arise out of the Merger
     Agreement.

   LAH is also required to maintain directors' and officers' liability insurance policies for six years following the effective time of the merger for the benefit of the persons currently covered by such policies of UWR or its subsidiaries, although LAH is not, however, required to spend in any year more than 200% of the annual aggregate premiums currently paid by UWR for such insurance.

Federal Income Tax Consequences

   The receipt of cash by each holder of shares of common stock and series A preference stock pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

   Generally, a stockholder of UWR who receives cash in exchange for shares of UWR common stock or series A preference stock pursuant to the merger will, for U.S. federal income tax purposes, recognize gain or loss equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the UWR common stock or series A preference stock exchanged. If the UWR common stock or series A preference stock is held by a stockholder as a capital asset, gain or loss recognized by the stockholder will be a long-term capital gain or loss if the stockholder has held the common stock for more than one year. In the case of a noncorporate taxpayer, the current maximum U.S. federal income tax rate on net capital gains generally is 20%.

   Payments of cash to a holder of shares of UWR common stock or series A preference stock are generally subject to information reporting requirements. "Backup" withholding at a rate of 31% will apply to such payments, unless the holder furnishes its taxpayer identification number in the manner prescribed in the applicable U.S. Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability if the required information is furnished to the Internal Revenue Service. Such "backup" withholding can be avoided if a stockholder properly completes the letter of transmittal that the exchange agent will mail to each stockholder as soon as reasonably practicable after the effective time of the merger, and includes in such letter the stockholder's correct taxpayer identification number.

   The discussion set forth above as to the material federal income tax consequences of the merger is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations, judicial decisions and current administrative rulings, all as in effect on the date of this proxy statement and all of which are subject to change at any time possibly with retroactive effect. This discussion does not address any aspect of state, local or foreign taxation. No rulings have been, or will be, requested from the Internal
Revenue Service with respect to any of the matters discussed. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not alter the tax consequences described above.

   This discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. The foregoing discussion may not be applicable with respect to certain shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares who are subject to special tax treatment under the U.S. Internal Revenue Code of 1986, as amended, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of shares in light of that holder's individual circumstances. Stockholders are urged to consult their own tax advisers to determine the particular tax consequences of the merger to them (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

Regulatory Matters

   UWR has public utility subsidiaries which operate in thirteen states. While certain of the relevant state statutes are subject to interpretation regarding their applicability to this transaction, UWR believes that approvals of the state public utility regulatory commissions in at least ten states are required. These 10 states are Arkansas, Connecticut, Delaware, Florida, Illinois, Missouri, New Jersey, New York, Pennsylvania and Virginia. Filings for such approvals were made with the appropriate state board, department or commission for the states of Arkansas, Connecticut, Delaware, Illinois, Missouri, New Jersey, New York and Virginia on November 5th, 1999. In addition, a filing was made with the Pennsylvania Public Utility Commission on November 15th, 1999. A filing is expected to be made with the Florida Public Service Commission on

December 15, 1999. The Merger Agreement requires UWR to use all commercially reasonable efforts to obtain the necessary approvals as soon as practicable. While there can be no guarantee as to whether or when these approvals will be finally obtained, UWR believes that all approvals will be received during the first half of the year 2000.

   Antitrust Regulation. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules promulgated by the Federal Trade Commission, the merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the applicable waiting period requirement has expired or been terminated. Each of UWR and LAH filed a notification and report form under the Hart-Scott-Rodino Act on November 24, 1999. The waiting period under the Hart-Scott-Rodino Act will expire 30 days after these filings unless early termination is granted by the Federal Trade Commission and the Department of Justice or additional information is requested by them from either UWR or LAH. If the merger is not consummated within one year after the expiration of the Hart-Scott-Rodino Act waiting period, UWR and LAH will be required to re-file under the Hart-Scott-Rodino Act. Satisfaction of the waiting period requirement does not preclude the Department of Justice, the Federal Trade Commission or any other party from challenging or seeking to delay or enjoin the merger on antitrust or other grounds either before or after the effective time. There can be no assurance that such a challenge, if made, would not be successful. UWR and LAH believe that the merger would not violate federal antitrust laws.

Absence of Appraisal Rights

   The stockholders of UWR are not entitled to appraisal rights in connection with the merger. Under New Jersey law, an appraisal right is the right to dissent from the merger and obtain payment of an appraised value for your shares in place of the cash consideration payable in the merger.

Recent Developments

   As of the date of this proxy statement, two law suits have been filed contesting the merger. These suits are (1) Herbert Behrens v. Donald L. Correll et al., filed on August 25, 1999 in the Superior Court of New Jersey Chancery Division, Bergen County, Docket No. C-260-99, and (2) Lawrence Steinberg v. United Water Resources Inc. et al., filed on August 24, 1999 in the Superior Court of New Jersey Chancery Division, Bergen County, Docket No. C-256-99.

   These suits allege, among other things, breach of fiduciary duty by UWR and its directors because the merger was purportedly agreed to without an appropriate evaluation of UWR's worth to an acquisition candidate. Specifically, plaintiffs allege that UWR and its directors "have failed to announce any active auction or open bidding procedure," and have not "adequately ensured that no conflicts of interest exist or, . . . ensure[d] that all conflicts would be resolved." Both suits seek, in addition to other relief, an injunction preventing SLDE and LAH from acquiring UWR for the consideration stated in the Merger Agreement. On October 26, 1999, the Superior Court of New Jersey Chancery Division issued an Order of Consolidation consolidating the two complaints. The Order of Consolidation stipulates that the defendants shall answer the consolidated complaint 30 days before the special meeting.

   UWR believes that these suits are entirely without merit and intends to vigorously defend against them.

                              THE MERGER AGREEMENT

   The following is a description of certain provisions of the Merger Agreement. The complete Merger Agreement appears as Annex A to this proxy statement and is incorporated herein by reference. This description does not purport to be complete and it may not include all of the information that interests you. The description is qualified in its entirety by reference to the Merger Agreement, and we recommend that you carefully read the Merger Agreement in its entirety.

Effective Time of the Merger

   The merger will take place only after receipt of all necessary stockholder and regulatory approvals and the satisfaction or waiver of the conditions to the merger. As required by the Merger Agreement, the parties must also file a certificate of merger with the Secretary of State of New Jersey before the merger can take effect. The merger will take effect at such time as the certificate of merger is duly filed with the Secretary of State of New Jersey, or on a subsequent date that the parties agree to and specify in the certificate of merger.

Effects of the Merger

   At the effective time of the merger, LAH Acquisition will merge with and into UWR and UWR will be the surviving corporation. At such time, the separate corporate existence of LAH Acquisition will cease, and UWR will become a wholly-owned subsidiary of LAH.

   The certificate of incorporation and by-laws of LAH Acquisition, immediately prior to the effective time of the merger, will be the certificate of incorporation and by-laws of UWR following the merger. The directors of LAH Acquisition and the officers of UWR, immediately prior to the effective time of the merger, will be the directors and officers of UWR following the merger.

   The other effects of the merger will be as provided in the applicable provisions of the New Jersey Business Corporation Act.

Merger Consideration

   The Merger Agreement reflects an "all-cash transaction" in which each issued and outstanding share of UWR common stock (other than shares owned, directly or indirectly, by UWR, LAH or any of their respective wholly-owned subsidiaries) will be converted at the effective time of the merger into the right to receive the per share cash consideration of $35.00, without interest. Each issued and outstanding share of series A preference stock (other than shares owned, directly or indirectly, by UWR, LAH or any of their respective wholly-owned subsidiaries) will be converted into a right to receive $29.17 in cash. This amount is equal to the product of $35.00 multiplied by the 0.8333 shares of common stock into which each share of series A preference stock is convertible immediately prior to the effective time of the merger. All shares of common stock and series A preference stock owned, directly or indirectly, by UWR or LAH or any of their respective wholly-owned subsidiaries will be canceled without consideration in the merger.

Exchange of Stock Certificates

   Exchange Agent. Prior to the effective time of the merger, LAH will enter into an agreement with a bank or trust company mutually acceptable to UWR and LAH to serve as an exchange agent for the merger. At the effective time of the merger, LAH will deposit cash with the exchange agent in an amount equal to:

  . the aggregate cash consideration payable to all eligible holders of UWR common stock and series A preference stock under the Merger Agreement; plus

  . the aggregate amount of any dividends on UWR common stock and series A preference stock that have been declared but remain unpaid at the effective time of the merger.

   Exchange Procedures. Promptly after the effective time, LAH and UWR will cause the exchange agent to mail the following materials to each person, other than UWR, LAH and their wholly-owned subsidiaries, who at the effective time held a certificate or certificates representing outstanding shares of UWR common stock or series A preference stock:

  . a letter of transmittal for use in submitting such share certificate to the exchange agent for exchange; and

  . instructions explaining what the stockholder must do to receive the per share cash consideration in exchange for surrender of their share certificates.

Upon surrender of a share certificate to the exchange agent for cancellation, the holder of the certificate shall be entitled to receive in exchange therefor the per share cash consideration and unpaid dividends due to that holder under the terms of the Merger Agreement. From and after the effective time of the merger, UWR's stock transfer books will be closed, and any certificates presented for transfer will be canceled and exchanged for the per share cash consideration in accordance with the Merger Agreement.

   Lost, Stolen or Destroyed Certificates. The registered holder of a certificate representing UWR common stock which has been lost, stolen or destroyed can receive the merger consideration payable in exchange for those shares by delivering to the exchange agent an affidavit stating that the certificate has been lost, stolen or destroyed.

Representations and Warranties

   UWR. In the Merger Agreement, UWR makes representations and warranties about itself and its business in favor of LAH. These representations and warranties relate to such matters as:

  . the organization of UWR and its subsidiaries, their ability to conduct their respective businesses and similar corporate matters;

  .  UWR's capital structure;

  . the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the transactions contemplated by it;

  . the absence of breach, violation or conflict with applicable laws, regulations, organizational documents, agreements and other existing obligations;

  .  regulatory approvals, licenses and permits;

  . reports and financial statements filed with the SEC or appropriate state public utilities commissions or health agencies, and the accuracy of the information contained in those reports and financial statements;

  . the absence of material adverse changes since June 30, 1999 and the non-occurrence of certain events;

  .  pending and threatened litigation;

  .  the accuracy of information supplied for use in this proxy statement;

  .  tax matters;

  . retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

  .  environmental compliance and liability;

  .  regulation of UWR and its subsidiaries as public utilities;

  .  the quality of the water supplied by UWR and its subsidiaries;

  .  the stockholder votes required in connection with the merger;

  .  the fairness opinions of Morgan Stanley;

  . the taking of all action to eliminate any obligations under the Rights Agreement, dated July 12, 1989, as amended, between UWR and Chase Mellon Shareholders Services, LLC;

  . the status of rights in real property held by UWR and its subsidiaries and joint ventures;

  . the status of UWR's and its subsidiaries' existing franchises, easements, leases and license agreements that are necessary for UWR and its subsidiaries' respective businesses;

  .  the adequacy of UWR's and its subsidiaries' insurance;

  .  UWR's and its subsidiaries' trademarks, patents and copyrights; and

  .  "Year 2000" matters.

   LAH. In the Merger Agreement, LAH makes representations and warranties to UWR about itself and its business. These representations and warranties relate to such matters as:

  . the organization of LAH, LAH Acquisition and LAH's subsidiaries, and their ability to conduct their respective businesses and similar corporate matters;

  . the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the transactions contemplated by it;

  . the absence of breach, violation or conflict and compliance with applicable laws, regulations, organizational documents, agreements and other existing obligations;

  .  regulatory approvals, licenses and permits;

  .  the accuracy of LAH's financial statements;

  .  the accuracy of information supplied for use in this proxy statement;

  .  LAH's ownership of UWR capital stock; and

  . LAH's the ability to pay the consideration required to be paid under the Merger Agreement and to consummate the merger.

Conduct of Business Prior to the Effective Time

   UWR. In the Merger Agreement, UWR has agreed that during the period from the date of the Merger Agreement until the effective time of the merger, except as otherwise permitted in the Merger Agreement or by written consent of LAH, UWR and its subsidiaries will, among other things:

  . carry on their respective businesses (and those of UWR's joint ventures) in the usual, regular and ordinary course consistent with past practice;

  . preserve intact its present business organization and goodwill; keep available the services of its present officers and employees as a group (subject to prudent management of workforce needs); and maintain and keep material properties in good repair;

  . confer with representatives of LAH on a regular basis and notify LAH of any material changes in its business;

  . use all commercially reasonable efforts to obtain third-party consents required by the Merger Agreement;

  . maintain insurance coverage as is customary for companies in the water utility industry; and

  . maintain all existing governmental permits pursuant to which it operates;

and will not:

  . declare or pay any dividends on or make other distributions in respect of any of its capital shares, other than:

    -  dividends by wholly-owned subsidiaries of UWR to UWR;

    - dividends by a less than a wholly-owned subsidiary of UWR that are consistent with past practice;

    -  stated dividends on series A preference stock;

    - regular dividends on UWR common stock that, in any fiscal quarter, do not exceed 100% of the dividends for the same quarter of the previous fiscal year;

    - the additional quarterly dividends, and the special dividend, payable on UWR common stock the sum of which will equal $0.48 for each common share.

  . amend its certificate of incorporation or by-laws, or take any other action which would reasonably be expected to prevent or materially impede or interfere with the merger;

  . make any changes in its accounting methods other than as required by law, rule, regulation or generally accepted accounting principles;

  . take any action that would, or is reasonably likely to, result in a material breach of any provision of the Merger Agreement or in UWR's representations or warranties being untrue;

  .  make acquisitions in excess of certain agreed amounts

  . issue capital stock or other equity securities, other than certain intracompany issuances of capital stock;

  .  make aggregate capital expenditures in excess of certain agreed amounts;

  . dispose of any assets except in the ordinary course of business consistent with past practice;

  . incur or guarantee indebtedness for borrowed money in excess of certain agreed amounts;

  . subject to certain exceptions, make changes to, or adopt new, employee benefit programs;

  . discharge or settle any material liabilities, other than in the ordinary course of business consistent with past practice;

  . modify or terminate any material contract or, except in certain circumstances, enter into any new material contract; or

  .  make any additional material investments or loans to any joint venture.

   LAH. Pursuant to the Merger Agreement, LAH has agreed, as to itself and its subsidiaries, that, during the period from the date of the Merger Agreement until the effective time of the merger, except as otherwise permitted in the Merger Agreement or with the written consent of UWR, LAH (and each of its subsidiaries) will, among other things:

  . use all commercially reasonable efforts to obtain any third-party consents required in the Merger Agreement; and

  . not take any action that would or is reasonably likely to result in a material breach of any provision of the Merger Agreement or in LAH's representations and warranties being untrue.

Conditions to Consummation of the Merger

   Conditions to Each Party's Obligations to Effect the Merger. Unless waived in writing, the obligations of the parties to consummate the merger are subject to satisfaction of the following conditions:

  .  the stockholders of UWR must have approved the Merger Agreement;

  . no temporary restraining order or preliminary or permanent injunction, or other order, ruling or action taken by a United States or French federal or state court or authority shall exist which restrains, enjoins or otherwise prohibits the merger, and no law, rule, regulation or order has the effect of making completion of the merger illegal; and

  .  all required statutory approvals must have been obtained.

   Conditions to the Obligations of LAH. The obligation of LAH to effect the merger is also subject to satisfaction of the following conditions:

  . UWR must have performed, in all material respects, those agreements and covenants in the Merger Agreement required to be performed by UWR at or prior to the effective time;

  . the representations and warranties of UWR contained in the Merger Agreement must be true and correct on and as of the date of the Merger Agreement and on and as of the effective time of the merger (unless the representation or warranty speaks only of a specific date other than the date of the Merger Agreement or the effective time), unless the inaccuracy could not be reasonably expected to result in a material adverse effect on the business of UWR;

  .  UWR must have obtained certain third-party consents;

  . LAH must have received a certificate from the chief financial officer of UWR stating that the conditions to the effectiveness of the merger set forth in the Merger Agreement have been satisfied; and

  . no material adverse effect on the business of UWR may have occurred or have become likely to occur.

   Conditions to the Obligations of UWR. The obligation of UWR to effect the merger is subject to satisfaction of the following conditions:

  . LAH must have performed, in all material respects, those agreements and covenants in the Merger Agreement required to be performed by LAH at or prior to the effective time;

  . the representations and warranties of LAH contained in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the effective time of the merger (except for a representation or warranty that speaks of a specific date other than the date of the Merger Agreement or effective time) unless the inaccuracy could not be reasonably expected to result in a material adverse effect on the business of LAH; and

  . UWR must have received a certificate from the chief financial officer of LAH stating that the conditions to the effectiveness of the merger have been satisfied.

No Solicitation of Transactions

   The Merger Agreement provides that between the date thereof and the effective time of the merger, UWR, its subsidiaries and its subsidiaries' directors, officers, employees, agents and representatives will immediately cease any discussions or negotiations with any parties that may be ongoing with respect to certain alternative proposals to acquire the businesses of UWR and its subsidiaries. Prior to the effective time of the merger, UWR will not, nor will it permit its subsidiaries to (a) directly or indirectly initiate, solicit or encourage any offer or proposal that constitutes or is reasonably likely to lead to an alternative proposal or (b) directly or indirectly engage in negotiations or provide confidential information or data to any person relating to an alternative proposal. UWR must notify LAH of any such inquiries, offers or proposals (including the terms and conditions of any such proposal).

   The Merger Agreement does not, however, prohibit UWR, prior to obtaining the required approval of its stockholders, from (i) furnishing information to a person making an unsolicited alternative proposal which did not result from a breach of the Merger Agreement and (ii) participating in discussions with such person regarding the alternative proposal, but only to the extent that:

  . the board of directors of UWR reasonably concludes in good faith (after consultation with its financial advisors) that the person or group making the alternative proposal will have adequate sources of financing to consummate the alternative proposal and that the alternative proposal is more favorable to UWR stockholders than the merger;

  . the board of directors of UWR determines in good faith, based on advice of outside counsel, that it is necessary to do so to satisfy its fiduciary duties to its stockholders; and

  . such person or group has entered into a confidentiality agreement containing terms no less favorable to UWR than the confidentiality agreement entered into by UWR and LAH on July 26, 1999, and the other agreements and arrangements governing UWR's relationship with LAH.

   UWR will keep LAH informed on a timely and current basis on the status and details (including amendments or proposed amendments) of any request for information or alternative proposal. UWR will also immediately provide to LAH any non-public information provided to any other person in connection with an alternative proposal which was not previously provided to LAH.

   The board of directors of UWR will not withdraw or modify, or propose to withdraw or modify, in any manner adverse to LAH, LAH Acquisition or both, the approval or recommendation of the board of directors of UWR of the Merger Agreement unless the board of directors of UWR has:

  . determined in good faith as a result of changed circumstances, and based on the advice of outside counsel, that the board of directors' fiduciary duties require the directors to withdraw or modify their approval or recommendation; and

  . provided to LAH a statement in writing in reasonable detail stating the reasons for the withdrawal or modification.

Indemnification and Insurance

   The Merger Agreement provides that after the effective time of the merger, LAH and UWR will, to the fullest extent permitted by applicable law, indemnify each past and present officer and director of the parties and their subsidiaries, as well as anyone who becomes such an officer or director after the date of the Merger Agreement but prior to the effective time, against:

  . liabilities and expenses (including attorneys' fees) arising out of actions or omissions made by such person at or prior to the effective time of the merger and based on the fact that such person is or was a director or officer of a party to the Merger Agreement or one of their subsidiaries; and

  . all such liabilities and expenses to the extent they arise out of the Merger Agreement.

   LAH is also required to maintain directors' and officers' liability insurance policies for six years following the effective time for the benefit of the persons currently covered by such policies of UWR or its subsidiaries, although LAH is not required to spend in any year more than 200% of the annual aggregate premiums currently paid by UWR for such insurance.

Workforce and Employee Benefit Matters

   The Merger Agreement provides that LAH, UWR and UWR's subsidiaries will honor, without modification, all of their respective collective bargaining agreements and other contracts and agreements that apply to their current or former directors or employees, subject to any existing right to amend, modify, suspend, revoke or terminate those contracts. The parties also agreed that any workforce reductions carried out following the effective time of the merger by LAH or UWR or their subsidiaries would be done in accordance with applicable collective bargaining agreements as well as applicable laws.

   Each of UWR's benefit plans (other than its stock plans) in effect at the date of the Merger Agreement will be maintained in effect with respect to the employees or former employees of UWR and any of its subsidiaries who are covered immediately prior to the effective time of the merger until LAH or UWR otherwise determine after the effective time. LAH or UWR or their subsidiaries will provide to those eligible, for a period of not less than one year following the effective time, benefits which are no less favorable in the aggregate than those provided under UWR's benefit plans (with respect to employees and former employees of UWR and its subsidiaries). Subject to certain limitations, each participant in any such benefit plan will receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any benefit plan of UWR, its subsidiaries or its affiliates for service credited for the corresponding purpose under such benefit plan. Nothing in the Merger Agreement limits any right contained in any such benefit plan or any applicable law to amend, modify, suspend, revoke or terminate any such plan.

   With respect to any welfare benefit plan established to replace any of UWR's benefit plans which is a welfare benefit plan in which certain employees may be eligible to participate after the effective time of the merger, other than limitations, exclusions or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the effective time of the merger, such replacement plans will waive all limitations to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements and provide each eligible employee with credit for other co-payments and deductibles paid prior to the effective time of the merger in satisfying any applicable deductible or out-of-pocket requirements to the same calendar year under any welfare plans that such employees are eligible to participate in after the effective time. With respect to each UWR benefit plan or other plan, agreement or arrangement that provides for benefits in the form of UWR common stock or options to purchase UWR common stock, UWR and its subsidiaries and LAH and its subsidiaries will take all actions necessary to provide that upon the effective time:

  . each outstanding option to purchase a share of UWR common stock under any UWR stock plan, whether or not then vested and exercisable, will be canceled in exchange for a cash payment equal to the excess of the $35.00 per share cash consideration over the exercise price of the option, net of any applicable tax withholding, and

  . each outstanding restricted share of UWR common stock granted under any UWR stock plans will become fully vested as provided in the applicable stock plan and will be simultaneously converted into the right to receive the per share cash consideration of $35.00. Subject to making such payments, UWR and its subsidiaries will take all actions needed to terminate all stock plans.

Access to Information

   Subject to LAH keeping non-public information confidential, UWR has agreed in the Merger Agreement to, and to cause its subsidiaries to, afford LAH and its representatives reasonable access during normal business hours to all its properties, books, contracts, commitments and records and to furnish LAH with each report, schedule and other document required by applicable federal or state securities laws or filed with any other governmental entity and to furnish LAH with all other information concerning its business, properties and personnel as LAH may from time to time reasonably request.

Modification of Existing Agreements

   The terms and conditions of the Governance Agreement between LAH and UWR and the North American Rights Agreement among LAH, UWR and other parties will remain in full force and effect. However, so long as the Merger Agreement is in effect, LAH has waived the requirement under the Governance Agreement that UWR provide 30 days' prior notice before it agrees to enter into a business combination with a third party. Further, so long as the Merger Agreement is in effect, both UWR and LAH may acquire rate-regulated water and wastewater utility business in the United States in accordance with the Merger Agreement, notwithstanding any contrary provision in the North American Rights Agreement. If the Merger Agreement is terminated for reasons attributable to LAH or SLDE, UWR will have the right to acquire a 50% interest at full cost (including interest and expenses) in any rate-regulated business acquired by LAH during the time the Merger Agreement was effective. The Merger Agreement also grants to the United Water Services joint ventures a right of first refusal with respect to LAH's acquisition of non-regulated delegated services providers in the United States, Canada and Mexico, notwithstanding any contrary provision in the North American Rights Agreement. If the Merger Agreement is terminated for reasons attributable to LAH or SLDE, the United Water Services joint ventures will have the further right to buy from LAH any interests in delegated services providers actually acquired by LAH at full cost (including interest and expenses).

Termination

   The Merger Agreement may be terminated at any time prior to the effective time of the merger:

  .  by the mutual written consent of the boards of directors of UWR and LAH;

  .  by either UWR or LAH if:

    - the effective time does not occur before August 20, 2000, except that this right is not available to a party whose failure to fulfill an obligation under the Merger Agreement is the cause of the effective time failing to occur. If on August 20, 2000 certain required approvals and/or consents have not been obtained, but all other conditions to closing have been fulfilled or are then capable of being met, then the August 20, 2000 deadline will be extended to February 20, 2001;

    - the merger is prohibited by any United States or French federal, state or other law, order, rule or regulation or permanently enjoined by any United States or French federal, state or other court or governmental authority of competent jurisdiction; or

    - the required approval of UWR stockholders is not obtained at a duly held special meeting, including any adjournment of such meeting.

  .  by LAH if:

    - UWR materially breaches the Merger Agreement in a manner that is likely to result in a material adverse effect, and such breaches are not cured within 20 days of receipt of written notice from LAH;

    - the board of directors of UWR (a) withdraws, modifies or changes, in any manner adverse to LAH, its approval or recommendation of the Merger Agreement, (b) recommends to the stockholders an alternative proposal or (c) resolves to take either such action; or

    - a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of UWR is commenced and the board of directors of UWR fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); and

  .  by UWR if:

    - its board of directors exercises its fiduciary duties to stockholders in a manner consistent with certain provisions of the Merger Agreement as described in the following section, "Effect of Termination"; or

    - LAH materially breaches the Merger Agreement in a manner that is likely to result in a material adverse effect, and such breach is not cured within 20 days of receipt of written notice from UWR.

Effect of Termination

   If the Merger Agreement is terminated, none of UWR, LAH, LAH Acquisition or any of their respective representatives will have any liability except as specifically provided in the Merger Agreement, and, subject to certain exceptions, all rights and obligations of each party under the Merger Agreement will cease to exist.

Termination Fees and Expenses

  . If UWR terminates the Merger Agreement because its board of directors determines that its fiduciary duty to its stockholders makes it necessary to accept an alternative proposal (as described above), UWR will pay to LAH a termination fee equal to $42 million plus any documented expenses incurred by LAH in connection with the Merger Agreement up to $3 million.

  . LAH may terminate the Merger Agreement if (i) UWR's board of directors withdraws or changes its approval or recommendation of the Agreement in a manner adverse to LAH or resolves to do so, (ii) UWR's board of directors recommends to stockholders an alternative proposal to UWR stockholders or resolves to do so, or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of UWR is commenced and the board of directors of UWR fails to recommend to its stockholders against the tender offer or exchange offer. If LAH terminates the Merger Agreement for any of those reasons, and UWR enters into a definitive acquisition, merger or similar agreement to effect an alternative proposal within two years of the date of termination, then UWR must pay to LAH its documented expenses up to $3 million and the $42 million termination fee.

  . IF UWR or LAH terminates the Merger Agreement because the UWR stockholders do not approve the Merger Agreement, and at the time of such failure, a third party has made a public announcement or communicated to UWR or its stockholders concerning an alternative proposal that has not been rejected by UWR and withdrawn or terminated by the party making it, and if UWR enters into a definitive agreement to effect an alternative proposal within two years of the date of the termination, then UWR has agreed to pay LAH its documented expenses up to $3 million plus the $42 million termination fee.

Amendment and Waiver

   Amendment. UWR and LAH may amend the Merger Agreement by action taken by their boards of directors at any time before the effective time. After the stockholders of UWR have approved the merger, however, no amendment may be made that:

  . alters or changes the treatment of shares of UWR capital stock under the Merger Agreement; or

  . alters or changes the terms of the Merger Agreement that would, alone or in the aggregate, materially alter the rights of holders of UWR capital stock, except for alterations or changes that could otherwise be adopted by the board of directors without the further approval of UWR stockholders.

   Waiver. At any time prior to the effective time, the parties may:

  . extend the time for performance of acts or obligations of the other parties;

  . waive inaccuracies in the representations and warranties of the other parties; and

  . waive compliance with agreements or conditions contained in the Merger Agreement, to the extent permitted by applicable law.

Assignment

   LAH and LAH Acquisition may assign any or all of their rights and obligations under the Merger Agreement to any wholly-owned subsidiary of LAH, but the assigning party will remain responsible for the performance of the assigned obligations if the assignee does not perform them.

                                 THE COMPANIES

UWR
200 Old Hook Road
Harrington Park, New Jersey 07640

   UWR is a holding company primarily engaged in water-related businesses. As the second-largest investor-owned water services company in the United States, UWR provides water and wastewater services through its regulated utilities and nonregulated contract operations (some of which are owned jointly with LAH) to over 7.5 million people in more than 400 communities in 19 states. UWR also has investments in water services in Canada and Mexico in which LAH is a majority owner. In addition, UWR owns and manages real estate investments through a wholly-owned subsidiary. UWR has been listed on the New York Stock Exchange since 1889 and has paid cash dividends on its common stock continuously since 1886.

   1. United Water New Jersey Inc.

   United Water New Jersey Inc. is a wholly owned subsidiary that supplies water service to over 179,000 customers in 60 municipalities in the northeastern part of New Jersey, serving most of Bergen County and the northern part of Hudson County. The total population served is about 750,000 persons.

   2. United Waterworks Inc.

   United Waterworks Inc. is a wholly owned subsidiary that provides water and wastewater services to a total of approximately 360,000 customers in 13 states through its regulated water and wastewater utility subsidiaries. The utility subsidiaries and United Waterworks serve a total population of about 1,000,000.

   3. United Properties Group, Incorporated

   United Properties Group, Incorporated is a wholly owned subsidiary that, with its subsidiaries, constitute a non-regulated business engaged in real estate investment and development activities, including commercial office and retail properties, residential and commercial land development and sales, golf course operations and consulting services. United Properties owns and manages a portfolio of real estate located in New Jersey, New York, Delaware, Idaho and Florida. It also provides consulting and advisory services in support of the real estate assets of the other United Water companies.

   4. United Water Mid-Atlantic Inc.

   A wholly-owned subsidiary of United Water Resources, United Water Mid-Atlantic, through its subsidiaries, owns and operates several small water and wastewater utility systems that provide water supply, wastewater connection and wastewater transmission services to approximately 6,300 customers primarily in Plainsboro, Vernon Township and Mt. Arlington, New Jersey.

   5. United Water Operations Inc.

   United Water Operations Inc. is a wholly-owned subsidiary that serves as a holding company for United Water Resources Inc. operating ventures, including those in Jersey City, Manalapan, and Hoboken, New Jersey.

   6. United Water Management and Services Inc.

   United Water Management and Services Inc. is a wholly-owned subsidiary that provides management services to various United Water entities.

   7. United Water USA Inc.

   United Water USA Inc. is a wholly-owned, special purpose subsidiary that owns a 50% stake in United Water Services LLC.

   8. United Water Canada Inc.

   United Water Canada Inc. is wholly-owned, special purpose subsidiary that owns a 33 1/3% stake in United Water Services Canada L.P.

   9. United Water Mexico Inc.

   United Water Mexico Inc. is wholly-owned, special purpose subsidiary that owns a 20.5% stake in United Water Services Mexico L.L.C.

   10. United Water UK Limited

   United Water UK Limited is a wholly-owned subsidiary that is an equal partner with Lyonnaise Europe plc in the Northumbrian Partnership (each with a 50% interest). The Northumbrian Partnership owns a 20% interest in Northumbrian Water Group plc, a major water and wastewater company in the United Kingdom that is a majority-owned affiliate of SLDE.

SLDE
1, rue d'Astorg
75008 Paris, France

   SLDE, a societe anonyme organized and existing under the laws of the Republic of France, operates infrastructure services in more than 120 countries, providing electricity and natural gas, waste services, communications services and water services, and maintains interests in construction and capital investments. SLDE was formed from the 1997 merger of Compagnie de Suez (builder of the Suez Canal) and Lyonnaise des Eaux. SLDE's registered office is located at 72 Avenue de la Liberte, 92022 Nanterre Cedex, France and the principal address of SLDE's water division is 18 Square Edouard VII, 75316 Paris Cedex 09, France.

LAH
2000 First State Boulevard
Wilmington, Delaware 19804-0507

   LAH is a Delaware corporation with its principal business as a holding company of (i) its ownership interest in UWR, (ii) 50% of United Water Services LLC, a Delaware limited liability company which provides services in the water and wastewater industries to municipalities in the United States, (iii) majority interests in United Water Services Canada L.P., an Ontario, Canada limited partnership, and United Water Services Mexico LLC, a Delaware limited liability company, which provide services in the water and wastewater industries to municipalities in Canada and Mexico, respectively, and (iv) a 49% interest in Technologia y Servicios De Agua, S.A., a Mexican company which provides certain water services to the city of Mexico City, Mexico. All of the issued and outstanding shares of capital stock of LAH are owned beneficially and of record by SLDE. The principal business mailing address of LAH is c/o United Water Services LLC, 200 Old Hook Road, Harrington Park, New Jersey 07640, and the address of its principal office is 2000 First State Boulevard, Wilmington, Delaware 19804-0508.

LAH Acquisition
c/o United Water Services LLC
200 Old Hook Road
Harrington Park, New Jersey 07640

   LAH Acquisition is a wholly-owned special purpose subsidiary of LAH, formed under the laws of the State of New Jersey solely for the purpose of the merger. LAH Acquisition has not conducted any business other than in connection with the Merger Agreement. All of the issued and outstanding shares of capital stock of LAH Acquisition are owned beneficially and of record by LAH. The principal business mailing address of LAH Acquisition is c/o United Water Services LLC, 200 Old Hook Road, Harrington Park, New Jersey 07640, and the address of its principal office is 1013 Centre Road, Wilmington, Delaware 19805-1297.

Recent Transactions Between UWR, LAH and SLDE

   Purchases of UWR Stock by LAH and SLDE. Neither SLDE nor LAH Acquisition has made any purchases of UWR common stock and none of SLDE, LAH nor LAH Acquisition has made any purchases of Series A Preference Stock since January 1, 1997, the commencement of UWR's second full fiscal year preceding the date of this proxy statement. All purchases of UWR common stock made by LAH during such period were made by reinvesting cash dividends paid by UWR on the UWR common stock pursuant to UWR's Dividend Reinvestment and Stock Purchase Plan (the "DRIP Program"), as follows:

                                                              No. of     Price
                                             Dollar Amount    Shares      Per
                    Date                      Reinvested     Acquired    Share
                    ----                     ------------- ------------ --------
March 1, 1997............................... $2,188,606.86 123,388.6827 $17.7375
June 2, 1997................................ $2,285,181.16 127,574.6635 $17.9125
September 2, 1997........................... $2,314,523.33 128,853.0733 $17.9625
December 1, 1997............................ $2,344,159.54 135,158.3586 $17.3438
March 2, 1998............................... $2,375,245.96 124,603.0668 $19.0625
June 2, 1998................................ $2,466,804.83 148,379.2379 $16.6250
September 1, 1998........................... $2,500,932.06 140,649.5622 $17.7813
December 1, 1998............................ $2,643,424.13 134,056.0343 $19.7188
March 1, 1999............................... $2,675,597.58 131,357.6440 $20.3688
June 1, 1999................................ $2,774,001.09 128,686.3279 $21.5563

   During this period, LAH also acquired shares of UWR common stock through conversion of shares of UWR's series A preference stock, as follows; (i) on April 22, 1997, LAH converted 355,802 shares of series A preference stock into 296,500 shares of UWR common stock at the conversion ratio of 0.83333 shares of UWR common stock for each share of series A preference stock; (ii) on April 22, 1998, LAH converted 328,177 shares of series A preference stock into 273,479 shares of UWR common stock at the conversion ratio of 0.83333 shares of UWR common stock for each share of series A preference stock, and (iii) on April 22, 1999, LAH converted 334,390 shares of series A preference stock into 278,657 shares of UWR common stock at the conversion ratio of 0.83333 shares of UWR common stock for each share of series A preference stock. No funds were paid by LAH to effect the conversion of any such shares of series A preference stock.

   Certain Other Transactions. Since January 1, 1997 (the commencement of UWR's second full fiscal year preceding the date of this proxy statement), the following transactions have been entered into between SLDE, LAH, and their subsidiaries and UWR.

   On July 28, 1997, UWR, LAH, SLDE, Montgomery Watson Inc., and certain of their existing and newly-formed subsidiaries completed a reorganization of the parties' North American delegated services (non-regulated) water and wastewater businesses. In the reorganization, (i) UWR and LAH converted an existing partnership into United Water Services LLC, a Delaware limited liability company in which each of LAH and UWR owns 50% of the voting interests and Montgomery Watson owns a non-voting interest (which is convertible into a 10% voting interest); (ii) LAH, UWR and Montgomery Watson contributed cash and certain existing Canadian operations to United Water Services Canada L.P., a newly-formed Ontario, Canada limited partnership, in exchange for ownership interests of 60%, 30% and 10%, respectively, (iii) LAH, UWR and Montgomery Watson contributed cash and certain existing Mexican operations to United Water Services Mexico LLC, a newly-formed Delaware limited liability company, in exchange for ownership interests of 70%, 20% and 10% respectively, (iv) United Water Services LLC acquired Montgomery Watson's 50% stake in

United Water Services Inc. (formerly known as JMM Operational Services Inc.), as a result of which United Water Services Inc. became a wholly-owned subsidiary of United Water Services LLC (prior to the restructuring, United Water Services LLC owned a 50% interest in United Water Services Inc., and Montgomery Watson owned the remaining 50% interest); and (v) the parties entered into related agreements for, among other things, certain exclusive dealings with the reorganized entities, the provision of technical and advisory services to the reorganized entities and the use of UWR's trademarks by the reorganized entities.

   The agreed value of the parties' contributions to each of the reorganized entities was as follows:

                                                             United
                                                 United      Water      United
                                                  Water     Services    Water
                                                Services     Canada    Services
                                                   LLC        L.P.    Mexico LLC
                                               ----------- ---------- ----------
SLDE/LAH...................................... $30,667,500 $1,727,400 $2,389,800
UWR........................................... $30,667,500 $  863,700 $  682,800
Montgomery Watson............................. $ 6,815,000 $  287,900 $  342,400

   In December 1998, Montgomery Watson sold its interests in United Water Services Canada L.P. and United Water Services Mexico LLC to LAH and UWR. As a result United Water Services Canada L.P. is now owned 66.7% by LAH and 33.3% by UWR while United Water Services Mexico LLC is now owned 79.5% by LAH and 20.5% by UWR.

   Certain of the municipalities with which the reorganized entities or their subsidiaries have contracted to provide water and/or wastewater treatment services required, as a condition to the awarding of the contract, that the entity's performance be guaranteed by one or more of its corporate parents. Each of UWR, LAH and Montgomery Watson has agreed to share liability for payments made and costs incurred under these performance guarantees in proportion to its ownership of the entity whose obligations are guaranteed.

   In 1997, United Water Services LLC bought from UWR a 100% ownership interest in United Metering Inc., a company that provides water meter installation and maintenance services.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

   The following table sets forth selected consolidated historical financial data of UWR and has been derived from, and should be read in conjunction with, the audited consolidated financial statements of UWR for each of the five years ended December 31, 1998 and the unaudited interim consolidated financial statements of UWR for the nine months ended September 30, 1999 and 1998, including the respective notes thereto. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation have been included in the unaudited interim data. Interim results for the nine months ended September 30, 1999 are not necessarily indicative of results which may be expected for future periods, including the year ended December 31, 1999.

                            Nine months ended
                              September 30,                    Year ended December 31,
                          --------------------- --------------------------------------------------------
                             1999       1998       1998       1997       1996        1995        1994
                          ---------- ---------- ---------- ---------- ----------  ----------  ----------
                                             (In thousands, except per share data)
Consolidated Income
 Statement Data:
Operating revenues from
 continuing operations..  $  278,431 $  270,409 $  356,210 $  351,409 $  332,045  $  319,536  $  284,767
Operating income........      61,496     75,473     97,600     95,644     95,699      82,183      83,847
Income from continuing
 operations.............      30,073     36,764     47,987     33,676     43,020      24,760      31,611
Preferred and preference
 stock dividends........       2,319      3,088      4,058      4,345      4,613       4,795       3,454
Net income from
 continuing operations..      27,754     33,676     43,929     29,331     38,407      19,965      28,157
Loss from discontinued
 operations.............         --         --         --         --      (4,397)     (2,622)       (270)
Net income..............  $   27,754 $   33,676 $   43,929 $   29,331 $   34,010  $   17,343  $   27,887
Basic earnings/(loss)
 per share
 From continuing
  operations............  $     0.72 $     0.91 $     1.19 $     0.83 $     1.14  $     0.62  $     1.02
 From discontinued
  operations............         --         --         --         --       (0.05)      (0.08)      (0.01)
 From disposal of
  discontinued
  operations............         --         --         --         --       (0.08)        --          --
 Basic earnings/(loss)
  per share.............  $     0.72 $     0.91 $     1.19 $     0.83 $     1.01  $     0.54  $     1.01
 Weighted average common
  shares outstanding....      38,420     36,848     37,028     35,492     33,707      31,995      27,524
Diluted earnings/(loss)
 per share
 From continuing
  operations............  $     0.72 $     0.90 $     1.17 $     0.83 $     1.12  $     0.62  $     1.02
 From discontinued
  operations............         --         --         --         --       (0.04)      (0.08)      (0.01)
 From disposal of
  discontinued
  operations............         --         --         --         --       (0.08)        --          --
 Diluted earnings/(loss)
  per share.............  $     0.72 $     0.90 $     1.17 $     0.83 $     1.00  $     0.54  $     1.01
 Weighted average common
  shares outstanding....      40,422     39,023     39,192     37,838     36,218      31,995      27,524
Dividends declared per
 common share...........        0.72       0.69       0.93       0.92       0.92        0.92        0.92
Balance Sheet Data: (at
 end of period)
 Total assets...........   1,818,672  1,719,857  1,769,122  1,658,342  1,582,097   1,516,708   1,457,427
 Long-term obligations..     663,791    618,714    652,969    622,737    558,093     558,658     505,204
 Stockholders' equity...     533,002    537,072    545,311    514,180    493,751     465,393     457,668
Book value per common
 share..................       12.25      11.95      12.05      11.53      11.33       10.90       11.20

                    PRICE OF UWR COMMON STOCK AND DIVIDENDS

   UWR's common stock is traded on the New York Stock Exchange under the symbol "UWR." The high and low sales prices per quarter for UWR's common stock through the third quarter of 1999, and for the years of 1998, 1997 and 1996 and the dividends paid on the common stock in each quarter, were as follows:

                                                          STOCK PRICE   DIVIDEND
                                                        --------------- --------
   QUARTER                                               HIGH     LOW
   -------                                              ------- -------
   1999
     Fourth through December 7, 1999................... $33.875 $32.625   $.30
     Third ............................................  33.750  20.750    .24
     Second............................................  23.688  20.000    .24
     First.............................................  24.062  18.438    .24
   1998
     Fourth............................................ $25.000 $16.500   $.24
     Third.............................................  19.250  16.375    .23
     Second............................................  18.438  15.750    .23
     First.............................................  19.875  17.500    .23
   1997
     Fourth............................................ $19.750 $16.000   $.23
     Third.............................................  19.813  17.000    .23
     Second............................................  19.375  16.375    .23
     First.............................................  18.500  15.000    .23
   1996
     Fourth............................................ $16.625 $14.625   $.23
     Third.............................................  17.500  12.750    .23
     Second............................................  13.500  12.000    .23
     First.............................................  13.240  12.000    .23

   On August 17, 1999, the last trading day before public announcement that UWR was engaged in merger negotiations, the last sale price of UWR common stock on the New York Stock Exchange Composite Transactions Tape was $24.53 per share.

   On December 7, 1999, the most recent practicable date prior to the printing of this proxy statement, the last sale price of common stock as reported on the New York Stock Exchange Composite Transactions Tape was $33.375 per share.

OWNERSHIP OF SECURITIES BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL
                                     OWNERS

   The following information pertains to the common stock of UWR beneficially owned, directly or indirectly, by each director and named executive officers individually and by all directors and executive officers of UWR and its subsidiaries as a group as of November 30, 1999.

                                                                  Number
                                                                    of
Name of Beneficial Owner                                          Shares (a)(d)
------------------------                                          -------
Edward E. Barr...................................................  31,336(b)(e)
Frank J. Borelli.................................................   9,622
Thierry Bourbie..................................................   4,551
Charles Chaumin..................................................   3,181
Lawrence R. Codey................................................   5,786
Donald L. Correll................................................ 225,932(c)
Peter Del Col....................................................  12,862
Frank J. DeMicco.................................................  14,304(c)
Robert L. Duncan, Jr.............................................   5,361
Michael C. J. Fallon.............................................  28,871(c)
Jon F. Hanson....................................................  39,030(b)(e)
Douglas W. Hawes.................................................  15,741
George F. Keane..................................................   5,425
Richard B. McGlynn...............................................  47,892(c)
Dennis M. Newnham................................................   6,547
Joseph Simunovich................................................  76,111(c)
Marcia L. Worthing...............................................  10,783(e)
Directors and Executive Officers as a Group (24 persons)......... 768,032(b)(c)

-------
(a) None of the directors or executive officers of UWR owns equity securities of UWR or any of its subsidiaries other than common stock. As of November 30, 1999, each director or executive officer beneficially owned less than 0.6% of the outstanding common stock of UWR and all of the directors and executive officers as a group beneficially owned less than 2.0% of such stock. Fractional shares have been rounded to the nearest whole share.
(b) Includes, in compliance with applicable regulations and interpretations, shares of common stock held by the spouse or other relatives who share the home, in custody for children or grandchildren of the persons indicated or indirectly through a trust or similar arrangement in the following amounts:
    J. Hanson (16,845); E. Barr (10,000); and all directors and executive officers as a group (27,098). Such persons disclaim any beneficial ownership of such shares.
(c) Includes shares of common stock which may be acquired pursuant to options awarded under UWR's Management Incentive Plan in the following amounts: D. Correll (124,040); F. DeMicco (12,530); M. Fallon (24,710); R. McGlynn
    (45,590); J. Simunovich (70,960); and all directors and executive officers as a group (482,720).
(d) Includes shares of restricted common stock granted pursuant to the Directors' Restricted Stock Plans totalling 64,265 shares.
(e) Includes non-voting common stock equivalent units acquired in accordance with the non-employee Directors' Deferred Compensation Unit Plan in the following amounts: E. Barr (4,932); J. Hanson (16,136); and M. Worthing (3,851).

Non-Employee Directors' Deferred Compensation Unit Plan

   On January 1, 1996 the UWR board of directors replaced its existing directors' deferred compensation plan with the United Water Resources and Subsidiaries Non-Employee Directors' Deferred Compensation Unit Plan. The purpose of the plan is to further UWR's long-term objectives by linking the personal interests of participating directors to those of UWR stockholders. In addition to converting all amounts previously deferred by directors under the predecessor deferred compensation plan, the new plan allows each director to defer the receipt of all or a portion of his or her annual retainer and meeting fees in the form of non-voting common stock equivalent units, equal in value to shares of UWR common stock. The value of each unit increases and decreases in accordance with the fluctuations in value of UWR's common stock. Additionally, dividend equivalent units accrue on the units as cash or stock dividends are distributed with respect to UWR common stock. Thus, the ultimate value of the directors' accounts depends on the performance of UWR common stock and the dividends declared with respect to such stock. All amounts in a director's account are distributed in the form of cash to the director, or his or her beneficiary if the director is deceased, on the date previously specified in the deferral election form completed by the director.

                     FIVE PERCENT OWNER OF UWR COMMON STOCK

   The following corporation is known to UWR to be the beneficial owner of more than 5% of a class of UWR's voting securities. To the knowledge of UWR, no other person is the holder of more than 5% of any class of UWR's voting securities as of November 30, 1999.

                                    Name and Address            Amount and Nature    Percent
   Title of Class                 of Beneficial Owner        of Beneficial Ownership of Class
   --------------           -------------------------------- ----------------------- --------
   Common Stock............ Lyonnaise American Holding, Inc.    11,687,024 shares      30.1%
                             2000 First State Boulevard
                             Wilmington, Delaware 19804-0507

   LAH, its parent company SLDE, and certain of their respective affiliates are subject to the terms of a Governance Agreement, dated April 22, 1994, which, among other things, prohibits, subject to certain exceptions, such parties from acquiring additional UWR securities, commencing unsolicited tender or exchange offers to acquire UWR's securities, making offers to acquire UWR's assets or soliciting proxies against UWR's management and which requires their common stock to be voted in accordance with the votes of the holders of 75% of the common stock if any proposal obtains that vote. SLDE, LAH and UWR, pursuant to the Merger Agreement, have modified the Governance Agreement in order to allow for the acquisition of UWR common stock and series A preference stock contemplated in the merger.

                            MERGER RELATED FINANCING

   It is estimated that the total amount of funds required by LAH to consummate the acquisition of the capital stock of UWR not already owned by it is approximately $1 billion. In the Merger Agreement, SLDE has agreed to cause LAH and LAH Acquisition to have sufficient funds to consummate the merger at the effective time and to meet their other financial obligations under the Merger Agreement.

   SLDE and LAH expect to fund the cost of the acquisition using currently available cash resources and other existing and new capital resources, which may include syndicated borrowing from banks, public issuance of debt and equity securities and the private placement of debt securities. As of December 31, 1998, SLDE had cash and cash equivalents of approximately 2.8 billion euros (approximately $3.3 billion), debt of approximately 21.5 billion euros (approximately $25.4 billion) and stockholders equity of approximately 8.9 billion euros (approximately $10.5 billion).

   It is estimated that the expenses incurred by the parties with respect to the merger will be as follows:

                                  Item                                   $
                                  ----                             -------------
      SEC Filing Fees.............................................    196,712.96
      Legal fees (1) .............................................  2,320,000.00
      Advisory fees and expenses (2).............................. 10,900,000.00
      Solicitation expenses (3)...................................    305,000.00
      Printing costs..............................................    290,000.00
      Other Miscellaneous expenses................................    145,000.00

   In accordance with the merger agreement, all costs and expenses in connection with the merger will be paid by the party incurring such expenses.

  (1) Includes the estimated fees and expenses of counsel to UWR and LAH, SLDE and LAH Acquisition.
  (2) Includes the fees and expenses of Morgan Stanley & Co. Incorporated and the estimated fees and expenses of Rothschild Inc.
  (3) Includes exchange agent fees and expenses and expenses related to the special meeting.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                          UNITED WATER RESOURCES INC.,

                       LYONNAISE AMERICAN HOLDING, INC.,

                              LAH ACQUISITION CO.

                                      and

                            SUEZ LYONNAISE DES EAUX,

                          dated as of August 20, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                                   ARTICLE I
                                  THE MERGER
 Section 1.1  The Merger................................................   A-1
 Section 1.2  Effective Time of the Merger..............................   A-1
 Section 1.3  Effects of the Merger.....................................   A-1
              Certificate of Incorporation and By-laws of the Surviving
 Section 1.4  Corporation...............................................   A-1
 Section 1.5  Directors and Officers of the Surviving Corporation.......   A-1
 Section 1.6  Further Actions...........................................   A-2
                                  ARTICLE II
                              TREATMENT OF SHARES
 Section 2.1  Effect of the Merger on Capital Stock.....................   A-2
 Section 2.2  Exchange of Certificates..................................   A-3
                                  ARTICLE III
                                  THE CLOSING
 Section 3.1  Closing...................................................   A-4
                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
 Section 4.1  Organization and Qualification............................   A-4
 Section 4.2  Subsidiaries..............................................   A-5
 Section 4.3  Capitalization............................................   A-5
              Authority; Non-Contravention; Statutory Approvals;
 Section 4.4  Compliance................................................   A-6
 Section 4.5  Reports and Financial Statements..........................   A-7
 Section 4.6  Absence of Certain Changes or Events......................   A-8
 Section 4.7  Litigation................................................   A-8
 Section 4.8  Proxy Statement Etc.......................................   A-8
 Section 4.9  Tax Matters...............................................   A-9
 Section 4.10 Employee Matters; ERISA...................................  A-10
 Section 4.11 Environmental Protection..................................  A-12
 Section 4.12 Regulation as a Utility...................................  A-14
 Section 4.13 Water Quality.............................................  A-14
 Section 4.14 Vote Required.............................................  A-14
 Section 4.15 Opinion of Financial Advisor..............................  A-14
 Section 4.16 The Company Rights Agreement..............................  A-14
 Section 4.17 Real Property.............................................  A-15
 Section 4.18 Property Franchises.......................................  A-15
 Section 4.19 Insurance.................................................  A-15
 Section 4.20 Trademarks, Patents and Copyrights........................  A-15
 Section 4.21 Year 2000.................................................  A-16

                                                                          Page
                                                                          ----
                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PARENT
 Section 5.1  Organization and Qualification............................  A-16
 Section 5.2  Authority; Non-Contravention; Statutory Approvals.........  A-16
 Section 5.3  Reports and Financial Statements..........................  A-17
 Section 5.4  Proxy Statement...........................................  A-17
 Section 5.5  Ownership of Company Capital Stock........................  A-17
 Section 5.6  Financing.................................................  A-17
                                  ARTICLE VI
                    CONDUCT OF BUSINESS PENDING THE MERGER
 Section 6.1  Covenants of Company......................................  A-18
 Section 6.2  Alternative Proposal......................................  A-22
 Section 6.3  Covenants of Parent.......................................  A-23
                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS
 Section 7.1  Access to Information.....................................  A-23
 Section 7.2  Proxy Statement...........................................  A-23
 Section 7.3  Regulatory Matters........................................  A-24
 Section 7.4  Stockholder Approval......................................  A-24
 Section 7.5  Directors' and Officers' Indemnification..................  A-25
 Section 7.6  Disclosure Schedules......................................  A-26
 Section 7.7  Public Announcements......................................  A-26
 Section 7.8  Certain Employee Agreements...............................  A-26
 Section 7.9  Employee Benefit Plans....................................  A-26
 Section 7.10 The Company Stock Plans...................................  A-27
 Section 7.11 Expenses..................................................  A-27
 Section 7.12 Further Assurances........................................  A-27
 Section 7.13 Governance Agreement......................................  A-27
 Section 7.14 North American Rights Agreement...........................  A-28
 Section 7.15 Notice and Cure...........................................  A-30
                                 ARTICLE VIII
                                  CONDITIONS
              Conditions to Each Party's Obligation to Effect the
 Section 8.1  Merger....................................................  A-31
 Section 8.2  Conditions to Obligation of Parent to Effect the Merger...  A-31
              Conditions to Obligation of the Company to Effect the
 Section 8.3  Merger....................................................  A-32
                                  ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER
 Section 9.1  Termination...............................................  A-32
 Section 9.2  Effect of Termination.....................................  A-34
 Section 9.3  Termination Fee; Expenses.................................  A-34
 Section 9.4  Amendment.................................................  A-34
 Section 9.5  Waiver....................................................  A-35

                                                                           Page
                                                                           ----
                                   ARTICLE X
                               GENERAL PROVISIONS
 Section 10.1  Non-Survival; Effect of Representations and Warranties....  A-35
 Section 10.2  Brokers...................................................  A-35
 Section 10.3  Notices...................................................  A-35
 Section 10.4  Miscellaneous.............................................  A-36
 Section 10.5  Interpretation............................................  A-37
 Section 10.6  Counterparts; Effect......................................  A-37
 Section 10.7  Parties in Interest.......................................  A-37
 Section 10.8  Waiver of Jury Trial and Certain Damages..................  A-37
 Section 10.9  Enforcement...............................................  A-37
 Section 10.10 Severability..............................................  A-37
                                   ARTICLE XI
                          PROVISIONS RELATING TO SLDE
 Section 11.1  Organization and Authority................................  A-38
 Section 11.2  Obligations of SLDE.......................................  A-38

   This AGREEMENT AND PLAN OF MERGER dated as of August 20, 1999 (this "Agreement") is made and entered into by and among United Water Resources Inc., a New Jersey corporation (the "Company"), Lyonnaise American Holding, Inc., a Delaware corporation ("Parent"), LAH Acquisition Co., a New Jersey corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and, solely with respect to the provisions of Article XI, Suez Lyonnaise des Eaux, a French societe anonyme ("SLDE");

   WHEREAS, the boards of directors of the Company, Parent and Merger Sub have approved and deemed it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated herein under which the business of the Company and Parent would be combined by means of the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the "Merger");

   WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe various conditions to the Merger; and

   WHEREAS, SLDE has agreed to the obligations contained in Article XI of this Agreement.

   NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

   Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time of the Merger (as defined in Section 1.2) Merger Sub shall be merged with and into the Company in accordance with the Business Corporation Act of the State of New Jersey (the "NJBCA"). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New Jersey.

   Section 1.2 Effective Time of the Merger. A certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the office of the Secretary of State of the State of New Jersey (the "Secretary of State") for filing, as provided in
Section 14A:10-4.1 of the NJBCA, on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State or at such subsequent time as Parent and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

   Section 1.3 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the NJBCA.

   Section 1.4 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, (i) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation and (ii) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws.

   Section 1.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

   Section 1.6 Further Actions. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE II

                              TREATMENT OF SHARES

   Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Merger Sub:

     (a) Conversion of Merger Sub Stock. Each issued and outstanding share of common stock, par value $1.00 per share, of Merger Sub shall be converted into one fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation (the "Surviving Corporation Common Stock").

     (b) Cancellation of Certain Company Stock. Each share of common stock, no par value, of the Company (the "Company Common Stock"), together with the associated Right (as defined in Section 4.16) to purchase Company Preferred Stock pursuant to the Company Rights Agreement (as defined in
  Section 4.16), and each share of 5% Series A Cumulative Convertible Preference Stock, no par value, of the Company ("Series A Preference Stock") that is owned by the Company as treasury stock and all shares of Company Common Stock (and associated Rights) and Series A Preference Stock that are owned, directly or indirectly, by the Company or Parent or any of their respective wholly-owned subsidiaries shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock, together with the associated Rights, other than shares and Rights canceled pursuant to Section 2.1(b) of this Agreement, shall be converted into the right to receive $35.00 per share, without interest (the "Per Share Cash Consideration"). Each share of Company Common Stock and each associated Right converted in accordance with this paragraph 2.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each holder of a certificate formerly representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Cash Consideration to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.2 and any dividends declared and unpaid as of the Effective Time.

     (d) Conversion of Series A Preference Stock. Each issued and outstanding share of Series A Preference Stock, other than shares canceled pursuant to
  Section 2.1(b) of this Agreement, shall be converted automatically into the right to receive an amount in cash equal to the product of the Per Share Cash Consideration multiplied by the number of shares of Company Common Stock into which such share of Series A Preference Stock is convertible immediately prior to the Effective Time. Each share of Series A Preference Stock converted in accordance with this paragraph 2.1(d) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each holder of a certificate formerly representing any such shares of Series A Preference Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Cash Consideration to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.2 and any dividends declared and unpaid as of the Effective Time.

     Section 2.2 Exchange of Certificates. (a) Exchange Agent. At the Effective Time, Parent shall deposit with a bank or trust company mutually agreeable to Parent and the Company (the "Exchange Agent"), pursuant to an agreement with the Exchange Agent in form and substance reasonably acceptable to Parent and the Company, an amount in cash equal to the sum of
  (i) the Per Share Cash Consideration multiplied by the number of shares of Company Common Stock to be converted into the right to receive the Per Share Cash Consideration as determined in Section 2.1(c) plus (ii) the Per Share Cash Consideration multiplied by the number of shares of Company Common Stock into which the Series A Preference Stock is convertible as determined in Section 2.1(d) plus (iii) the amount of any dividends which were declared in respect of Company Common Stock and the Series A Preference Stock with a record date prior to the Effective Time and which remain unpaid at the Effective Time (the "Unpaid Company Dividends"). Any cash deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

     (b) Payment of Cash Consideration. Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Series A Preference Stock (the "Certificates") that were converted into the right to receive the Per Share Cash Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Per Share Cash Consideration. Upon surrender of a Certificate to the Exchange Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Exchange Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor a bank check for an amount equal to the sum of (x) the Per Share Cash Consideration multiplied by (A) if such Certificate evidenced one or more shares of Company Common Stock, the number of shares of Company Common Stock evidenced thereby or (B) if such Certificate evidenced one or more shares of Series A Preference Stock, the number of shares of Company Common Stock into which the shares of Series A Preference Stock evidenced thereby were convertible immediately prior to the Effective Time plus, in either case, (y) any Unpaid Company Dividends payable in respect of such shares (such sum being referred to as the "Cash Consideration"). In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any cash to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the Certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the Certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
  Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Cash Consideration as contemplated by this Section 2.2. If for any reason (including losses) the Exchange Agent is unable to pay the cash amounts to which holders of the Certificates shall be entitled, Parent shall in any event remain liable, and shall make available to the Surviving Corporation additional funds, for the payment thereof.

     (c) Closing of Transfer Books. From and after the Effective Time the stock transfer books of the Company shall be closed and no transfer of any capital stock of the Company shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Cash Consideration as provided in Section 2.1 and in this Section 2.2.

     (d) Termination of Exchange Agent. All funds held by the Exchange Agent in the Exchange Fund for payment to the holders of Certificates unclaimed at the end of one year from the Effective Time shall be returned to the Surviving Corporation, after which time any holder of Certificates who has not theretofore complied with this Article II shall thereafter look as a general creditor only to Parent for payment of the Cash Consideration to which such holder may be due, subject to applicable law.

     (e) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund only in one or more of the following investments as directed by the Surviving Corporation from time to time: (i) obligations of the United States government maturing not more than 90 days after the date of purchase; (ii) certificates of deposit maturing not more than 90 days after the date of purchase issued by a bank organized under the laws of the United States or any state thereof having a combined capital and surplus of at least $500,000,000; (iii) a money market fund having assets of at least $3,000,000,000; or (iv) tax-exempt or corporate debt obligations maturing not more than 90 days after the date of purchase given the highest investment grade rating by Standard & Poor's and Moody's Investor Service. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

     (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the stockholder claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such stockholder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Cash Consideration with respect to the shares of Company Common Stock or Series A Preference Stock formerly represented thereby.

     (g) Escheat. The Surviving Corporation shall not be liable to any person for funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                                  THE CLOSING

   Section 3.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Piper & Marbury L.L.P., 1251 Avenue of the Americas, New York, New York, at 10:00 A.M., New York time, on the second business day immediately following the date on which the last of the conditions set forth in
Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to Parent and Merger Sub as follows:

     Section 4.1 Organization and Qualification. Except as set forth in
  Section 4.1 of the Company Disclosure Schedule (as defined in Section 7.6(ii)), the Company and each subsidiary (as defined below) of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Company Material Adverse Effect. As used in this Agreement, "Company Material Adverse Effect" means any change, effect, condition or circumstance that is reasonably likely to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or the consummation of the transactions contemplated by this Agreement, excluding (i) any occurrence affecting the United States water supply and waste water services industry as a whole, (ii) any adverse effect to the extent caused by an acquisition made by the Company in accordance with Section 6.1(d) and
  (iii) any adverse effect to the extent caused by an acquisition made by Parent in accordance with Section 7.14. As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person. True, accurate and complete copies of the certificate of incorporation and by-laws of the Company (including any amendments thereto) as in effect on the date hereof have been made available to Parent.

     Section 4.2 Subsidiaries. Section 4.2 of the Company Disclosure Schedule sets forth a description as of the date hereof, of (x) all "material subsidiaries" of the Company as defined in Regulation S-X promulgated under the Securities Act (as defined herein) and (y) all other subsidiaries and joint ventures of the Company, including (i) the name of each such entity,
  (ii) the state or jurisdiction of its incorporation or organization, (iii) the Company's interest therein, and (iv) if known by the Company, the name of any other person holding an interest therein and the interest held by any and all such persons, and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in
  Section 4.2 of Company Disclosure Schedule, neither the Company nor any of the Company's subsidiaries is a "public utility company" or a "holding company" within the meaning of Section 2(a)(5) or 2(a)(7) of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act") or a "subsidiary company" or an "affiliate" within the meaning of Section 2(a)(8) or 2(a)(11) of the 1935 Act of any holding company which is required to register as a holding company under the 1935 Act. Except as set forth in Section 4.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock of each subsidiary of the Company and, to the knowledge of the Company, each Company Joint Venture (as defined below) are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment, except for any of the foregoing that could not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, the term "joint venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a subsidiary of such person, in which such person or one or more of its subsidiaries owns an equity interest, other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or equity of any such entity, and the term "Company Joint Venture" shall mean each joint venture in which the Company holds an equity interest and in which neither Parent nor any of Parent's affiliates holds a direct or indirect equity interest apart from their interest in the Company.

     Section 4.3 Capitalization. (a) Company Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, (ii) 1,000,000 shares of preferred stock, no par value, of the Company (the "Company Preferred Stock"), and (iii) 5,000,000 shares of preference stock, no par value, of the Company (the "Company Preference Stock") of which 3,983,976 shares are designated as Series A Preference Stock and no shares are designated as 7 5/8% Series B Cumulative Preferred Stock, no par value, of the Company ("Series B Preferred Stock"). As of the close of business on July 17, 1999, there were issued and outstanding 38,810,209 shares of Company Common Stock, 1,956,596 shares of Series A Preference Stock and no shares of Series B Preferred Stock. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights.

     (b) Options, etc. Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options (including employee stock options), calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights (including the Rights) or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of the subsidiaries of the Company or, to the knowledge of the Company, any Company Joint Venture to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of such person, or obligating such person to grant, extend or enter into any such agreement or commitment. The total number of outstanding options to purchase shares of Company's capital stock (whether granted pursuant to Company Stock Plans or otherwise) and the exercise price of each such option is set forth on
  Section 4.3(b) of the Company Disclosure Schedule.

     (c) Certain Contractual Obligations. There are no outstanding contractual obligations of the Company, any of its subsidiaries or, to the knowledge of the Company, any Company Joint Venture to repurchase, redeem or otherwise acquire any shares of such person's capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person other than to subsidiaries of the Company in the ordinary course of business consistent with past practice or as disclosed in Section 4.3(c) of the Company Disclosure Schedule.

     Section 4.4 Authority; Non-
  Contravention; Statutory Approvals; Compliance.
     (a) Authority. The Company has all requisite corporate power and authority (including approval of the Company's Board of Directors) to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholders' Approval (as defined in Section 4.14) and the Company Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Stockholders' Approval with respect to consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms.

     (b) Non-Contravention. Except as set forth in Section 4.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance ("Liens") upon any of the properties or assets of the Company or any of the subsidiaries of the Company or, to the knowledge of the Company, any of the Company Joint Ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company (such term when used in Article V having a correlative meaning with respect to Parent)) pursuant to any terms, conditions or provisions of (i) the certificate of incorporation, by-laws or similar governing documents of the Company or any of its subsidiaries or, to the knowledge of the Company, any of the Company Joint Ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to the Company or any of its subsidiaries or, to the knowledge of the Company, any of the Company Joint Ventures, or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in
  Section 4.4(b) of the Company Disclosure Schedule (the "Company Required Consents") any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries or, to the knowledge of the Company, any of the Company Joint Ventures is a party or by which the Company or any of the Company's, its subsidiaries' or any Company Joint Venture's properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, including state public utility control or public service commissions and similar state regulatory bodies (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except as described in Section 4.4(c) of the Company Disclosure Schedule, the failure to obtain, make or give which would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations, giving such notices, obtaining such authorizations, consents or approvals and having such waiting periods expire as are necessary to avoid a violation of law.

     (d) Compliance. Except as set forth in Section 4.4(d) or Section 4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.5) filed prior to the date hereof, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any Company Joint Venture is in violation of, is under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority except for violations that, individually or in the aggregate, do not have, and to the knowledge of the Company, are not reasonably likely to have, a Company Material Adverse Effect. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule or in Section 4.11 of the Company Disclosure Schedule, the Company and its subsidiaries and, to the knowledge of the Company, the Company Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would, in the aggregate, not have a Company Material Adverse Effect. Except as set forth in Section 4.4(d) of the Company Disclosure Schedule, the Company, each of its subsidiaries and, to the knowledge of the Company, each Company Joint Venture is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its certificate of incorporation or by-laws or similar organizational documents or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults of any of the foregoing items in clause (ii) that, individually or in the aggregate, do not have, and are not reasonably likely to have, a Company Material Adverse Effect.

     Section 4.5 Reports and Financial Statements. The filings required to be made by the Company and its subsidiaries under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), or the appropriate state public utilities commission or health agency, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since June 30, 1996 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as and to the extent set forth in the Company Financial Statements, neither the Company nor any subsidiary of the Company or, to the knowledge of the Company, any Company Joint Venture has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except for liabilities and obligations that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in
  Section 4.6 of the Company Disclosure Schedule, from June 30, 1999, the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would, individually or in the aggregate, have a Company Material Adverse Effect. Without limiting the foregoing, from June 30, 1999 through the date of this Agreement, and except as which individually or in the aggregate, does not have or, insofar as reasonably can be foreseen, is not reasonably likely to have a Company Material Adverse Effect, there has not been (i) any revaluation by the Company or any of its subsidiaries or, to the knowledge of the Company, any Company Joint Venture of any of their respective assets, including, but not limited to, write-offs of accounts receivable, other than in the ordinary course of businesses consistent with historical practices, (ii) any material change by the Company, any of its subsidiaries or, to the knowledge of the Company, any Company Joint Venture in its accounting methods, principles or practices, or (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, repurchase or other acquisition of any of its securities (other than regular quarterly dividends on the shares of Company Common Stock and regular dividends on the shares of Series A Preference Stock).

     Section 4.7 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.7, Section 4.9 or Section 4.11 of the Company Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or, to the knowledge of the Company, threatened, nor are there, to the knowledge of the Company, any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its subsidiaries or any Company Joint Venture and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company, any of its subsidiaries or, to the knowledge of the Company, any Company Joint Venture, except for any of the foregoing under clauses (i) and (ii) that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

     Section 4.8 Proxy Statement Etc. The proxy statement, in definitive form, relating to the Company Special Meeting (the "Proxy Statement") shall not, at the dates mailed to stockholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or any subsidiary of the Company, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     Section 4.9 Tax Matters. "Taxes", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, alternative minimum, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return", as used in this Agreement, means a report or similar statement, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be.

   Except as set forth in Section 4.9 of the Company Disclosure Schedule:

     (a) Timely Filing of Tax Returns. The Company and each of its subsidiaries and, to the Company's knowledge, each Company Joint Venture have filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

     (b) Payment of Taxes. The Company and each of its subsidiaries and, to the Company's knowledge, each Company Joint Venture have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

     (c) Deferred Taxes. The Company and each of its subsidiaries and, to the Company's knowledge, each Company Joint Venture have accounted for deferred income taxes in accordance with GAAP.

     (d) Tax Liens. There are no Tax liens upon the assets of the Company or any of its subsidiaries or, to the Company's knowledge, any Company Joint Venture except liens for Taxes not yet due.

     (e) Withholding Taxes. The Company and each of its subsidiaries and, to the Company's knowledge, each Company Joint Venture have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

     (f) Extensions of Time for Filing Tax Returns. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any Company Joint Venture has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed.

     (g) Waivers of Statute of Limitations. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any Company Joint Venture has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

     (h) Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of the Company and each of its subsidiaries and, to the Company's knowledge, each Company Joint Venture, or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries or, to the Company's knowledge, any Company Joint Venture that has not been resolved and paid in full.

     (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending, proposed or threatened with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries or, to the Company's knowledge, any Company Joint Venture.

     (j) Powers of Attorney. No power of attorney currently in force has been granted by the Company or any of its subsidiaries or, to the Company's knowledge, any Company Joint Venture concerning any Tax matter.

     (k) Tax Rulings. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any Company Joint Venture has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

     (l) Availability of Tax Returns. The Company has made or has used its best efforts in making available to Parent complete and accurate copies of
  (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its subsidiaries since December 31, 1997, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries or, to the Company's knowledge, any Company Joint Venture and (iii) any Closing Agreements entered into by the Company or any of its subsidiaries or, to the Company's knowledge, any Company Joint Venture with any taxing authority.

     (m) Tax Sharing Agreements. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any Company Joint Venture is a party to any agreement relating to allocating or sharing of Taxes.

     (n) Code Section 280G. Section 4.9 of the Company Disclosure Schedule contains a true and complete list of any agreement, contract or arrangement to which the Company or any of its subsidiaries or, to Company's knowledge, any Company Joint Venture, is a party that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (o) Liability for Others. Neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any Company Joint Venture has any liability for Taxes of any person other than the Company, its subsidiaries and, to the Company's knowledge, such Company Joint Ventures
  (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract or (iii) otherwise.

     (p) Code Section 897. To the Company's knowledge after due inquiry, no foreign person owns or has owned, for purposes of Section 897 of the Code, more than five percent of the total fair market value of the Company Common Stock during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and, at all times during the applicable period specified in
  Section 897(c)(1)(A)(ii) of the Code, the Company Common Stock has been regularly traded in an established securities market within the meaning of Treasury Regulation Section 1.897-1(m).

   Section 4.10 Employee Matters; ERISA. Except as set forth in Section 4.10 of the Company Disclosure Schedule:

     (a) Benefit Plans. Section 4.10(a) of the Company Disclosure Schedule contains a true and complete list of each material employee benefit plan sponsored, contributed to or maintained by the Company or any of its subsidiaries covering employees, former employees, directors or former directors of the Company or any of its subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any severance or change in control agreement between the Company or any of its subsidiaries and any current or former employee or director thereof pursuant to which benefits may become payable (collectively, the "Company Benefit Plans"). No Company Benefit Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA. There are no trades or businesses which, together with the Company and its subsidiaries, would be treated as a "single employer" within the meaning of Section 414 of the Code or Section 4001(a)(14) of ERISA ("ERISA Affiliates"), except as set forth on Section 4.10(a) of the Company Disclosure Schedule. Except as disclosed in Section 4.10(a) of the Company Disclosure Schedule, no ERISA Affiliates sponsor, maintain or contribute to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code.

     (b) Contributions. All material contributions and other payments required to be made for any period through the date to which this representation speaks, by the Company or any of its subsidiaries to any Company Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or paid in full or, to the extent not required to be made or paid on or before the date to which this representation speaks have been reflected in the Company Financial Statements.

     (c) Qualification; Compliance. Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received from the Internal Revenue Service (the "IRS") a determination letter that the plan is qualified with respect to all applicable provisions of the Code for which the applicable remedial amendment period has expired or an application for such a determination, which was filed before the expiration of the applicable remedial amendment period, is pending, and, to the knowledge of the Company, no circumstances exist that could reasonably be expected to result in the revocation of any such determination, and each trust forming a part of any such plan is exempt from federal income tax pursuant to Section 501(a) of the Code. The Company and each of its subsidiaries is in compliance with, and each of the Company Benefit Plans is and has been operated in compliance with, the terms of such plans and all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code, except where failure to so comply would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened claims under or in respect of any Company Benefit Plan by or on behalf of any employee, former employee, director, former director, or beneficiary thereof, or otherwise involving any Company Benefit Plan (other than routine claims for benefits).

     (d) Title IV Liabilities. No event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, that could subject or potentially subject the Company or any of its subsidiaries to any liability arising under or based upon any provision of Title IV of ERISA (whether to a governmental agency, a multiemployer plan or to any other person or entity) which could reasonably be expected to have a Company Material Adverse Effect.

     (e) Documents Made Available. The Company has made available to Parent a true and correct copy of each collective bargaining agreement to which the Company or any of its subsidiaries is a party or under which the Company or any of its subsidiaries has obligations and, with respect to each Company Benefit Plan, where applicable, (i) such plan and the most recent summary plan description, (ii) the most recent annual report filed with the IRS,
  (iii) each related trust agreement or insurance contract, (iv) the most recent determination of the IRS with respect to the qualified status of such Company Benefit Plan, and (v) the most recent actuarial report or valuation.

     (f) Labor Agreements. Except as disclosed in Section 4.10(f) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of the Company, there is no current union representation question involving employees of the Company or any of its subsidiaries, nor does the Company know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Section 4.10(f) of the Company Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other material complaint against the Company or any of its subsidiaries pending or, to the best knowledge of the Company, threatened, (ii) there is no strike or lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of the Company, threatened, against or involving the Company, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of the Company, threatened, in respect of which any director, officer, employee or agent (or, except as disclosed in Section 4.10(f) of the Company Disclosure Schedule, any former director, officer, employee or agent) of the Company or any of its subsidiaries are or may be entitled to claim indemnification from the Company or such subsidiary pursuant to their respective certificates of incorporation or by-laws or as provided in the indemnification agreements listed in Section 4.10(f) of the Company Disclosure Schedule.

     (g) Except as required by law or as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any person except as disclosed in Section 4.10(g) of the Company Disclosure Schedule. The accumulated post-retirement benefit obligation of the Company and its subsidiaries (as determined under FASB Statement No. 106) as of December 31, 1998 does not exceed $6,400,000.

     (h) Except as disclosed in Section 4.10(h) of the Company Disclosure Schedule, no director or officer or other employee of the Company or its subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby. Except as disclosed on Schedule 4.10(h) of the Company Disclosure Schedule, such benefit would not be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Code Section 280G.

     (i) Except as disclosed on Section 4.10(i) of the Company Disclosure Schedule, since June 30, 1999, there has been no change in the terms and conditions of employment of any director or any of the fifteen most senior officers of the Company.

     (j) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of expense incurred in respect thereto for the most recent 12 month period updated on the Company Financial Statements except as set forth in Section 4.10(i) of the Company Disclosure Schedule.

   Section 4.11 Environmental Protection. Except as set forth in Section 4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

     (a) Compliance. The Company and to the Company's knowledge each of its subsidiaries are in compliance with all Environmental Laws and the Company has not received any communication from any Governmental Authority or third party that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be in such compliance would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent copies of any and all material environmental assessment or audit reports or other similar studies or analyses generated within the last three years and in Company's possession, that relate to the Company or any of its subsidiaries or the Company Joint Ventures.

     (b) Environmental Permits. The Company and to the Company's knowledge each of its subsidiaries have obtained all applicable environmental, health and safety permits, licenses, approvals and governmental authorizations (collectively, the "Environmental Permits") which are required, pursuant to Environmental Laws, for the construction of their facilities and the conduct of their operations; all such Environmental Permits are in current effect and in good standing; all required renewal applications have been timely filed and are pending agency approval; the Company reasonably believes that such renewals will be accomplished in the ordinary course of business without material delay or expense (except where failure to accomplish such renewals would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect); and the Company has received no information that when renewed such permit(s) will impose material restrictions or obligations not required in the current permit; no capital expense will be required to meet the requirements of any permit or Environmental Law existing as of the date hereof except for such capital expenditure as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect; the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except for such noncompliance as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect; the Company reasonably believes that any transfer or renewal of or reapplication for any Environmental Permit required as a result of the Merger can be accomplished in the ordinary course of business without material delay or expense (except where failure to accomplish such transfer or renewal will not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect).

     (c) Environmental Claims. There is no Environmental Claim pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries that, if adversely determined, would have, individually or in the aggregate, a Company Material Adverse Effect. There are no circumstances existing, to the knowledge of the Company, that would form a reasonable basis for an Environmental Claim against the Company or any of its subsidiaries which, if adversely determined, would have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's knowledge, no real property currently or formerly owned or operated by the Company or any subsidiary is listed on the National Priorities List, the CERCLIS or any state or local list of sites with known or suspected Release.

     (d) Releases. The Company has no knowledge of any Releases that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries, except for Releases the liability for which would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (e) Predecessors. The Company has no knowledge of any Environmental Claim pending or of any Release that would be reasonably likely to form the basis of any Environmental Claim, in each case against any predecessor of the Company or any of its subsidiaries or any other party whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for such Releases the liability for which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (f) As used in this Agreement:

       (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or by any Governmental Authority with jurisdiction under Environmental Laws alleging potential responsibility or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties, or other liabilities pursuant to Environmental Laws including, but not limited to those arising out of, based on or resulting from (A) the presence of any Hazardous Materials or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

       (ii) "Environmental Laws" means any applicable statute, regulation, rule, code, common law, order or judgment of any federal, state, local or foreign jurisdiction where the Company or any of its subsidiaries operates concerning protection or preservation of the environment, human health or natural resources, including but not limited to statutes, regulations, rules, codes, common law, orders or judgments relating to (i) any discharges, releases or emissions to air, water (including surface water, ground water and wetlands), soil or sediment,
    (ii) the quality of any environmental medium, (iii) the generation, treatment, recycling, storage, disposal, transportation or other management of waste, (iv) the manufacture, distribution, disposal, or recycling of chemical substances and mixtures, or (v) responsibility or liability for environmental conditions.

       (iii) "Hazardous Materials" means any substance, material or waste (in any relevant physical form or concentration) regulated, listed or identified under any Environmental Law and any other substance, material or waste (in any form or concentration) which is hazardous, dangerous, or toxic to living things or the environment.

       (iv) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Materials.

   Section 4.12 Regulation as a Utility. The Company and/or its subsidiaries are regulated as a public utility in the states set forth on Section 4.12 of the Company Disclosure Schedule. Except as set forth on Section 4.12 of Company Disclosure Schedule, neither the Company nor any "subsidiary company" or "affiliate" of the Company is subject to regulation as a public utility or public service company (or similar designation) by the United States or any other state of the United States. All filings required to be made by the Company or any of its subsidiaries since December 31, 1998, under any applicable laws or orders relating to the regulation of public utilities, have been filed with the appropriate public utility commission, health agency or other appropriate governmental entity (including, without limitation, to the extent required, the state public utility regulatory agencies in the states identified in Section 4.12 of the Company Disclosure Schedule), as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of the appropriate laws or orders, except for such filings or such failure to comply that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as specified on Section 4.12 of the Company Disclosure Schedule, no approval of any public utilities regulatory authority (including all public utility control or public service commissions and similar state regulatory bodies) is required for the Company's execution and delivery of this Agreement by the Company or the performance of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

   Section 4.13 Water Quality. Except as set forth on Section 4.13 of the Company Disclosure Schedule, the quality of water supplied by the Company and its subsidiaries meets or exceeds all standards for quality and safety of water in all material respects in accordance with all applicable federal, state, local or foreign statutes, laws, ordinances, rules and regulations.

   Section 4.14 Vote Required. The approval of (i) two-thirds of the outstanding shares of Company Common Stock not owned by Parent or any affiliate of Parent which is an "interested shareholder" as defined in NJBCA (S) 14A:10A-3 and (ii) two-thirds of the outstanding shares of the Series A Preference Stock at the Company Special Meeting (collectively, the "Company Stockholders' Approval") are the only votes of the holders of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

   Section 4.15 Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date hereof, the Per Share Cash Consideration is fair from a financial point of view to the holders of Company Common Stock.

   Section 4.16 The Company Rights Agreement. The Company has taken all necessary action with respect to all of the outstanding stock purchase rights of the Company (the "Rights") issued pursuant to the Rights Agreement, dated as of July 12, 1989, as amended by Amendment No. 1 thereto dated as of September 15, 1993, Amendment No. 2 thereto dated as of July 30, 1999 and Amendment No. 3 thereto dated as of August 20, 1999 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, LLC, as Rights Agent, so that the Company, as of the time immediately prior to the Effective Time, will have no obligations under the Rights or the Rights Agreement and so that the holders of the Rights will have no rights under the Rights or the Rights Agreement. The Board of Directors of the Company has taken all necessary action to amend the Rights Agreement so that neither the execution and delivery of this Agreement, the performance of the parties' obligations hereunder nor the consummation of the Merger will (a) cause the

Rights issued pursuant to the Rights Agreement to become exercisable, (b) cause Parent or Merger Sub to become an Acquiring Person (as such term is defined in the Rights Agreement) or (c) give rise to a Distribution Date (as such term is defined in the Rights Agreement). The execution, delivery and performance of this Agreement will not result in a distribution of, or otherwise trigger, the Rights under the Rights Agreement.

   Section 4.17 Real Property. The Company and each of its subsidiaries and, to the Company's knowledge, each of the Company Joint Ventures has good title or valid leases with respect to all of their real property free and clear of any and all liens, claims and encumbrances other than (i) as set forth in Section
4.17 of the Company Disclosure Schedule, (ii) those reflected or reserved against in the Company Financial Statements and the notes thereto, (iii) imperfections of title, easements, pledges, charges, restrictions and encumbrances, including, without limitation, survey matters and mechanics' liens, if any, that do not materially detract from the value of the property subject thereto, or materially interfere with the manner in which it is currently being used, (iv) taxes and general and special assessments not in default and payable without penalty or interest, and (v) such other liens, claims and encumbrances as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any of the Company Joint Ventures has received any notice for assessments for public improvements against the real property and, to the knowledge of the Company and its subsidiaries, no such assessment has been proposed; and (B) neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any of the Company Joint Ventures has received any notice or order by any governmental or other public authority, any insurance company which has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions which (i) relates to violations of building, safety, fire or other ordinances or regulations, (ii) claims any defect or deficiency with respect to any of such properties or (iii) requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Except as set forth in Section 4.17 of the Company Disclosure Schedule or as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of such properties and, to the Company's knowledge, no such proceeding is threatened.

   Section 4.18 Property Franchises. The Company and each of its subsidiaries owns or has sufficient rights and consents to use under existing franchises, easements, leases, and license agreements all properties, rights and assets necessary for the conduct of their business and operations as currently conducted, except where the failure to own or have sufficient rights and consents to use such properties, rights and assets would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

   Section 4.19 Insurance. The Company and each of its subsidiaries is, and has been continuously since at least January 1, 1995, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Company and its subsidiaries during such time period. Neither the Company nor any of its subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its subsidiaries. All material insurance policies of the Company and each of its subsidiaries are valid and enforceable policies.

   Section 4.20 Trademarks, Patents and Copyrights. Except where a failure is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and its subsidiaries and, to the Company's knowledge, the Company Joint Ventures own, or possess licenses or other valid rights to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information that are material to the business of the Company and its subsidiaries and, to the Company's knowledge, Company Joint Ventures as currently conducted, and the Company is unaware of any assertion or claim challenging the validity of any of the foregoing, other than any assertions or claims which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

The conduct of the business of the Company and its subsidiaries and, to the Company's knowledge, the Company Joint Ventures as currently conducted does not conflict with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party, other than conflicts that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. To the knowledge of the Company, there are no infringements by any third party of any proprietary rights owned or licensed by or to the Company or any subsidiary which are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

   Section 4.21 Year 2000. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, all internal computer systems, computer software, equipment or technology that are material to the business, finances or operations of the Company and its subsidiaries or were sold or licensed to customers of the Company and its subsidiaries are (i) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved, (ii) able to store and output date information in a manner that is unambiguous as to century and
(iii) able to recognize Year 2000 as a leap year.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

   Parent represents and warrants to the Company as follows:

     Section 5.1 Organization and Qualification. Except as set forth in
  Section 5.1 of the Parent Disclosure Schedule (as defined in Section 7.6(ii)), Parent, Merger Sub and each of Parent's other subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Parent Material Adverse Effect. As used in this Agreement, "Parent Material Adverse Effect" means any change, effect, condition or circumstance that will, or is reasonably likely to, have a material adverse effect on Parent's or Merger Sub's ability to consummate the transactions contemplated by this Agreement.

     Section 5.2 Authority; Non-Contravention; Statutory
  Approvals. Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the applicable Parent Required Statutory Approvals (as defined in Section 5.2(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of each of Parent and Merger Sub enforceable against each in accordance with its terms.

     (b) Non-Contravention. Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Parent or Merger Sub, respectively, or any of Parent's other subsidiaries or, to Parent's knowledge, any of its joint ventures, (ii) subject to obtaining the Parent Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent, Merger Sub or any of Parent's other subsidiaries or, to Parent's knowledge, any of its joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.2(b) of the Parent Disclosure Schedule (the "Parent Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent, Merger Sub or any of Parent's other subsidiaries or, to Parent's knowledge, any of its joint ventures is a party or by which it or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations as would not have, in the aggregate, a Parent Material Adverse Effect.

     (c) Statutory Approvals. Except as described in Section 5.2(c) of the Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent or Merger Sub of their respective obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be likely to have, individually and in the aggregate, a Parent Material Adverse Effect (the "Parent Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

     Section 5.3 Reports and Financial Statements. The audited consolidated financial statements and unaudited interim financial statements of Parent since December 31, 1995 (collectively, the "Parent Financial Statements") have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. True, accurate and complete copies of the certificate of incorporation and by-laws of Parent (including all amendments thereto) as in effect on the date hereof, have been made available to the Company.

     Section 5.4 Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall, at the dates mailed to the Company stockholders and at the times of the meeting of the Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to Parent, Merger Sub or any other Parent subsidiary, shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     Section 5.5 Ownership of Company Capital Stock. Except as set forth in
  Section 5.5 of the Parent Disclosure Schedule, Parent does not
  "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or Series A Preference Stock.

     Section 5.6 Financing. Parent has or will have available, prior to the Effective Time, sufficient cash in immediately available funds to pay all Cash Consideration required to be paid pursuant to Article II hereof and to consummate the Merger and other transactions contemplated hereby.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

   Section 6.1 Covenants of Company. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company agrees as to itself and to its subsidiaries, as follows, except as expressly contemplated or permitted in this Agreement, or to the extent Parent shall otherwise consent in writing:

     (a) Ordinary Course of Business. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. In addition, the Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to (i) preserve intact its present business organization and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with it, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of its present officers and employees as a group, and (iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice.

     (b) Dividends. The Company shall not nor shall it permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than (A) dividends by a wholly-owned subsidiary to the Company or another wholly-owned subsidiary, (B) dividends by a less than wholly-owned subsidiary consistent with past practice, (C) stated dividends on Company Preferred Stock, (D) regular dividends on Company Common Stock with usual record and payment dates that, in any fiscal quarter, do not exceed 100% of the dividends for the same quarter of the prior fiscal year, (E) if the Effective Time occurs on a date other than a usual record date for dividends on Company Common Stock, a "stub period" dividend equal to an amount not to exceed 100% of the dividends for the same quarter of the prior fiscal year as the quarter in which the Effective Time occurs multiplied by a fraction, the numerator of which is the number of days between the immediately preceding record date and the Effective Time and the denominator of which is the number of days between such record date and the next regularly scheduled record date, (F) an additional dividend on Company Common Stock in each of the first three fiscal quarters following the date of this Agreement in an amount not to exceed $0.06 per share per quarter, and (G) a special dividend payable to each holder of record of Company Common Stock immediately prior to the Effective Time in an amount per share equal to the difference between $0.48 and the amount of the aggregate dividends per share payable pursuant to clause (F) of this
  Section 6.1(b); (ii) split, combine or reclassify any capital stock or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or the capital stock of any subsidiary; or (iii) redeem, repurchase or otherwise acquire any shares of capital stock or the capital stock of any subsidiary (or any option with respect thereto) other than (A) redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice, or (B) the intercompany acquisitions of capital stock described in Section 6.1(b) of the Company Disclosure Schedule.

     (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than as provided for in the Company Benefit Plans consistent with past practice or as set forth in Section 6.1(c) of the Company Disclosure Schedule. The Company shall promptly furnish to Parent such information as may be reasonably requested including financial information. Without limiting the foregoing, as soon as practicable following the date of this Agreement, the Company shall exercise and shall cause any applicable administrator to exercise all discretion to (i) purchase Company Common Stock for participants under its Dividend Reinvestment and Stock Purchase Plan (the "DRIP Program") on the open market for all dividend payment dates following the date of this Agreement and terminate the issuance or distribution of shares under the DRIP Program at the earliest possible date; (ii) purchase Company Common Stock for distribution to participants under its Management Incentive Plan and other Company Stock Plans on the open market for all distributions following the date of this Agreement; and (iii) make any and all purchases of Company Common Stock for its 401(k) plan (or other retirement plan) on the open market.

     (d) Acquisitions. Except as disclosed in Section 6.1(d) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business; provided, however, that notwithstanding the foregoing, the Company may acquire solely for cash or agree to acquire solely for cash equity interests or the business or assets of businesses that (i) are water or wastewater utilities, (ii) have a value not in excess of $5 million individually and $25 million in the aggregate (in each case, including the assumption of debt and other liabilities), and (iii) would not reasonably be expected to prevent or materially delay the receipt of the Company Required Statutory Approvals. The Company shall inform Parent reasonably in advance of taking, or permitting any of its subsidiaries to take, action relating to any such direct or indirect acquisition.

     (e) Capital Expenditures. Except as set forth in Section 6.1(e) of the Company Disclosure Schedule or as required by law, the Company shall not, nor shall it permit any of its subsidiaries to, make aggregate capital expenditures that exceed 110% of the cumulative amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in
  Section 6.1(e) of the Company Disclosure Schedule.

     (f) No Dispositions. Except as set forth in Section 6.1(f) of the Company Disclosure Schedule, and other than in the ordinary course of business or consistent with past practice, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, other than encumbrances or dispositions in the ordinary course of its business consistent with past practice.

     (g) Indebtedness. Except as set forth in Section 6.1(g) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) a net increase in short-term indebtedness in the ordinary course of business consistent with past practice in amounts not exceeding $65 million; (ii) arrangements between the Company and its wholly-owned subsidiaries or among its wholly-owned subsidiaries; (iii) net increase in total indebtedness in an amount not to exceed in the aggregate $35 million; or (iv) indebtedness in connection with acquisitions permitted by Section 6.1(d) hereof or long-term indebtedness in connection with the refunding of existing indebtedness either at its stated maturity or at a lower cost of funds.

     (h) Compensation, Benefits. Except as set forth in Section 6.1(h) of the Company Disclosure Schedule, as may be required by applicable law, as may be required to facilitate or obtain a determination from the IRS that a plan is "qualified" within the meaning of Section 401(a) of the Code or as contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy covering employees, former employees, directors or former directors or their beneficiaries or providing benefits to such persons that is maintained by, contributed to or entered into by such party or any of its subsidiaries, or increase or enter into any contract, agreement commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend expand or enhance the engagement employment or any related rights of, or take any other action or grant any benefit (including, without limitation, any stock options or stock option plan) not required under the terms of any existing employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy to or with any current or former director, officer or other employee of such party or any of its subsidiaries, except for normal increases or grants or actions in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or any of its subsidiaries or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any current or former director or officer or other employee other than in the ordinary course of business consistent with current industry practice.
     (i) Accounting. Except as set forth in Section 6.1(i) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, policies or procedures, except as required by law, rule, regulation or GAAP, nor shall the Company or any of its subsidiaries file any Tax Return inconsistent with past practice, or, on any such Tax Return, take any position or method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, or settle or compromise any Tax liability that is subject to an audit, claim for delinquent Taxes, examination, suit or proceeding.

     (j) Cooperation, Notification. The Company shall, and shall cause its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of Parent to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations and other matters relating to the Merger; (ii) promptly notify Parent of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects or of the receipt of any written complaint or notice of the commencement of any investigation or proceeding which alleges the occurrence of any event or the existence of any fact which is reasonably likely to result in a Company Material Adverse Effect or the institution or, to the actual knowledge of the Company, threat of any material litigation; (iii) advise Parent of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in a Company Material Adverse Effect; and (iv) promptly provide Parent with copies of all filings made by the Company or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     (k) Third-Party Consents. The Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and, if requested by Parent shall provide copies of all the Company Required Consents obtained by the Company to Parent.

     (l) No Breach, Etc. The Company shall not, nor shall it permit any of its subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

     (m) Discharge of Liabilities. The Company shall not, nor shall it permit any of its subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute accrued, asserted or unasserted contingent or otherwise), or settle any material claim or litigation, other than the payment, discharge, satisfaction or settlement, in the ordinary course of business consistent with past practice (which includes the payment of final and non-appealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice.

     (n) Contracts. The Company shall not, nor shall it permit any of its subsidiaries to, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which the Company or any subsidiary of the Company is a party, or, except in connection with an acquisition permitted under Section 6.1(d) hereof, enter into any new material contract, or waive, release or assign any material rights or claims, or enter into any material contracts or arrangements other than on terms that are arm's length.

     (o) Insurance. The Company shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the water utility industry.

     (p) Permits. The Company shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which such party or its subsidiaries operate.

     (q) Charter Amendments. The Company shall not, nor shall it permit any of its subsidiaries to, amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents or take or fail to take any other action, which in any case would reasonably be expected to prevent or materially impede or interfere with the Merger (except as permitted in Section 6.2).

     (r) Tax Elections. Except as set forth in Section 6.1(r) of the Company Disclosure Schedule, the Company shall not nor shall it permit any of its subsidiaries to make, change or rescind any material Tax election, other than (i) recurring elections that customarily are made in connection with the filing of any Tax Return; provided that any such elections are consistent with the past practices of the Company or its subsidiaries, as the case may be; (ii) gain recognition agreements under Section 367 of the Code and Treasury regulations thereunder with respect to transactions occurring in the 1998 fiscal year of the Company; (iii) elections with respect to subsidiaries purchased by the Company under Section 338(h)(10) of the Code or, solely in the case of non-U.S. subsidiaries purchased by the Company, Section 338(g) of the Code; and (iv) elections with respect to partnership interests purchased by the Company under Section 754 of the Code, or settle or compromise any material Tax liability that is the subject of an audit, claim for delinquent Taxes, examination, action, suit, proceeding or investigation by any taxing authority.

     (s) Non-Competition Agreements. Except as set forth in Section 6.1(s) of the Company Disclosure Schedule, the Company shall not nor shall it permit any of its subsidiaries to enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of its subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its subsidiaries' activities, other than in the ordinary course of business consistent with past practice.

     (t) Regulatory Matters. The Company shall, and shall cause its subsidiaries to (i) timely file, in the ordinary course of business consistent with past practice, rate applications and other required filings with state public utility control or public service commissions and similar state regulatory bodies and (ii) except with respect to filings in the ordinary course of business consistent with past practice that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, consult with Parent reasonably in advance of making any filing to implement changes in any of its or its subsidiaries' rates or surcharges for water service, standards of service or accounting or executing any agreement with respect thereto that is otherwise permitted under this Agreement. The Company shall, and shall cause its subsidiaries to, deliver to Parent a copy of each such filing or agreement.

     (u) Other Agreements. The Company shall not nor shall it permit any of its subsidiaries to agree or enter into, in writing or otherwise, or amend any written contract or agreement that would be in violation of the covenants set forth in this Section 6.1.

     (v) Company Joint Ventures. The Company shall use reasonable efforts to cause the Company Joint Ventures to operate their respective businesses only in the ordinary course consistent with past practice and, except as contemplated by Section 7.14, not to expand the scope of their respective businesses.

   Section 6.2 Alternative Proposal.

   (a) The Company shall, and shall direct and use reasonable efforts to cause its subsidiaries and any of its or its subsidiaries' directors, officers, employees, investment bankers, attorneys or other agents or representatives immediately to cease any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Proposal (as defined below). The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, investment bankers, attorneys or other agents or representatives, (x) directly or indirectly, to initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Alternative Proposal or
(y) directly or indirectly, engage in negotiations or provide any confidential information or data to any person relating to any Alternative Proposal. The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal). Notwithstanding anything in this Section 6.2 to the contrary, in response to an unsolicited Alternative Proposal which did not result from a breach of this Section 6.2, unless the Company Shareholders Approval has been obtained, the Company may furnish information to, and afford access to the properties, books and records of the Company and its subsidiaries to the person making the Alternative Proposal (i) not earlier than 24 hours after providing written notice to Parent regarding such Alternative Proposal, including the terms and conditions thereof, and the identity of the person or group making the Alternative Proposal and (ii) participate in discussions with such person or group regarding the Alternative Proposal if, but only to the extent that (A) the Board of Directors of the Company has reasonably concluded in good faith (after consultation with its financial advisors) that the person or group making the Alternative Proposal will have adequate sources of financing to consummate the Alternative Proposal and that the Alternative Proposal is more favorable to the Company's shareholders than the Merger (taking into account, without limitation, the likelihood that all required regulatory approvals for such Alternative Proposal will be obtained in a prompt and timely manner), (B) the Board of Directors of the Company has determined in good faith, based on advice of outside counsel with respect to such Board's fiduciary duties under applicable law with respect to the proposed Alternative Proposal and such other matters as such Board deems relevant, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to its shareholders, and
(C) such person or group has entered into a confidentiality agreement with the person or group making the Alternative Proposal (the "Alternative Proposal Confidentiality Agreement") containing terms and conditions no less favorable to the Company than the Confidentiality Agreement (as defined in Section 7.1) and the other agreements and arrangements governing the Company's relationship with Parent, it being understood that nothing herein to the contrary shall restrict the Board of Directors of the Company from exercising its authority under the Alternative Proposal Confidentiality Agreement as it may deem appropriate and (iii) not terminate this Agreement in respect of an Alternative Proposal except as provided in Section 9.1(h). The Company will keep Parent informed on a timely and current basis on the status and details (including amendments or proposed amendments) of any request for information or Alternative Proposal. The Company will immediately provide to Parent any non-public information concerning the Company provided to any other person in connection with an Alternative Proposal which was not previously provided to Parent. As used in this Agreement, "Alternative Proposal" shall mean any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or the assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

   (b) The Board of Directors of the Company shall not withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent or Merger Sub or both, the approval or recommendation of the Board of Directors of the Company of this Agreement unless the Board of Directors of the Company shall have
(i) determined in good faith as a result of changed circumstances and based on the advice of outside counsel with respect to the Board of Directors of the Company's fiduciary duties under applicable law that such fiduciary duties require the directors to withdraw or modify such approval or recommendation, and

(ii) provided to Parent a statement in writing in reasonable detail stating the reasons therefor. Notwithstanding the foregoing, nothing contained in this
Section 6.2(b) shall prohibit the Company from taking and disclosing to stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation without outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

   Section 6.3 Covenants of Parent. After the date hereof and prior to the Effective Time or earlier termination of their Agreement, Parent agrees, as to itself and to its subsidiaries, as follows, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

     (a) Third-Party Consents. Parent shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify the Company of any failure or prospective failure to obtain any such consents and, if requested by the Company, shall provide copies of all Parent Required Consents obtained by Parent to the Company.

     (b) No Breach, Etc. Parent shall not, nor shall it permit any of its subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

   Section 7.1 Access to Information. Upon reasonable notice and during normal business hours the Company shall, and shall cause its subsidiaries and shall use reasonable efforts to cause the Company Joint Ventures to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of Parent (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, the Company shall, and shall cause its subsidiaries to, furnish promptly to Parent (i) access to each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the Department of Justice, the Federal Trade Commission, and any other Governmental Authority, and (ii) access to all information concerning the Company, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably requested by Parent, including in connection with any filings, applications or approvals required or contemplated by this Agreement; provided that no investigation pursuant to this Section 7.1 shall affect any representation or warranty made herein or any condition to the obligations of the respective parties to consummate the Merger. Parent shall, in accordance with the Confidentiality Agreement dated as of July 26, 1999 between the Company and Parent (the "Confidentiality Agreement"), and shall cause its subsidiaries and Representatives to, hold in strict confidence all information concerning the Company furnished to it in connection with the transactions contemplated by this Agreement.

   Section 7.2 Proxy Statement.

   (a) The Company will prepare and file the Proxy Statement with the SEC as soon as reasonably practicable after the date hereof and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC at the earliest practicable time. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company, or any representative of the Company, and the SEC or its staff. The Company shall give Parent and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Company Special Meeting at the earliest practicable time. Parent shall furnish all information concerning itself which is required or customary for inclusion in such Proxy Statement. The information provided by Parent for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by or on behalf of the Company with respect to information supplied by Parent for inclusion in the Proxy Statement.

   (b) If, at any time prior to the Effective Time, any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the Company's stockholders. Prior to the filing of such amendment or supplement with the SEC, a copy thereof will be delivered to Parent and their counsel, who shall, to the extent practicable under the circumstances and applicable law, have the opportunity to comment on such amendment or supplement.

   Section 7.3 Regulatory Matters. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain as soon as reasonably practicable following the date hereof all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, but not limited to, (a) all notifications required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, (b) the other Company Required Statutory Approvals and (c) the other Parent Required Statutory Approvals. The parties agree that they will consult with each other with respect to obtaining Company Required Statutory Approvals and the Parent Required Statutory Approvals; provided, however, that it is agreed that the Company shall have primary responsibility for the preparation and filing of any applications, filings or other material with state utility commissions required to be filed or submitted in connection with obtaining the Company Required Statutory Approvals. Parent shall have the right to review and approve in advance drafts of and final applications, filings and other material submitted to or filed with state utility commissions, which approval shall not be unreasonably conditioned, withheld or delayed.

   Section 7.4 Stockholder Approval.

   (a) The Company Stockholders. Subject to the provisions of Section 7.4(b) and the NJBCA, the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Special Meeting") for the purpose of securing Company Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement in accordance with applicable federal and state law and with its certificate of incorporation and by-laws, (iii) subject to Section 6.2(b), recommend to its stockholders the approval of this Agreement and the transactions contemplated hereby, (iv) subject to Section 6.2(b), use its reasonable best efforts to obtain the Company Stockholders' Approval at the Company Special Meeting, and (v) cooperate and consult with Parent with respect to each of the foregoing matters.

   (b) Meeting Date. Subject to Section 7.4(a), the Company Special Meeting for the purpose of securing the Company Stockholders' Approval shall be held on such date as the Company shall determine.

   Section 7.5 Directors' and Officers' Indemnification.

   (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, after the Effective Time, Parent, the Surviving Corporation and the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of any of the parties hereto or any subsidiary (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of such party or a subsidiary of such party (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) Parent and the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New Jersey law and other applicable law, and the certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the written opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties. Any Indemnified Party wishing to claim indemnification under this Section 7.5, upon learning of any such claim, action, suit or proceeding eligible for indemnification under this Section 7.5, shall notify the Indemnifying Parties, but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 7.5, except to the extent that such failure results in the forfeiture of substantive rights or defenses.

   (b) Insurance. For a period of six years after the Effective Time, Parent shall cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company or its Subsidiaries on terms no less favorable than the terms of such current insurance coverage; provided, however, that Parent shall not be required to expend in any year an amount in excess of two hundred percent (200%) of the annual aggregate premiums currently paid by the Company, for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent, for a cost not exceeding such amount.

   (c) Successors. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets, then and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.5.

   (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the directors and officers of the Company, and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective certificate of incorporation and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

   (e) Benefit. The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

   Section 7.6 Disclosure Schedules. On the date hereof, (i) Parent has delivered to the Company a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by the chief financial officer of Parent stating the Parent Disclosure Schedule is being delivered pursuant to this
Section 7.6(i) and (ii) the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by the chief financial officer of the Company stating the Company Disclosure Schedule is being delivered pursuant to this Section 7.6(ii). The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules". The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date hereof.

   Section 7.7 Public Announcements. Subject to each party's disclosure obligations imposed by law, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and, except as may be required by law or the rules of any applicable stock exchange, shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

   Section 7.8 Certain Employee Agreements. Subject to Section 7.9, Parent and the Company and its subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to the date hereof which apply to any current or former employee or current or former director of the parties hereto; provided, however, that this undertaking is not intended to prevent Parent or the Company from enforcing or complying with such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, exercising any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment under any such contract, agreement, collective bargaining agreement or commitment or under applicable law. Any workforce reductions carried out following the Effective Time by Parent or the Company and their subsidiaries shall be done in accordance with all applicable collective bargaining agreements, and all laws and regulations governing the employment relationship and termination thereof, including, without limitation, the Worker Adjustment and Retraining Notification Act and regulations promulgated thereunder, and any comparable state or local law.

   Section 7.9 Employee Benefit Plans.

   (a) Maintenance of the Company Benefit Plans. Each of the Company Benefit Plans (other than Company Stock Plans) in effect at the date hereof shall be maintained in effect with respect to the employees or former employees of the Company and any of its subsidiaries, who are covered by any such benefit plan immediately prior to the Closing Date (the "Affiliated Employees") until Parent or the Company otherwise determine after the Effective Time; provided, however, that nothing herein contained shall limit any right contained in any such Company Benefit Plan or under applicable law to amend, modify, suspend, revoke or terminate any such plan; provided further, however, that Parent or the Company or their subsidiaries shall provide benefits to the Affiliated Employees for a period of not less than one year following the Effective Time which are no less favorable in the aggregate than those provided under the Company Benefit Plans (with respect to employees and former employees of the Company and its subsidiaries). Without limitation of the foregoing, each participant in any such Company Benefit Plan shall receive credit for purposes of eligibility to participate, vesting, and eligibility to receive benefits under any benefit plan of the Company or any of its subsidiaries or affiliates for service credited for the corresponding purpose under such benefit plan; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit or cause any such Company Benefit Plan to fail to comply with the applicable provisions of the Code or ERISA.

   (b) Welfare Benefits Plans. With respect to any welfare benefit plan established to replace any Company Benefit Plan which is a welfare benefit plan in which Affiliated Employees may be eligible to participate after the Closing Date, other than limitations, exclusions or waiting periods that are already in effect with respect to such Affiliated Employees and that have not been satisfied as of the Closing Date, such replacement plans shall waive all limitations to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements and provide each Affiliated Employee with credit for other co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements applicable to the same calendar year under any welfare plans that such Affiliated Employees are eligible to participate in after the Closing Date.

   Section 7.10 The Company Stock Plans. With respect to each Company Benefit Plan or other plan, agreement or arrangement that provides for benefits in the form of Company Common Stock or options to purchase Company Common Stock (the "Company Stock Plans"), the Company and its subsidiaries and Parent and its subsidiaries, including the Surviving Corporation and its subsidiaries, shall take all actions necessary to provide that upon the Effective Time, (i) each outstanding option to purchase Company Common Stock under any Company Stock Plan, whether or not then vested and exercisable, shall be canceled in exchange for a cash payment equal to (A) the excess of the Per Share Cash Consideration over the exercise price thereof times (B) the number of shares of Company Common Stock subject thereto, less applicable tax withholding, and (ii) each outstanding restricted share of Company Common Stock granted under any Company Stock Plans shall become fully vested as provided in the applicable Company Stock Plan and shall be simultaneously converted into the right to receive the Per Share Cash Consideration as provided in Section 2.1. The Company and its subsidiaries shall take all actions needed to terminate all Company Stock Plans, subject, however, to the payments required under the preceding sentence.

   Section 7.11 Expenses. Subject to Section 9.3, all costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

   Section 7.12 Further Assurances. Each party will, and will cause its subsidiaries to, (i) execute such further documents and instruments and use their reasonable best efforts to take such further actions as may be necessary or appropriate or as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof, and (ii) not take action (including effecting or agreeing to effect or announcing an intention or proposal to effect any acquisition, business combination or other transaction) which could reasonably be expected to impede, interfere with, prevent, impair or delay the ability of the parties to consummate the Merger. In case at any time any further action is necessary or desirable to carry out the terms and provisions of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

   Section 7.13 Governance Agreement.

   (a) General. Except as set forth herein, the terms and conditions of the Governance Agreement, dated as of April 22, 1994, as amended, between Parent and the Company (the "Governance Agreement") shall remain in full force and effect and the parties shall continue to be fully bound by the provisions thereof as modified hereby. The Company and Parent agree that the Governance Agreement is hereby modified (i) as expressly set forth in Section 7.13(b) hereof, (ii) as long as this Agreement is in effect, to waive any provisions of the Governance Agreement that are inconsistent with Section 6.2 hereof, including the "30 day" right granted to Parent under Section 3.1(a) of the Governance Agreement and Parent's right to acquire the Company Common Stock during any "Second 120-day Period" as defined in Section 3.1(b) of the Governance Agreement, and (iii) as may otherwise be required to give effect to the provisions of this Agreement.

   (b) Waivers Upon Acceptance of Alternative Proposal. Upon any termination of this Agreement by the Company pursuant to Section 9.1(h) hereof, the Company shall, and it hereby does, waive any and all obligations of or restrictions on Parent and affiliates contained in Sections 3.7 (Conversion of Preference Stock).

   (c) Waivers Upon Termination of Agreement in Certain Circumstances. If this Agreement is terminated by the Company pursuant to Section 9.1(h), by Parent pursuant to Section 9.1(e) or by either the Company or Parent pursuant to
Section 9.1(c) due to the failure to obtain the approval of the Company's stockholders at the Company Special Meeting and at the time of such failure, any person shall have made a public announcement or otherwise communicated to the Company or its stockholders with respect to an Alternative Proposal with respect to the Company which has not been rejected by the Company and terminated or withdrawn by the party making the Alternative Proposal, then:

      (1) Notwithstanding anything in Sections 3.1(a) or (b) or Sections 3.3(a), (d) or (e) of the Governance Agreement to the contrary, Parent shall be permitted to make a proposal or proposals to the Board of Directors of the Company for the acquisition of 100% of the outstanding equity of the Company or substantially all of the assets of the Company and its subsidiaries during the period commencing on the date of termination of this Agreement and ending on the date 120 days after such date if the Company has not entered into a definitive agreement with a third party effecting an Alternative Proposal during such 120 day period, or if the Company enters into such definitive Agreement with a third party during such 120 day period, the earlier of the date on which the Company's stockholders approve such Alternative Proposal or the date on which such definitive agreement is terminated. Parent agrees that it shall have no "30 day" right with respect to any third party Alternative Proposal made during such period.

      (2) Notwithstanding anything in Sections 4.1(a) and (b) of the Governance Agreement to the contrary, Parent shall not be required to vote any Company Common Stock in favor of any Alternative Proposal; provided, however, that if Parent determines not to vote in favor of any Alternative Proposal, it shall, at the request of the Company, not be present at the shareholders meeting at which approval of the Alternative Proposal is sought for quorum or any other purposes.

   Section 7.14 North American Rights Agreement.

   (a) General. The Company and Parent agree that, except as otherwise set forth in this Section 7.14(b), the terms and conditions of the North American Rights Agreement, dated July 14, 1997, as amended, among the Company, Parent and other parties (the "NARA") shall remain in full force and effect and further agree, except as set forth in Section 7.14(b), to continue to be fully bound by the provisions thereof.

   (b) Exceptions for Market Opportunities. In order to permit the Company and Parent to respond appropriately to market opportunities while this Agreement is in effect, notwithstanding any contrary provisions of the NARA, Parent and the Company, on their own behalf and on behalf of their respective affiliates, agree as follows:

     (i) Acquisitions of Rate-Regulated Businesses.

       (A) Acquisitions Prior to Termination. From the date hereof until the termination of this Agreement, (1) the Company and its subsidiaries may acquire or invest in rate-regulated water and wastewater utility businesses as permitted by Section 6.1(d) hereof and (2) Parent and its affiliates may acquire or invest in rate-regulated water and wastewater utility businesses in the United States, provided that neither Parent nor any of its affiliates shall make or agree to make any such acquisition or investment if such acquisition or agreement could reasonably be expected to prevent, or materially delay the receipt of regulatory approvals necessary to consummate the Merger.

       (B) Rights After Termination.

         (1) The Company's Right to Acquire Regulated Company
      Interests. Subject to Section 7.14(b)(i)(B)(2), from the date of termination of this Agreement through the first anniversary of such termination, the Company shall have the right and option, on not less that 15 days' notice to Parent, to purchase up to 50% of any interests in regulated water businesses in the United States acquired by Parent or its affiliates as permitted by Section 7.14(b)(i)(A) (each, a "Regulated Company Interest"). The price of any portion of a Regulated Company Interest purchased by the Company under this subsection shall equal the full cost of the interest to be transferred, including (1) a pro rata portion of the consideration paid by Parent or such affiliate to acquire the Regulated Company Interest, (2) a pro rata portion of the actual out-of-pocket third party transaction costs (including fees and disbursements of counsel and other advisors) incurred by Parent or such affiliate in acquiring the Regulated Company Interest, and (3) interest on the foregoing amounts at the rate of 8.00% per annum from the date the Regulated Company Interest was acquired by Parent or its affiliate through the date of transfer to the Company.

         (2) Parent Right to Retain Regulated Company Interests. If (w) the Company shall terminate this Agreement pursuant to Section 9.1(h), (x) Parent shall terminate this Agreement pursuant to
      Section 9.1(e), (y) Parent or the Company shall terminate this Agreement pursuant to Section 9.1(c) due to the failure to obtain the approval of the Company' stockholders at the Company Special Meeting and, at the time of such failure, any person shall have made a public announcement or otherwise communicated to the Company or its stockholders with respect to an Alternative Proposal with respect to the Company which has not been rejected by the Company and terminated or withdrawn by the party making the Alternative Proposal, or (z) Parent shall terminate this Agreement for a Terminating the Company Breach pursuant to Section 9.1(g), then, notwithstanding Section 7.14(b)(i)(B)(1), Parent and its affiliates shall have the right to own and retain any and all Regulated Company Interests that (x) they may have acquired prior to such termination or (y) with respect to which Parent or its affiliates shall have entered into a binding commitment or agreement prior to such termination, and, in each case, the right to manage, operate and control the business thereof.

     (ii) Acquisitions of Delegated Services Businesses.

       (A) UWS Entity Right of First Refusal.

         (1) Rights to Acquire Delegated Services Company
      Interests. United Water Services LLC, a Delaware limited liability company ("UWS"), United Water Services Canada L.P., an Ontario, Canada limited partnership ("UWS Canada"), and United Water Services Mexico LLC, a Delaware limited liability company ("UWS Mexico"), each of which is owned jointly by Parent and the Company (each, a "UWS Entity"), shall have the right, at its sole option (each, a "UWS Option"), to purchase on the terms and subject to the conditions set forth in this Section 7.14(b)(ii) all but not less than all of any interests in Delegated Services Providers (as defined in the NARA) in the United States, Canada or Mexico, respectively (each, a "Delegated Services Company Interest"), that Parent or any of its affiliates wishes to acquire under this Section 7.14(b)(ii). From the date hereof until the termination of this Agreement, Parent and its affiliates shall have the right to acquire any and all such Delegated Services Company Interests subject only to the UWS Option.

         (2) Exercise of UWS Option. Prior to acquiring any Delegated Services Company Interest, Parent (or its affiliate, as the case may be) shall first give written notice to the applicable UWS Entity of such proposed acquisition (a "Notice of Option"). Each such Notice of Option shall include the identity of the proposed target, the terms of the proposed acquisition and the price or other consideration proposed to be paid for such Delegated Services Company Interest. The applicable UWS Entity may exercise any UWS Option by written notice to Parent given within 15 days after the date of the applicable Notice of Option. If such UWS Entity fails to exercise any UWS Option for any reason other than a Parent Veto (defined below), or if such UWS Entity fails to acquire any Delegated Services Company Interest with respect to which it has exercised a UWS Option within 90 days of such exercise, Parent (or its affiliate) shall have the right to purchase such Delegated Services Company Interest at the price and on substantially the terms set forth in the applicable Notice of Option.

         (3) If the acquisition of any Delegated Services Company Interest by either a UWS Entity or Parent and/or any of its affiliates could reasonably be expected to prevent or materially delay the receipt of regulatory approvals necessary to consummate the Merger, then, notwithstanding anything to the contrary set forth in this Section 7.14(b)(i), Parent and its affiliates shall not have the right to acquire such Delegated Services Company Interest without first obtaining the prior written consent of the Company.

         (4) As used in this Section 7.14(b)(ii), "Parent Veto" means (1) a failure of the Board of Managers of UWS or UWS Mexico, or the Board of Directors of the general partner of UWS Canada, to approve the exercise of the UWS Option with respect to any Delegated Services Company Interest solely due to one or more Managers or Directors appointed by Parent to such Board voting against the exercise of such UWS Option or (2) a failure of the members or partners of such UWS Entity to approve the exercise of the UWS Option with respect to such Delegated Services Company Interest solely due to Parent voting against the exercise of such UWS Option, if a vote of the members or partners is required for such approval.

       (B) Rights After Termination.

         (1) Subject to Section 7.14(b)(ii)(B)(2), from the date of termination of this Agreement through the first anniversary of such termination, the UWS Entities shall have the right and option, without regard to any Parent Veto, on not less than 15 days' notice to Parent, to purchase all but not less than all of any Delegated Services Company Interests acquired by Parent or any affiliate thereof in accordance with this Section 7.14(b). The price of any Delegated Services Company Interest purchased by a UWS Entity under this subsection shall equal the full cost of such Delegated Services Company Interest, including (1) the consideration paid by Parent or such affiliate to acquire the Delegated Services Company Interest,
      (2) the actual out-of-pocket third party transaction costs (including fees and disbursements of counsel and other advisors) incurred by Parent or such affiliate in acquiring the Delegated Services Company Interest, and (3) interest on the foregoing amounts at the rate of 8% per annum from the date the Delegated Services Company Interest was acquired by Parent or its affiliate through the date of transfer to the UWS Entity.

         (2) If (w) the Company shall terminate this Agreement pursuant to
      Section 9.1(h), (x) Parent shall terminate this Agreement pursuant to Section 9.1(e), (y) Parent or the Company shall terminate this Agreement pursuant to Section 9.1(c) due to the failure to obtain the approval of the Company's stockholders at Company Special Meeting and, at the time of such failure, any person shall have made a public announcement or otherwise communicated to the Company or its stockholders with respect to an Alternative Proposal with respect to the Company which has not been rejected by the Company and terminated or withdrawn by the party making the Alternative Proposal, or (z) Parent shall terminate this Agreement for a Terminating Company Breach pursuant to Section 9.1(g), then, notwithstanding Section 7.14(b)(ii)(B)(1), Parent and its affiliates shall have the right to own and retain any and all Delegated Services Company Interests that (x) they may have acquired prior to such termination or (y) with respect to which Parent or its affiliates shall have entered into a binding commitment or agreement prior to such termination, and, in each case, the right to manage, operate and control the business thereof.

   Section 7.15 Notice and Cure. The Company will notify Parent in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to the Company, that causes or will or may be likely to cause any covenant or agreement of the Company under the Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of the Company contained in the Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in the Agreement for purposes of determining satisfaction of any condition contained in the Agreement.

                                  ARTICLE VIII

                                   CONDITIONS

   Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto to the extent permitted by applicable law:

     (a) Stockholder Approval. The Company Stockholders' Approval shall have been obtained.

     (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order, decree, ruling or action taken by any United States or French federal or state court of competent jurisdiction or other United States or French federal or state or other governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any United States or French federal or state or other applicable law, order, rule or regulation.

     (c) Statutory Approvals. The Company Required Statutory Approvals and the Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, individually or in the aggregate, insofar as reasonably can be foreseen, will have, a Company Material Adverse Effect. A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

   Section 8.2 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions except as may be waived by Parent and Merger Sub in writing pursuant to Section 9.5:

     (a) Performance of Obligations of the Company. The Company (and/or its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

     (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (other than representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except, in the case of representations and warranties other than those contained in Section 4.2 (but only to the extent that such Section contains a representation as to the ownership of the Company of its subsidiaries described in clause (x) of the first sentence thereof) and Sections 4.3(a), 4.4(a), 4.15 and 4.16, for such failures of representations and warranties to be true and correct (determined without regard to any materiality standard contained therein) which individually or in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect.

     (c) Closing Certificates. Parent shall have received a certificate signed by the chief financial officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

     (d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred and be continuing and there shall exist no fact or circumstance which individually or in the aggregate would reasonably be likely to have a Company Material Adverse Effect.

     (e) Company Required Consents. Company Required Consents the failure of which to obtain would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect shall have been obtained.

     (f) Other Evidence. Parent and Merger Sub shall have received from the Company such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of proceedings of the Board of Directors and stockholders of the Company, as Parent or Merger Sub reasonably shall request.

   Section 8.3 Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to
Section 9.5.

   (a) Performance of Obligations of Parent. Parent (and/or its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time.

   (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (other than representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except for such failures of representations and warranties to be true and correct (determined without regard to any materiality standard) which individually or in the aggregate would not be reasonably likely to result in a Parent Material Adverse Effect.

   (c) Closing Certificates. The Company shall have received a certificate signed by the chief financial officer of Parent, dated the Closing Date to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

   Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of the respective parties hereto contemplated by this Agreement:

     (a) by mutual written consent of the Boards of Directors of the Company and Parent;

     (b) by either Parent or the Company, by written notice to the other party, if the Effective Time shall not have occurred on or before the twelve month anniversary of the date hereof (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 8.1(c) and/or 8.2(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the eighteen month anniversary of the date hereof;

     (c) by either Parent or the Company, by written notice to the other party if the Company Stockholders' Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof;

     (d) by either Parent or the Company, if any United States or French federal, state or other law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by any party hereto if any United States or French federal, state or other court of competent jurisdiction or other United States federal or state or French governmental authority of competent jurisdiction shall have issued an order, decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger, and such order, decree or ruling or other action shall have become final and non-appealable;

     (e) by Parent, if (i) the Board of Directors of the Company withdraws, modifies or changes its approval or recommendation of this Agreement in a manner adverse to Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Proposal or shall have resolved to do so, or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

     (f) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (ii) Parent (and/or its appropriate subsidiaries) shall not have performed and complied with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied;

     (g) by Parent, by written notice to the Company, if (i) there exist material breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) the Company (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in Sections 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder, and such failure to perform or comply shall not have been remedied within 20 days after receipt by the Company;

     (h) prior to the Company Shareholders' Approval, by the Company, upon five (5) Business Days' prior written notice to Parent, if, as a result of any written offer or proposal in respect of an Alternative Proposal, the Board of Directors of the Company determines that such written offer or proposal be accepted; provided, however, that (i)(A) the Board of Directors of the Company shall have reasonably concluded in good faith (after consultation with its financial advisors) that the person or group making the Alternative Proposal will have adequate sources of financing to consummate the Alternative Proposal and that the Alternative Proposal is more favorable to the Company shareholders than the Merger (taking into account, without limitation, the likelihood that all required regulatory approvals for such Alternative Proposal will be obtained in a prompt and timely manner) and (B) the Board of Directors of the Company shall have determined in good faith, based on advice of outside counsel with respect to such Board's fiduciary duties under applicable law with respect to the proposed Alternative Proposal as the Board of Directors deem to be relevant, that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all modifications that may be offered by Parent in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment and terminate this Agreement as a result of such written offer or proposal and (ii) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would not require termination of this Agreement.

   Section 9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1 there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective representatives, and all rights and obligations of each party hereto shall cease, except as set forth in Sections 6.2, 7.14, 9.3 and 10.1; provided, however, that nothing in this Agreement shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

   Section 9.3 Termination Fee; Expenses.

     (a) The Company agrees that, if (i) the Company shall terminate this Agreement pursuant to Section 9.1(h), (ii) Parent shall terminate this Agreement pursuant to Section 9.1(e), or (iii) Parent or the Company shall terminate this Agreement pursuant to Section 9.1(c) due to the failure to obtain the approval of the Company's stockholders at a Company Special Meeting and at the time of such failure, any person shall have made a public announcement or otherwise communicated to the Company or its stockholders with respect to an Alternative Proposal with respect to the Company which has not been rejected by the Company and terminated or withdrawn by the party making the Alternative Proposal, then in accordance with Section 9.3(c), immediately prior to such termination in the case of clause (i), or in the case of clause (ii) or (iii) if, within two years following the date of termination, the Company enters into a definitive acquisition, merger or similar agreement to effect an Alternative Proposal upon execution of such agreement, the Company shall pay to Parent an amount equal to Parent's documented Expenses (as defined below) not in excess of $3,000,000 in connection with this Agreement and the transactions contemplated hereby and a termination fee in an amount equal to $42,000,000 (collectively, such Expenses and such fee, the "Termination Amount").

     (b) Each of Parent and the Company agrees that the payments provided for in Section 9.3(a) shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to Section 9.1(c), (e) or
  (h), as the case may be, and such remedy shall be limited to the payment stipulated in Section 9.3(a); provided, however, that nothing in this Agreement shall relieve any party from liability for the willful breach of any of its representations and warranties or the willful breach of any of its covenants or agreements set forth in this Agreement.

     (c) Any payment required to be made pursuant to clause (i) of Section 9.3(a) shall be made to Parent by the Company immediately prior to the termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Parent.

     (d) The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

     (e) For purposes of this Agreement, "Expenses" consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf, in connection with or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and/or any documents relating thereto, the solicitation of stockholder approvals and all other matters relating to the transactions contemplated hereby.

   Section 9.4 Amendment. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the stockholders of the Company and prior to the Effective Time, but after such approval, no such amendment shall (i) alter or change the amount or kind of shares, rights or any of the proceedings of the treatment of shares under
Article II, or (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of the Company's capital stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

   Section 10.1 Non-Survival; Effect of Representations and Warranties. (a) All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.1 and in Article II, Section 7.5,
Section 7.8, Section 7.9, Section 7.10, Section 7.11, Section 7.12, Section 7.13, Section 7.14, Section 10.8 and Section 10.9.

   (b) No party may assert a claim for breach of any representation or warranty contained in this Agreement (whether by direct claim or counterclaim) except in connection with the cancellation of this Agreement pursuant to Section 9.1(f)(i) or Section 9.1(g)(i) (or pursuant to any other subsection of Section 9.l if the terminating party would have been entitled to terminate this Agreement pursuant to Section 9.1(f)(i) or Section 9.1(g)(i)).

   Section 10.2 Brokers. The Company represents and warrants that, except for Morgan Stanley & Co. Incorporated whose fees have been disclosed to Parent prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for Rothschild Inc., prior to the date hereof no broker finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

   Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by reputable overnight courier service, (iii) telecopied (receipt of which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) If to the Company, to:

       United Water Resources Inc.
       200 Old Hook Road
       Harrington Park, NJ 07640

       Attention: President
       Telephone: (201) 767-2838
       Telecopy: (201) 505-0481
       with a copy to:

       LeBoeuf, Lamb, Greene & MacRae, L.L.P.
       125 West 55th Street
       New York, New York 10019
       Attention: William S. Lamb, Esq.

       Telephone: (212) 424-8000
       Telecopy: (212) 424-8500

      (b) If to Parent or Merger Sub, to:

       Lyonnaise American Holding, Inc.
       200 Old Hook Road
       Harrington Park, NJ 07640

       Attention: Mr. Jean Michel Brault,
                  Executive Vice President

       Telephone: (201) 784-7089
       Telecopy: (201) 767-2082

       with a copy to:

       Piper & Marbury L.L.P.
       1251 Avenue of the Americas
       New York, NY 10020-1104

       Attention: Garry P. McCormack, Esq.

       Telecopy: (212) 835-6001
       Telephone: (212) 835-6000

      (c) If to SLDE, to:

       Suez Lyonnaise des Eaux
       18 Square Edouard VII
       75316 Paris Cedex 09
       France
       Attention: Mr. Gerard Payen, Directeur

       Telephone: 33 1.46.95.54.16
       Telecopy: 33 1.46.95.40.72

       with a copy to:

       Piper & Marbury L.L.P.
       1251 Avenue of the Americas
       New York, NY 10020-1104

       Attention: Garry P. McCormack, Esq.

       Telephone: (212) 835-6000
       Telecopy: (212) 835-6001

   Section 10.4 Miscellaneous. This Agreement (including the Disclosure Schedules and the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, the Governance Agreement and the NARA, each of which remains in full force and effect except as expressly herein modified; (ii) shall not be assigned by operation of law or otherwise; except that Parent or Merger Sub may assign all or any of their rights and obligations hereunder to any wholly-owned subsidiary of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations; and (iii) shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the NJBCA.

   Section 10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

   Section 10.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   Section 10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties as set forth in Section 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 10.8 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (ii) except as expressly set forth in this Agreement (including, but not limited to, Section
9.3 hereof), any right it may have to receive damages from any other party on any claim arising out of this Agreement (but not any other agreement the parties to which include any or all parties to this Agreement) based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

   Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any United States federal state court located in the States of New Jersey, New York or Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any federal or state court located in any of the States of New Jersey, New York or Delaware solely with respect to any dispute arising out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court.

   Section 10.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                                   ARTICLE XI

                          PROVISIONS RELATING TO SLDE

   Section 11.1 Organization and Authority. SLDE is a societe anonyme duly organized and validly existing under the laws of the Republic of France and has full power, corporate or otherwise, to execute and deliver and to perform all of its obligations contained in Section 11.2 of this Agreement. The execution and delivery of this Agreement by SLDE and the performance by SLDE of its obligations hereunder have been duly authorized by all necessary action on behalf of SLDE, and this Agreement has been duly and validly executed and delivered by SLDE and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of SLDE enforceable against it in accordance with its terms.

   Section 11.2 Obligations of SLDE. SLDE agrees (i) to cause Parent and Merger Sub to have at the Closing sufficient funds to consummate the transactions contemplated by this Agreement at the Closing, and (ii) to cause Parent and Merger Sub to have sufficient funds to meet all of their other financial obligations under or related to this Agreement.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

   IN WITNESS WHEREOF, the Company, Parent, Merger Co. and SLDE have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          United Water Resources Inc.

                                                   /s/ Donald L. Correll
                                          By: _________________________________
                                            Name: Donald L. Correll
                                            Title:  Chairman and CEO
      /s/ Michael C. J. Fallon
Attest: _________________________

                                          Lyonnaise American Holding, Inc.

                                                  /s/ Jean Michel Brault
                                          By: _________________________________
                                            Name: Jean Michel Brault
                                            Title:  Executive Vice President
       /s/ Garry P. McCormack
Attest: _________________________


                                          Lah Acquisition Co.

                                                  /s/ Jean Michel Brault
                                          By: _________________________________
                                            Name: Jean Michel Brault
                                            Title:  President
       /s/ Garry P. McCormack
Attest: _________________________

                                          Suez Lyonnaise Des Eaux

                                                     /s/ Gerard Payen
                                          By: _________________________________
                                            Name: Gerard Payen
                                            Title:  Executive Vice President -
                                            Water
       /s/ Jean-Paul Minette
Attest: _________________________

               [Letterhead of Morgan Stanley & Co. Incorporated]

                                                                         ANNEX B

                                          December 10, 1999

Board of Directors
United Water Resources
200 Old Hook Road
Harrington Park, NJ 07640-1799

Members of the Board:

   We understand that United Water Resources Inc. ("UWR" or the "Company"), Lyonnaise American Holding, Inc. ("LAH"), LAH Acquisition Co., a wholly owned subsidiary of LAH ("LAH Acquisition Co.") and solely with respect to certain of LAH's obligations, Suez Lyonnaise des Eaux, a French Societe Anonyme ("Suez"), the parent of LAH, entered into an Agreement and Plan of Merger dated August 20, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of LAH Acquisition Co. with and into UWR. Pursuant to the Merger, UWR will become a wholly owned subsidiary of LAH and each outstanding share of common stock, no par value per share (the "Common Stock"), of UWR, together with the associated right to purchase shares of 5% Series A Cumulative Convertible Preference Stock, no par value, of UWR (the "Series A Preference Stock"), other than shares and rights held in treasury or held by LAH or any affiliate of LAH and UWR, will be converted into the right to receive $35.00 per share in cash, an additional dividend of $0.06 per share in each of the first three fiscal quarters after announcement and a special dividend payable at closing of the difference between $0.48 and the additional dividends paid, all as described in the Merger Agreement (collectively the "Consideration"). Additionally, pursuant to the Merger, each outstanding share of Series A Preference Stock, other than shares held in treasury or held by LAH or any affiliate of LAH and UWR, shall be converted into the right to receive $35.00 per share in cash multiplied by the number of shares of Common Stock issuable upon the conversion of a share of Series A Preference Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 32% of the outstanding shares of the Common Stock is owned by LAH and its affiliates.

   You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders other than LAH and its affiliates.

   For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of UWR;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning UWR prepared by the management of UWR;

     (iii) reviewed certain financial projections prepared by the management of UWR;

     (iv) discussed the past and current operations and financial condition and the prospects of UWR with senior executives of UWR;

     (v) reviewed the proforma impact of the Merger on Suez's earnings per share, consolidated capitalization and financial ratios;

     (vi) reviewed the reported prices and trading activity for the Common
  Stock;

     (vii) compared the financial performance of UWR and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (ix) participated in discussions and negotiations among representatives of UWR, LAH and Suez and their financial and legal advisors;

     (x) reviewed certain material agreements between UWR and LAH;

     (xi) reviewed the draft Merger Agreement and certain related documents;
  and

     (x) performed such other analyses and considered such other factors as we have deemed appropriate.

   We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of UWR. We have not made any independent valuation or appraisal of the assets or liabilities of UWR. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of UWR or any of its assets, nor did we negotiate with any of the parties, other than LAH and Suez.

   We have acted as financial advisor to the Board of Directors of UWR in connection with this transaction and will receive a fee for our services. Morgan Stanley and its affiliates have provided and continue to provide financial advisory and financing services to Suez and/or its affiliates and have received and will receive fees for the rendering of these services.

   It is understood that this letter is for the information of the Board of Directors of UWR, except that this opinion may be included in its entirety in any filing made by UWR in respect of the transaction with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of UWR should vote at the shareholders' meetings held in connection with the Merger.

   Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders other than LAH and its affiliates.

                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED

                                           /s/
                                        By: ___________________________________
                                           Daniel B. More
                                           Managing Director

United Water  [LOGO]\(R)\

-------------------------------------------------------------------------------

1999 Special Meeting
Location: Park Ridge Marriott

-------------------------------------------------------------------------------
     The Park Ridge Marriott is accessible via the Garden State Parkway, Exit 172 North. From Exit ramp turn right onto Grand Avenue, at first traffic light make right onto Mercedes Drive, follow to end and make right, follow to traffic light make left onto Brae Blvd. The hotel is on your left at 300 Brae Blvd.

     FROM NEW JERSEY & SOUTH: Take Garden State Parkway North to Exit 172, then follow above directions.

     FROM NEW YORK CITY: Take the George Washington Bridge West to New Jersey. Follow to Route 80 West. Take Route 80 West to the Saddle Brook Exit for the Garden State Parkway. Follow the Garden State Parkway North to Exit 172, and follow directions from above.

     FROM UPSTATE NEW YORK: New York State Thruway to Exit 14A onto the Garden State Parkway Extension. Take first exit "Chestnut Ridge." From ramp make left onto Schoolhouse Road. Follow through first light (Summit Avenue), road becomes Spring Valley Road, follow through second light (Grand Avenue) to fourth (4th) right, Brae Blvd., make right onto Brae Blvd., hotel is approximately 1/4 mile on right hand side.

     Local streets near the Park Ridge Marriott.



                   [MAP OF PARK RIDGE MARRIOT APPEARS HERE]



This Proxy Is Solicited On Behalf Of The Board of Directors    Please mark
                                                               your votes
                                                               as           [X]
                                                               indicated in
                                                               this example

---------------------------------------------------------------------

                                                          FOR   AGAINST  ABSTAIN
1.       To Adopt and Approve The Agreement and           [_]     [_]      [_]
         Plan of Merger, dated as of August 20,
         1999, by and among United Water Resources
         Inc., Lyonnaise American Holding, Inc.,
         LAH Acquisition Co. and Suez Lyonnaise des Eaux.


                                                           FOR  AGAINST ABSTAIN
2.       To Authorize, if deemed appropriate, the          [_]    [_]     [_]
         adjournment of the special meeting for the purpose of soliciting additional proxies for the approval of proposal 1 above.


3. To vote all of such shares as they or he or she may deem proper upon all other matters that may properly come before said meeting and any adjournments thereof.


         Mark box if you plan to attend the special meeting             [_]


         This Proxy is given and is to be construed under the laws of the State of New Jersey and will be voted "FOR" the merger agreement and "FOR" the above proposals if in either case the undersigned has not specified a choice in the boxes provided therefore. This proxy when properly executed will be voted in the manner directed herein by the undersigned.


Signature(s) of Stockholder(s)___________________________ Date___________, _____

NOTE: Please date and sign exactly as name appears hereon. When shares are held by joint tenants both should sign. (Executors, Administrators, Trustees, etc. should so indicate).

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .



                               VOTE BY TELEPHONE
             [GRAPHIC]                                  [GRAPHIC]
                         QUICK ... EASY ... IMMEDIATE

          YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF TWO WAYS:

1. TO VOTE BY PHONE: Call toll-free [1-800-840-1208] on a touch tone telephone
                        24 hours a day-7 days a week

   There is NO CHARGE to you for this call. - Have your proxy card in hand.

             You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form

------------------------------------------------------------------------
OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1.
------------------------------------------------------------------------
               When asked, please confirm by Pressing 1.
------------------------------------------------------------------------
OPTION 2: If you choose to vote on each proposal separately, press 0. You will hear the following instructions:
------------------------------------------------------------------------
          Proposal 1 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0. Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
------------------------------------------------------------------------
               When asked, please confirm by Pressing 1.

                                      or
                                      --
2. TO VOTE BY PROXY:  Mark, sign and date your proxy card and return promptly in the enclosed envelope.

NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.


PROXY


                          UNITED WATER RESOURCES INC.

             PROXY FOR SPECIAL MEETING OF STOCKHOLDERS-January 20, 2000

        The undersigned stockholder of United Water Resources Inc. ("UWR") hereby constitutes and appoints LAWRENCE R. CODEY, PETER DEL COL and MARCIA L. WORTHING, or any of them, the attorneys or attorney and proxies or proxy of the undersigned, with full power of substitution and revocation, for and in the name of the undersigned, to attend the Special Meeting of Stockholders of UWR to be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on Thursday, January 20, 2000, at 9:30 a.m., and any adjournment or adjournments thereof, receipt of the notice of such meeting stating the purposes thereof being hereby acknowledged, to vote all of the shares of UWR which the undersigned would be entitled to vote if then personally present as follows:

                  (Continued and to be signed on other side)

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

Dear Stockholder(s) of United Water Resources Inc.:

Enclosed you will find materials regarding the United Water Resources Inc., January 20, 2000, Special Meeting of Stockholders. The notice of the Special Meeting and proxy statement describe the formal business to be transacted at the meeting as summarized on the attached proxy card.

Whether or not you expect to attend the Special Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You may vote your proxy by telephone. If you vote by telephone, there is no need to mail back your proxy card. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

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